                                                  REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               OLSTEN CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      7363
                          (Primary Standard Industrial
                          Classification Code Number)
                                   13-2610512
                                (I.R.S. Employer
                             Identification Number)

                               ------------------

                             175 Broad Hollow Road
                            Melville, New York 11747
                                 (516) 844-7800
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          William P. Costantini, Esq.
                   Senior Vice President and General Counsel
                             175 Broad Hollow Road
                            Melville, New York 11747
                                 (516) 844-7250
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------
                                   COPIES TO:

                           MARJORIE SYBUL ADAMS, ESQ.
                             Gordon Altman Butowsky
                             Weitzen Shalov & Wein
                              114 West 47th Street
                            New York, New York 10036
                                 (212) 626-0800
                              LYLE G. GANSKE, ESQ.
                           Jones, Day, Reavis & Pogue
                                  North Point
                              901 Lakeside Avenue
                             Cleveland, Ohio 44114
                                 (216) 586-3939

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE MERGER (THE "MERGER") OF QHR ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF OLSTEN CORPORATION ("OLSTEN"), WITH AND INTO QUANTUM HEALTH RESOURCES, INC. ("QUANTUM"), AS DESCRIBED IN THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 1, 1996, ATTACHED AS ANNEX A TO THE JOINT PROXY AND PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.
                               ------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE
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
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- ----------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF
  SECURITIES TO BE                                    PROPOSED MAXIMUM           PROPOSED MAXIMUM
  REGISTERED            AMOUNT TO BE REGISTERED    OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE  AMOUNT OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock,
 par value $.10              11,032,165(1)                  N.A.                  $330,303,020(2)              $113,898(3)
- ----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.10                 11,032,165(1)                  N.A.                       N.A.                       N.A.
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares (the "Conversion Shares") of Olsten Class B Common Stock, par value $.10 ("Class B Stock"), being registered has been determined on the basis of the product of (a) the number of shares of Class B Stock (.58) into which, immediately after the effective time of the Merger, each issued and outstanding share of Quantum Common Stock, par value $.01 ("Quantum Common Stock"), will be convertible and (b) the sum of (i) 15,155,613 (the number of outstanding shares of Quantum Common Stock on May 28, 1996), (ii) 1,019,767 (the maximum number of shares of Quantum Common Stock issuable upon the exercise of all outstanding options as of May 28, 1996 to purchase shares of Quantum Common Stock) and (iii) 2,845,595 (the maximum number of shares of Quantum Common Stock issuable upon conversion of all of Quantum's 4 3/4% Convertible Subordinated Debentures due 2000). Each share of Class B Stock is convertible into one share of Olsten Common Stock, par value $.10 ("Olsten Common Stock"), and, accordingly, an equal number of shares of Olsten Common Stock are being registered.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1), in the case of the Class B Stock, by multiplying (a) $29.94 (the average of the high and low sales prices of Olsten Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on May 22, 1996) and (b) the number of Conversion Shares. No additional consideration will be received for the Olsten Common Stock and, accordingly, pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required for the Olsten Common Stock.

(3) Pursuant to Rule 457(b) of the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $113,898 is offset by the filing fee of $49,818 paid on May 16, 1996, in connection with the filing of the preliminary proxy materials by Olsten and Quantum on such date. Accordingly, an additional fee of $64,080 is required to be (and has been) paid with the filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
            OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                  LOCATION OR CAPTION IN JOINT PROXY STATEMENT
                ITEM OF FORM S-4                                 AND PROSPECTUS
- ------------------------------------------------  ---------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
     1.  Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus...........................  Facing Page of the Registration Statement;
                                                  Outside Front Cover of Joint Proxy Statement
                                                    and Prospectus
     2.  Inside Front and Outside Back Cover
           Pages of Prospectus..................  Available Information; Incorporation of
                                                  Certain Documents By Reference; Table of
                                                    Contents
     3.  Summary Information, Risk Factors,
           Ratio of Earnings to Fixed Charges
           and Other Information................  Summary; Summary Historical and Unaudited Pro
                                                    Forma Financial Information; Comparison of
                                                    Shareholder Rights; Comparative Market
                                                    Price Data
     4.  Terms of the Transaction...............  Summary; The Merger; The Merger Agreement;
                                                    Comparison of Shareholder Rights;
                                                    Description of Olsten Capital Stock
     5.  Pro Forma Financial Information........  Olsten Corporation and Quantum Health
                                                    Resources, Inc. Unaudited Pro Forma
                                                    Combined Condensed Financial Statements
     6.  Material Contacts with the Company
           Being Acquired.......................  The Merger-Background of the Merger
     7.  Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to Be Underwriters............  Not Applicable
     8.  Interests of Named Experts and
           Counsel..............................  The Merger-Opinions of Financial Advisors;
                                                  Legal Opinion
     9.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..........................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
    10.  Information with Respect to S-3
           Registrants..........................  Available Information; Incorporation of
                                                  Certain Documents by Reference
    11.  Incorporation of Certain Information by
           Reference............................  Available Information; Incorporation of
                                                  Certain Documents by Reference
    12.  Information with Respect to S-2 or S-3
           Registrants..........................  Not Applicable
    13.  Incorporation of Certain Information by
           Reference............................  Not Applicable
    14.  Information with Respect to Registrants
           Other Than S-3 or S-2 Registrants....  Not Applicable
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
    15.  Information with Respect to S-3
           Companies............................  Available Information; Incorporation of
                                                  Certain Documents by Reference
    16.  Information with Respect to S-2 or S-3
           Companies............................  Not Applicable
    17.  Information with Respect to Companies
           Other Than S-3 or S-2 Companies......  Not Applicable

                                                  LOCATION OR CAPTION IN JOINT PROXY STATEMENT
                ITEM OF FORM S-4                                 AND PROSPECTUS
- ------------------------------------------------  ---------------------------------------------
VOTING AND MANAGEMENT INFORMATION
    18. Information if Proxies, Consents or
           Authorizations are to be Solicited...  Outside Front Cover of Joint Proxy Statement
                                                  and Prospectus; Available Information;
                                                    Incorporation of Certain Documents by
                                                    Reference; Olsten Special Meeting; Quantum
                                                    Special Meeting; Security Ownership of
                                                    Certain Persons and Voting Agreement; The
                                                    Merger Interests of Certain Persons in the
                                                    Merger; Appraisal Rights; Information
                                                    Concerning Olsten; Information Concerning
                                                    Quantum; Shareholder Proposals for 1997 An-
                                                    nual Meeting of Olsten Shareholders;
                                                    Solicitation of Proxies
    19.  Information if Proxies, Consents or
           Authorizations are not to be
           Solicited or in an Exchange Offer....  Not Applicable

                                      LOGO

May 31, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Olsten Corporation ("Olsten") which will be held at 10:00 a.m., local time, on June 28, 1996, at Olsten's executive offices, located at 175 Broad Hollow Road, Melville, New York.

     Olsten has entered into a merger agreement pursuant to which a wholly-owned subsidiary of Olsten will merge into Quantum Health Resources, Inc. ("Quantum"), which will result in Quantum becoming a wholly-owned subsidiary of Olsten. At the Special Meeting, you will be asked to approve the issuance of shares of Olsten Class B Common Stock (and the issuance of shares of Olsten Common Stock upon conversion of such shares of Class B Common Stock) in connection with the merger (the "Stock Issuance"). Pursuant to the terms of the merger agreement, each outstanding share of Quantum Common Stock will be converted into the right to receive fifty-eight one hundredths (.58) of one share of Olsten Class B Common Stock.

     The effect of your approval of the Stock Issuance will be to enable Olsten to complete the merger with Quantum. The merger is described in the accompanying Joint Proxy Statement and Prospectus, which includes a summary of the terms of the merger and certain other information relating to the proposed transaction.

     The Board of Directors believes that the merger is in the best interests of Olsten and its shareholders. Accordingly, the Board has unanimously approved the merger agreement and the transactions contemplated thereby, including the Stock Issuance, and recommends that you vote FOR the Stock Issuance.

     A Notice of Special Meeting of Shareholders and a Joint Proxy Statement and Prospectus containing detailed information concerning the merger and related matters accompany this letter. I urge you to read this material carefully.

     Your vote is very important. Please sign, date and mail the enclosed proxy promptly.

     I look forward to seeing you at the meeting.

Sincerely,

LOGO
Frank N. Liguori
Chairman and Chief Executive Officer

                                      LOGO

                                      LOGO

                             175 BROAD HOLLOW ROAD
                         MELVILLE, NEW YORK 11747-8905

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 1996

TO THE SHAREHOLDERS OF OLSTEN CORPORATION:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of the shareholders of Olsten Corporation, a Delaware corporation ("Olsten"), which will be held at the executive offices of Olsten, 175 Broad Hollow Road, Melville, New York 11747-8905, on June 28, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of shares of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), and the issuance of shares of Olsten's Common Stock, par value $.10 per share ("Olsten Common Stock"), upon conversion of such shares of Class B Stock, in connection with an Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among Olsten, QHR Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Olsten ("Merger Sub") and Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), pursuant to which: (a) Merger Sub will merge with and into Quantum and Quantum will be the surviving corporation (the "Merger") and (b) each share of Quantum Common Stock, par value $.01 per share ("Quantum Common Stock"), issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive fifty-eight one hundredths (.58) of one share of Class B Stock; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The stock transfer books of Olsten will not be closed but only shareholders of record at the close of business on May 29, 1996, will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          Laurin L. Laderoute, Jr.
                                          Secretary

Dated: May 31, 1996
Melville, New York

     THE AFFIRMATIVE VOTE BY THE HOLDERS OF A MAJORITY OF THE VOTES REPRESENTED BY THE OUTSTANDING SHARES OF OLSTEN COMMON STOCK AND CLASS B STOCK, VOTING AS A SINGLE CLASS, AT THE SPECIAL MEETING IS NECESSARY FOR THE APPROVAL OF THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE HOPE YOU WILL ATTEND, BUT WHETHER OR NOT YOU INTEND TO BE PRESENT IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A STAMPED REPLY ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                                [LOGO]

May 31, 1996

Dear Shareholder:

     We are pleased to invite you to attend the Special Meeting of Shareholders of Quantum Health Resources, Inc. ("Quantum"), which will be held at Quantum's executive offices, Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana, on Friday, June 28, 1996, at 10:00 a.m., Indianapolis time (including any adjournments thereof, the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among Olsten Corporation ("Olsten"), a wholly-owned subsidiary of Olsten ("Merger Sub") and Quantum. Subject to the provisions of the Merger Agreement, Merger Sub will be merged with and into Quantum (the "Merger"), with Quantum being the surviving corporation in the Merger (as such, the "Surviving Corporation"). Following the Merger, the Surviving Corporation will be a subsidiary of Olsten.

     At the effective time of the Merger (the "Effective Time"), among other things, each then-outstanding share of Common Stock of Quantum ("Quantum Common Stock") will be converted into the right to receive fifty-eight one hundredths (.58) of one share (the "Conversion Number") of Class B Common Stock of Olsten ("Class B Stock"). The Class B Stock received in the Merger will be convertible by the holders thereof into an equivalent number of shares of Olsten's Common Stock and, under certain circumstances described in the accompanying Joint Proxy Statement and Prospectus, will automatically convert into an equivalent number of shares of Common Stock of Olsten.

     Please read carefully the accompanying Notice of Special Meeting of Shareholders and Joint Proxy Statement and Prospectus for additional information regarding the Merger and related matters.

     THE AFFIRMATIVE VOTE OF THE HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF QUANTUM COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. QUANTUM'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF QUANTUM AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Your vote is important and Quantum appreciates your cooperation in considering and acting on the matters presented. Whether or not you plan to attend the Special Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope to ensure that your shares will be represented. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,
                                          DOUGLAS H. STICKNEY
                                          Chairman, Chief Executive Officer and
                                          President

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                             Two Parkwood Crossing
                        310 East 96th Street, Suite 300
                          Indianapolis, Indiana 46240
                                 (317) 580-6830

                         QUANTUM HEALTH RESOURCES, INC.
                             TWO PARKWOOD CROSSING
                              310 EAST 96TH STREET
                                   SUITE 300
                          INDIANAPOLIS, INDIANA 46240

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 1996

TO THE SHAREHOLDERS OF QUANTUM HEALTH RESOURCES, INC:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of the shareholders of Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), which will be held at the executive offices of Quantum, Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240, on June 28, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among Quantum, Olsten Corporation, a Delaware corporation ("Olsten"), and QHR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Olsten ("Merger Sub"), pursuant to which: (a) Merger Sub will merge with and into Quantum and Quantum will be the surviving corporation (the "Merger") and (b) each share of Quantum Common Stock, par value $.01 per share ("Quantum Common Stock"), issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive fifty-eight one hundredths (.58) of one share of Olsten's Class B Common Stock, par value $.10 ("Class B Stock"), which Class B Stock may be converted into an equal number of shares of Olsten's Common Stock, par value $.10 per share ("Olsten Common Stock"), following the Merger; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The stock transfer books of Quantum will not be closed until the time the Merger is consummated, but only shareholders of record at the close of business on May 28, 1996, will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          John C. McIlwraith
                                          Secretary

Dated: May 31, 1996
Indianapolis, Indiana

     THE AFFIRMATIVE VOTE AT THE SPECIAL MEETING BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF QUANTUM COMMON STOCK IS NECESSARY FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AND THE AFFIRMATIVE VOTE BY A MAJORITY OF THE VOTES CAST AT THE SPECIAL MEETING IS NECESSARY FOR THE APPROVAL OF ANY OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE HOPE YOU WILL ATTEND, BUT WHETHER OR NOT YOU INTEND TO BE PRESENT IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A STAMPED REPLY ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                               OLSTEN CORPORATION
                         QUANTUM HEALTH RESOURCES, INC.

                      JOINT PROXY STATEMENT AND PROSPECTUS

                            ------------------------

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement and Prospectus") relates to the proposed merger (the "Merger") of QHR Acquisition Corp., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of Olsten Corporation, a Delaware corporation ("Olsten"), with and into Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among Olsten, Merger Sub and Quantum. As a result of the Merger, Merger Sub will merge with and into Quantum, the separate existence of Merger Sub will cease, and Quantum will be the surviving corporation as a wholly-owned subsidiary of Olsten. At the effective time of the Merger (the "Effective Time"), each outstanding share of Quantum Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive fifty-eight one hundredths (.58) of one share of Olsten Class B Common Stock, par value $.10 per share ("Class B Stock").

     Olsten is soliciting proxies from shareholders for use at the Special Meeting of Shareholders of Olsten scheduled to be held on June 28, 1996, to consider and vote upon a proposal to approve the issuance of shares of Class B Stock in connection with the Merger Agreement and the issuance of shares of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), upon conversion of such shares of Class B Stock. Quantum is soliciting proxies from shareholders for use at the Special Meeting of Shareholders of Quantum scheduled to be held on June 28, 1996, to consider and vote upon a proposal to approve and adopt the Merger Agreement.

     This Joint Proxy Statement and Prospectus constitutes both the joint proxy statement of Olsten and Quantum relating to the solicitation of proxies by their respective Boards of Directors for use at the Special Meetings of Shareholders of Olsten and Quantum, and the prospectus of Olsten with respect to the issuance of up to 11,032,165 shares of Class B Stock to be issued pursuant to the Merger Agreement and the issuance of up to 11,032,165 shares of Olsten Common Stock upon conversion of such shares of Class B Stock. This Joint Proxy Statement and Prospectus and the enclosed forms of proxy are first being sent to shareholders of Olsten and Quantum on or about May 31, 1996.

                            ------------------------

THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT AND PROSPECTUS RELATE HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT
          AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.

                            ------------------------

     The date of this Joint Proxy Statement and Prospectus is May 31, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT AND PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN THE AFFAIRS OF OLSTEN OR QUANTUM SINCE THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ALL INFORMATION REGARDING OLSTEN OR MERGER SUB IN THIS JOINT PROXY STATEMENT AND PROSPECTUS HAS BEEN SUPPLIED BY OLSTEN, AND ALL INFORMATION REGARDING QUANTUM HAS BEEN SUPPLIED BY QUANTUM.

                             AVAILABLE INFORMATION

     Olsten and Quantum are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Northeastern Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Olsten Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") and Quantum Common Stock is listed and traded on the NASDAQ National Market System ("NASDAQ"). Reports, proxy statements and other information concerning Olsten may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and reports, proxy statements and other information concerning Quantum may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006. If the Merger is consummated, Olsten will continue to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act and Quantum no longer will be subject to the informational and certain other requirements of the Exchange Act.

     Olsten has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Class B Stock to be issued pursuant to the Merger Agreement and the shares of Olsten Common Stock issuable upon conversion of such shares of Class B Stock. This Joint Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Joint Proxy Statement and Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from, in the case of Olsten, Laurin L. Laderoute, Jr., Secretary, Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747-8905, telephone number (516) 844-7260, and in the case of Quantum, John C. McIlwraith, Secretary, Quantum Health Resources, Inc., Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240, telephone number
(317) 580-6830. In order to ensure timely delivery of these documents, any request should be made by June 14, 1996.

     Olsten and Quantum hereby undertake to provide without charge to each person, including any beneficial owner of Class B Stock, Olsten Common Stock or Quantum Common Stock, to whom a copy of this Joint Proxy Statement and Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

          (a) Olsten's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) Olsten's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

          (c) Olsten's Current Reports on Form 8-K dated March 13, 1996, May 3, 1996 and May 30, 1996;

          (d) The information contained under the captions "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" in Olsten's definitive Proxy Statement dated April 2, 1996;

          (e) Quantum's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated March 30, 1996;

          (f) Quantum's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

          (g) The information contained under the captions "Ownership of Securities" and "Executive Compensation and Related
              Information -- Summary of Cash and Certain Other Compensation;
              -- Stock Options; -- Option Exercises and Holdings; -- Employment Contracts and Change in Control Agreements" in Quantum's definitive Proxy Statement dated April 8, 1996; and

          (h) Quantum's Current Reports on Form 8-K dated May 3, 1996 and May 30, 1996.

     All documents filed by Olsten or Quantum pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Olsten Special Meeting and the Quantum Special Meeting (as such terms are defined herein under captions of the same name) shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................  iii
SUMMARY...............................................................................  1
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION......................  8
COMPARATIVE MARKET PRICE DATA.........................................................  11
JOINT PROXY STATEMENT AND PROSPECTUS..................................................  12
OLSTEN SPECIAL MEETING................................................................  12
  Purpose of the Meeting..............................................................  12
  Date, Time and Place; Record Date...................................................  12
  Voting Rights.......................................................................  12
QUANTUM SPECIAL MEETING...............................................................  13
  Purpose of the Meeting..............................................................  13
  Date, Time and Place; Record Date...................................................  13
  Voting Rights.......................................................................  13
SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENT............................  14
THE MERGER............................................................................  15
  Background of the Merger............................................................  15
  Recommendations of the Boards of Directors; Effects of and Reasons for the Merger...  17
  Opinions of Financial Advisors......................................................  18
  General Description of the Merger...................................................  27
  Closing; Effective Time.............................................................  28
  Exchange of Stock Certificates......................................................  28
  No Fractional Shares................................................................  29
  Redemption of Quantum Stock Purchase Rights.........................................  29
  Interests of Certain Persons in the Merger..........................................  29
  Certain Federal Income Tax Consequences of the Merger...............................  31
  Antitrust...........................................................................  31
  Federal Securities Law Matters......................................................  32
  Accounting Treatment................................................................  32
  Listing on NYSE.....................................................................  33
  Appraisal Rights....................................................................  33
THE MERGER AGREEMENT..................................................................  34
  The Merger..........................................................................  34
  Representations and Warranties......................................................  35
  Certain Covenants...................................................................  35
  Additional Agreements...............................................................  36
  No Solicitation of Other Transactions...............................................  36
  Expenses and Termination Fee........................................................  37
  Insurance; Indemnification..........................................................  38
  Conditions to the Merger............................................................  38
  Benefit Plans and Stock Options.....................................................  39
  Quantum Convertible Subordinated Debentures.........................................  40
  Termination.........................................................................  40
  Amendment and Waiver................................................................  41
INFORMATION CONCERNING OLSTEN.........................................................  41
INFORMATION CONCERNING QUANTUM........................................................  41

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................  42
COMPARISON OF SHAREHOLDER RIGHTS......................................................  52
DESCRIPTION OF OLSTEN CAPITAL STOCK...................................................  56
LEGAL OPINION.........................................................................  61
EXPERTS...............................................................................  61
SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF OLSTEN
  SHAREHOLDERS........................................................................  61
SOLICITATION OF PROXIES...............................................................  61
ANNEX A -- Amended and Restated Agreement and Plan of Merger..........................  A-1
ANNEX B -- Opinion of Smith Barney Inc. ..............................................  B-1
ANNEX C -- Opinion of Lehman Brothers Inc.............................................  C-1
ANNEX D -- Section 262 of the Delaware General Corporation Law........................  D-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement and Prospectus. Reference is made to, and this summary is qualified in its entirety by, the detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus or incorporated herein by reference. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere herein. Shareholders are urged to read this Joint Proxy Statement and Prospectus in its entirety.

THE MERGER.................  This Joint Proxy Statement and Prospectus relates to the proposed merger (the "Merger") of QHR
                             Acquisition Corp., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of Olsten Corporation, a Delaware corporation ("Olsten"), with and into Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among Olsten, Merger Sub and Quantum. As a result of the Merger, Merger Sub will be merged with and into Quantum, the separate existence of Merger Sub will cease and Quantum will be the surviving corporation as a wholly-owned subsidiary of Olsten. At the effective time of the Merger (the "Effective Time"), each share of Quantum Common Stock, par value $.01 per share ("Quantum Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive fifty-eight one hundredths (.58) of one share (the "Conversion Number") of Olsten Class B Common Stock, par value $.10 per share ("Class B Stock"). See "The Merger -- General Description of the Merger."

                             Each share of Class B Stock is entitled to ten votes per share and is convertible at all times, without cost to the holder thereof, into one share of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), which is entitled to one vote per share. Shares of Class B Stock are not listed on any securities exchange and may not be transferred by the holder, except to Olsten or to certain "Permitted Transferees," as defined in "Description of Olsten Common
                             Stock -- Transferability and Trading Market." Olsten's Restated Certificate of Incorporation, as amended (the "Olsten Certificate of Incorporation"), provides that shares of Class B Stock must be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger, Olsten's Board of Directors (the "Olsten Board") is permitted by the Olsten Certificate of Incorporation to authorize (and the Olsten Board, in connection with the Merger, has authorized): (a) shares of Class B Stock to be issued in such merger to be registered and held in "street" or "nominee" name for a period ending not later than 30 days from the effective date of such merger and (b) the transfer of such shares to the beneficial owner at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock to anyone other than a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. After such 30-day period, any shares of Class B Stock issued in such merger and registered at such time in "street" or "nominee" name will automatically be converted into Olsten Common Stock. See "The Merger -- Exchange of Stock Certifi cates" and "Description of Olsten Capital
                             Stock -- Transferability and Trading Market."

THE COMPANIES
  Olsten...................  Olsten is North America's largest provider of home health care and related services and one of the world's leading providers of staffing services to business, industry and government. Through Olsten Kimberly QualityCare, Olsten provides health care network management and caregivers for home health care and institutions. Olsten Kimberly QualityCare employs more than 150,000 caregivers and provides services to over 400,000 patients and clients, including managed care organizations, employers, government agencies, hospitals and individuals. Services include skilled nursing, home health aides, infusion therapy, home medical equipment, respiratory therapy, pediatrics, rehabilitation and disease management. Olsten Kimberly QualityCare is also North America's largest provider of management services to hospital-based home health agencies. Primarily through Olsten Staffing Services, Olsten also operates 700 staffing and information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems.

  Quantum..................  Quantum is principally engaged in the provision of therapies and support services to individuals affected by certain chronic diseases. Through its operating subsidiaries, Quantum addresses the delivery of cost-effective, high quality alternate-site therapies and services to individuals affected by chronic and other disorders, their families and clinicians, and those who subsidize their care. Quantum Health Resources ("QHR"), a subsidiary of Quantum, meets the specialized needs of patients who require costly, long-term and recurring therapies for their disorders. QHR's Quantum ExpressTM division provides specialized mail order pharmacy services that enable the efficient distribution of unique biological and pharmaceutical products. Quantum also offers a full range of risk management services to managed care organizations and other payors. These services include capitation and other risk-sharing relationships, case management, network management, analyses of medical outcomes and product utilization, and technology assessment.

SPECIAL MEETINGS
  Olsten...................  At the Special Meeting of shareholders of Olsten or any adjournments thereof (the "Olsten Special Meeting"), the shareholders of Olsten will be asked to consider and vote upon (i) a proposal to approve the issuance of shares of Class B Stock pursuant to the Merger Agreement and the issuance of shares of Olsten Common Stock upon conversion of such shares of Class B Stock (the "Olsten Stock Issuance") and
                             (ii) such other matters as may properly come before the Olsten Special Meeting. The Olsten Special Meeting is scheduled to be held at 10:00 a.m., local time, on June 28, 1996, at the executive offices of Olsten, 175 Broad Hollow Road, Melville, New York 11747-8905, telephone number (516) 844-7800. The Olsten Board has fixed the close of business on May 29, 1996, as the record date for the determination of holders of Class B Stock and Olsten Common Stock entitled to notice of and to vote at the Olsten Special Meeting. See "Olsten Special Meeting."

                             THE OLSTEN BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OLSTEN STOCK ISSUANCE, AND RECOMMENDS THAT OLSTEN SHAREHOLDERS VOTE "FOR" APPROVAL OF THE OLSTEN STOCK ISSUANCE. SEE "THE MERGER -- BACKGROUND OF THE
                             MERGER; -- RECOMMENDATIONS OF THE BOARDS OF
                             DIRECTORS; EFFECTS OF AND REASONS FOR THE
                             MERGER -- OLSTEN."

  Quantum..................  At the Special Meeting of shareholders of Quantum or any adjournments thereof (the "Quantum Special Meeting"), the shareholders of Quantum will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly come before the Quantum Special Meeting. The Quantum Special Meeting is scheduled to be held at 10:00 a.m, Indianapolis time, on June 28, 1996, at the executive offices of Quantum, Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240, telephone number (317) 580-6830. The Board of Directors of Quantum (the "Quantum Board") has fixed the close of business on May 28, 1996, as the record date for the determination of holders of Quantum Common Stock entitled to notice of and to vote at the Quantum Special Meeting. See "Quantum Special Meeting."

                             THE QUANTUM BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY THE UNANIMOUS VOTE OF THOSE PRESENT (WITH ONE DIRECTOR ABSENT WHO LATER CONCURRED IN SUCH APPROVAL) AND RECOMMENDS THAT QUANTUM SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE
                             MERGER; -- RECOMMENDATIONS OF THE BOARDS OF
                             DIRECTORS; EFFECTS OF AND REASONS FOR THE
                             MERGER -- QUANTUM."

REQUIRED VOTES
  Olsten...................  The affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Olsten Common Stock and Class B Stock, voting together as a single class, is required to approve the Olsten Stock Issuance. Each share of Olsten Common Stock is entitled to one vote, and each share of Class B Stock is entitled to ten votes. Certain members of the Olsten family, individually and as trustees of various trusts established for the benefit of certain members of the Olsten family (collectively, the "Olsten Family Holders"), beneficially own an aggregate number of the outstanding shares of Class B Stock representing a number of votes sufficient to approve the Olsten Stock Issuance and all other matters to be considered and voted upon at the Olsten Special Meeting. Each of the Olsten Family Holders has entered into an agreement with Quantum agreeing to vote such shares in favor of the Olsten Stock Issuance. See "Olsten Special Meeting -- Voting Rights;" "Security Ownership of Certain Persons and Voting Agreement;" and "Description of Olsten Capital Stock."

  Quantum..................  The affirmative vote of the holders of a majority of the outstanding shares of Quantum Common Stock is required to approve and adopt the Merger Agreement, and the affirmative vote of a majority of the votes cast at the Quantum Special Meeting is required for the approval of all other matters to be voted on at the Quantum Special Meeting. See "Quantum Special Meeting -- Voting Rights."

                             In the case of Olsten and Quantum, if a stockholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the matters to be considered and voted upon at the respective Special Meetings of Olsten and Quantum.

RECOMMENDATIONS OF THE
BOARDS OF DIRECTORS; EFFECT
  OF AND REASONS FOR THE
  MERGER
  Olsten...................  The Olsten Board believes that the terms of the
                             Merger are fair to, and in the best interests of, Olsten and its shareholders. Accordingly, the Olsten Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Olsten Stock Issuance, and recommends approval of the Olsten Stock Issuance by Olsten shareholders. The Olsten Board believes that the Merger offers Olsten the opportunity to strengthen its position as North America's leading home health care provider by enabling Olsten to provide directly a broader range of client services and capabilities consistent with its network management strategy.

  Quantum..................  The Quantum Board believes that the terms of the
                             Merger are fair to, and in the best interests of, Quantum and its shareholders. Accordingly, the Quantum Board has unanimously approved the Merger Agreement and the transactions contemplated thereby by the unanimous vote of those present at a meeting held for such purpose (with one director absent who later concurred in such approval) and recommends approval and adoption of the Merger Agreement by Quantum shareholders. The recommendation to Quantum's shareholders that they approve and adopt the Merger Agreement is the result of the extensive process of exploring strategic alternatives for Quantum. As a result of that process, the Quantum Board believes that the Merger is the best available alternative for Quantum's shareholders. The Quantum Board believes that the Merger offers Quantum's shareholders the opportunity to participate in an enterprise with the financial strength and geographic and service diversity necessary to capitalize on the opportunities in the changing and increasingly competitive home health care industry and that, without the Merger or a similar strategic transaction, Quantum would lack the critical mass and range of services necessary to maximize its competitive potential beyond the near term.

                             See "The Merger -- Background of the
                             Merger; -- Recommendations of the Boards of
                             Directors; Effects of and Reason for the Merger; -- Opinions of Financial Advisors."

OPINIONS OF FINANCIAL
ADVISORS
  Olsten...................  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Olsten in connection with the Merger and has delivered to the Olsten Board a written opinion, dated May 1, 1996, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to Olsten. The full text of the written opinion of Smith Barney, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement and Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Conversion Number from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recom-mendation to any shareholder as to how such shareholder should vote at the Olsten Special Meeting. See "The Merger -- Background of the Merger; -- Opinions of Financial
                             Advisors -- Olsten" and Annex B hereto.

  Quantum..................  Lehman Brothers Inc. ("Lehman Brothers") has acted as financial advisor to Quantum in connection with the Merger and has delivered its written opinion, dated May 1, 1996, to the Quantum Board to the effect that, as of such date, the exchange ratio to be offered to the shareholders of Quantum in the Merger is fair to such shareholders from a financial point of view. The full text of the written opinion of Lehman Brothers, which sets forth certain assumptions, factors and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement and Prospectus and should be read carefully in its entirety. Lehman Brothers' opinion is directed only to the fairness of the exchange ratio offered to Quantum's stockholders from a financial point of view and is not intended to be and does not constitute a recommendation to any shareholder of Quantum as to how such shareholder should vote with respect to the Merger. See "The Merger -- Background of the Merger; -- Opinions of Financial
                             Advisors -- Quantum" and Annex C hereto.

SECURITY OWNERSHIP OF
CERTAIN
  PERSONS AND VOTING
  AGREEMENT................  As of May 29, 1996, Olsten's directors, executive officers and their affiliates and associates, as a group, may be deemed to own beneficially approximately 2% of the outstanding shares of Olsten Common Stock (not including shares of Olsten Common Stock into which shares of Class B Stock are convertible) and approximately 97% of the outstanding shares of Class B Stock. The Olsten Family Holders beneficially own an aggregate number of the outstanding shares of Class B Stock representing a number of votes sufficient to approve the Olsten Stock Issuance and all other matters to be considered and voted upon at the Olsten Special Meeting. Each of the Olsten Family Holders has agreed in a separate voting agreement with Quantum to, among other things, vote its shares of Class B Stock entitled to vote at the Olsten Special Meeting in favor of the Olsten Stock Issuance. Each of the directors and executive officers of Olsten has advised Olsten that he or she intends to vote or direct the vote of all the outstanding shares of Olsten Common Stock and Class B Stock over which he or she has voting control in favor of the Olsten Stock Issuance. See "Olsten Special Meeting -- Voting Rights;" "Security Ownership of Certain Persons and Voting Agreement" and "Description of Olsten Capital Stock."

                             As of May 28, 1996, Quantum's directors, executive officers and their affiliates and associates, as a group, may be deemed to own beneficially approximately 7% of the outstanding shares of Quantum Common Stock. Each of the directors and officers of Quantum has advised Quantum that he or she intends to vote or direct the vote of all the outstanding shares of Quantum Common Stock over which he or she has voting control in favor of the Merger Agreement. See "Security Ownership of Certain Persons and Voting Agreement" and "The Merger -- Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT.......  It is the intention of Olsten and Quantum that the
                             Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt of an opinion from Olsten's independent accountants stating that the business combination to be effected by the Merger would properly be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. See "The Merger -- Accounting Treatment."

CONDITIONS TO THE MERGER;
  TERMINATION OF THE MERGER
  AGREEMENT................  In addition to the approval of the Olsten Stock
                             Issuance by the shareholders of Olsten and the approval and adoption of the Merger Agreement by the shareholders of Quantum, the consummation of the Merger is subject to the satisfaction or waiver of certain other conditions, including among others, authorization for the listing on the NYSE, upon official notice of issuance, of Olsten Common Stock issuable to Quantum shareholders upon conversion of Class B Stock issued in the Merger; effectiveness of the Registration Statement; there being in effect no injunction or other order, legal constraint or prohibition preventing the consummation of the Merger; and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Quantum and Olsten made the required filings under the HSR Act on May 10, 1996, and the waiting period was terminated on May 28, 1996. In addition, the Merger Agreement may be terminated upon the occurrence of certain events, including, by Quantum, if the average closing price of Olsten Common Stock on the NYSE during the 20 trading days immediately preceding the later of the Quantum Special Meeting and the Olsten Special Meeting is less than $22.00 per share. For a description of such conditions and termination events, see "The Merger Agreement -- Conditions to the Merger; -- Termination."

TERMINATION FEE............  Under certain specified circumstances involving the termination of the Merger Agreement, Olsten would be entitled to receive a fee from Quantum in an amount up to $5 million. For a description of such termination fee and the circumstances under which such termination fee may be payable to Olsten by Quantum, see "The Merger Agreement -- Expenses and Termination Fee."

INTERESTS OF CERTAIN
PERSONS
  IN THE MERGER............  In considering the recommendation of the Quantum
                             Board with respect to the Merger Agreement, Quantum's shareholders should be aware that certain members of Quantum's senior management and the Quantum Board have certain interests in the Merger that are in addition to the interests of shareholders of Quantum generally. The Quantum Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                             The Merger will constitute a change in control of Quantum for purposes of certain severance agreements between Quantum and certain of its executive officers and certain of Quantum's employee benefit plans. See "The
                             Merger -- Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDER
  RIGHTS...................  See "Comparison of Shareholder Rights" for a
                             summary of the material differences between the rights of holders of Class B Stock and Olsten Common Stock and the rights of holders of Quantum Common Stock.

APPRAISAL RIGHTS...........  Holders of Quantum Common Stock are entitled to dissenters' appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger as more fully described hereafter. See "The Merger -- Appraisal Rights" and Annex D hereto.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES OF THE
  MERGER...................  See "The Merger -- Certain Federal Income Tax
                             Consequences of the Merger" for a discussion of the treatment of the Merger for federal income tax purposes.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table presents summary historical financial data of Olsten and Quantum, and summary unaudited pro forma combined financial data after giving effect to the Merger under the "pooling of interests" method of accounting. Olsten's fiscal year ends on the Sunday nearest to December 31st, and Quantum's fiscal year ends on December 31st. Olsten's and Quantum's summary historical data as of the end of, and for each of the last five fiscal years, have been derived from audited financial statements. The summary historical data as of the end of, and for the first fiscal quarters of 1996 and 1995, have been derived from unaudited financial statements and, in the opinion of Olsten's and Quantum's respective managements, include all adjustments necessary for a fair presentation of the financial position and results of operations for such interim periods.

     The summary unaudited pro forma combined financial data have been derived from or prepared consistently with the unaudited pro forma combined condensed financial statements included herein. The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger. The following summary financial data should be read in conjunction with such historical and unaudited pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "Incorporation of Certain Documents by Reference" and "Olsten Corporation and Quantum Health Resources, Inc. Unaudited Pro Forma Combined Condensed Financial Statements."

                                       FIRST QUARTER(1)                               FISCAL YEAR(1)
                                    -----------------------  -----------------------------------------------------------------
                                     1996(5)      1995(5)      1995(5)        1994         1993         1992          1991
                                    ----------   ----------  ------------  ----------   ----------   ----------   ------------
                                        $            $            $            $            $            $             $

                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OLSTEN -- HISTORICAL
  Service sales, franchise fees,
    management fees and other
    income........................     683,214      590,350    2,518,875    2,307,667    2,196,678    1,990,733     1,725,166
  Income (loss) before
    extraordinary charge(2).......      23,003       19,092       90,469       71,242      (11,243)      27,531       (10,472)
  Net income (loss)(2)............      23,003       19,092       90,469       71,242      (25,911)      27,531       (10,472)
  Working capital.................     534,637      306,522      327,928      281,588      246,261      235,227       218,450
  Total assets....................   1,179,794      754,319      891,918      739,978      701,038      672,470       641,339
  Long-term debt..................     446,054      125,000      180,780      125,000      176,057      150,419       211,471
  Shareholders' equity............     492,288      407,839      472,045      389,728      306,866      320,564       239,081
  Share Information:(3)
    Primary earnings (loss) per
      share:
      Income (loss) before
        extraordinary charge(2)...         .35          .29         1.39         1.11         (.19)         .49          (.19)
      Net income (loss)(2)........         .35          .29         1.39         1.11         (.43)         .49          (.19)
    Fully diluted earnings (loss)
      per share:
      Income (loss) before
        extraordinary charge(2)...         .34          .28         1.33         1.07         (.19)         .49          (.19)
      Net income (loss)(2)........         .34          .28         1.33         1.07         (.43)         .49          (.19)
    Cash dividends................         .07          .05          .21          .16          .16          .13           .11
    Book value....................        7.64         6.39         7.34         6.13         4.96         5.42          4.45

                                       FIRST QUARTER(1)                               FISCAL YEAR(1)
                                     1996(5)      1995(5)      1995(5)        1994         1993         1992          1991
                                    ---------     -------     ---------    ---------    ---------    ---------     ---------
                                        $            $            $            $            $            $             $

                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
QUANTUM -- HISTORICAL
  Service sales...................      80,032       71,313      286,154      274,979      201,729      137,046        98,010
  Net income (loss)(2)............      (1,354)       3,922        1,016       21,641       16,571       12,644         9,178
  Working capital.................     167,620      161,528      164,501      153,926      151,709       67,473        53,019
  Total assets....................     233,517      247,833      243,240      236,124      209,734       94,591        72,903
  Long-term debt..................      86,250       86,250       86,250       86,250       86,250           --            --
  Shareholders' equity............     111,027      127,074      112,258      122,947       93,524       73,466        57,362
  Share Information:
    Primary earnings (loss) per
      share:
      Net income (loss)(2)........        (.09)         .25          .07         1.37         1.07          .83           .66
    Fully diluted earnings (loss)
      per share:
      Net income (loss)(2)........        (.09)         .25          .07         1.31         1.07          .83           .66
    Book value....................        7.33         8.08         7.42         7.83         6.10         4.89          4.02
PRO FORMA -- COMBINED(4)
  Service sales, franchise fees,
    management fees and other
    income........................     763,246      734,095    3,094,758    2,582,646    2,398,407    2,127,779     1,823,176
  Income (loss) before
    extraordinary charge(2).......      21,649       23,172       92,119       92,883        5,328       40,175        (1,294)
  Net income (loss)(2)............      21,649       23,172       92,119       92,883       (9,340)      40,175        (1,294)
  Working capital.................     702,257      468,050      492,429      435,514      397,970      302,700       271,469
  Total assets....................   1,413,311    1,002,152    1,135,158      976,102      910,772      767,061       714,242
  Long-term debt..................     532,304      211,250      267,030      211,250      262,307      150,419       211,471
  Shareholders' equity............     603,315      534,913      584,303      512,675      400,390      394,030       296,443
  Share Information:(3)
      Primary earnings (loss) per
        share:
        Income (loss) before
          extraordinary
          charge(2)...............         .29          .31         1.24         1.26          .08          .62          (.03)
        Net income (loss)(2)......         .29          .31         1.24         1.26         (.13)         .62          (.03)
      Fully diluted earnings
        (loss) per share:
        Income (loss) before
          extraordinary
          charge(2)...............         .28          .30         1.21         1.23          .08          .62          (.03)
        Net income (loss)(2)......         .28          .30         1.21         1.23         (.13)         .62          (.03)
      Cash dividends(6)...........         .07          .05          .21          .16          .16          .13           .11
      Book value..................        8.23         7.33         7.99         7.05         5.65         5.81          4.78
QUANTUM EQUIVALENTS(7)
  Share Information:
      Primary earnings (loss) per
        share:
        Income (loss) before
          extraordinary charge....         .17          .18          .72          .73          .05          .36          (.02)
        Net income (loss).........         .17          .18          .72          .73         (.08)         .36          (.02)
      Fully diluted earnings
        (loss) per share:
        Income (loss) before
          extraordinary charge....         .16          .17          .70          .71          .05          .36          (.02)
        Net income (loss).........         .16          .17          .70          .71         (.08)         .36          (.02)
      Cash dividends(6)...........         .04          .03          .12          .09          .09          .08           .06
      Book value..................        4.77         4.25         4.63         4.09         3.28         3.37          2.77

- ---------------
(1) Olsten's fiscal year is based upon a 52-53 week year ending on the Sunday nearest to December 31st. Quantum's fiscal year is based upon a 12 calendar month year ending December 31st. Olsten's quarterly information includes 13 week periods. Quantum's quarterly information is based upon three-month calendar quarters.

(2) Olsten's results for the 1993 fiscal year are net of merger and integration costs associated with the merger with Lifetime Corporation, which reduced net income by $58.7 million, net of tax, and an extraordinary charge of $14.7 million, net of tax, related to debt prepayment penalties.

    Olsten's results for the 1992 fiscal year included a severance and restructuring charge of $7.1 million, net of tax, previously recorded by Lifetime Corporation.

    Quantum's results for the first quarter of 1996 included a charge of $5.5 million ($3.2 million, net of tax) related to settlement of certain shareholder litigation.

    Quantum's results for the 1995 fiscal year included charges totalling $12.3 million ($7.4 million, net of tax) related to a settlement associated with a State of California billing dispute ($3.9 million, net of tax), a restructuring charge ($1.3 million, net of tax) and certain other unusual charges ($2.2 million, net of tax), including a write-off of Quantum's physician practice management business and costs of relocation of Quantum's corporate headquarters from California to Indiana.

    For the 1993 fiscal year, Quantum recorded a charge of $.6 million, net of tax, to provide for merger and transaction costs related to an acquisition.

(3) Olsten historical and pro forma per share information has been retroactively restated for the three-for-two stock splits declared by Olsten on February 16, 1996 and on February 2, 1993.

(4) The unaudited pro forma combined financial data do not reflect (i) the transaction costs of the Merger and (ii) the non-recurring costs and expenses associated with integrating the operations of the combined company. The costs of integrating operations could result in a significant, non-recurring charge to the combined company's results of operations after consummation of the Merger; however, the actual amount of such charge cannot be determined until the transition plans related to the integration of operations are completed.

(5) The unaudited pro forma combined financial data for the 1995 fiscal year and for the first quarter of 1995 have been adjusted to include the acquisitions summarized in Note 2 to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined financial data for the first quarter of 1996 have not been adjusted for these acquisitions as the pro forma effect of acquisitions, not already included in the historical results, was not material. The unaudited pro forma combined financial data have not been adjusted for the conversion of Olsten's 4 7/8% Convertible Subordinated Debentures due 2003. See Note 5 to the unaudited pro forma combined condensed financial statements.

(6) The unaudited pro forma combined cash dividends per common share are assumed to be the same as the cash dividends paid by Olsten on a historical basis. Olsten presently intends to maintain its current dividend after the Merger. However, there can be no assurance that its dividend will remain unchanged, and Olsten reserves the right to increase or decrease its dividend as may be determined by the Olsten Board, in its discretion.

(7) Quantum equivalents represent the Quantum shareholders' portion of the combined company's pro forma earnings (loss), dividends and book value per common share. Quantum equivalents are calculated by multiplying pro forma earnings (loss), dividends and book value per common share by the conversion number of .58 of one share of Class B Stock for each share of Quantum Common Stock.

                         COMPARATIVE MARKET PRICE DATA

     The Olsten Common Stock has been listed on the NYSE since December 1994, and was listed on the American Stock Exchange (the "AMEX") prior to December 1994. The Quantum Common Stock is listed on NASDAQ. The Class B Stock does not have a public trading market.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Olsten Common Stock on the NYSE Composite Transactions Tape or the AMEX, as applicable, and of the Quantum Common Stock on NASDAQ, in each case based on published financial sources.

                                                                    OLSTEN            QUANTUM
                                                                    COMMON          COMMON STOCK
                                                                    STOCK*
                                                                 ------------       ------------
                                                                 HIGH     LOW       HIGH     LOW
                                                                 ----     ---       ----     ---
Fiscal Year 1994
  First Quarter................................................  $23  1/4 $18 5/8   $40  1/2 $28 1/2
  Second Quarter...............................................   23       19 3/8    38  1/2  27 3/4
  Third Quarter................................................   25  1/8  20 5/8    42  3/4  29
  Fourth Quarter...............................................   26       19 1/4    42  1/2  26 1/2
Fiscal Year 1995
  First Quarter................................................   23  3/4  20 1/2    32       17 3/4
  Second Quarter...............................................   24  1/4  18 7/8    21  1/4  14
  Third Quarter................................................   26  3/8  21 1/2    19  5/8  10 1/2
  Fourth Quarter...............................................   28  1/8  24 1/2    13  3/8   8
Fiscal Year 1996
  First Quarter................................................   33  5/8  24 5/8    12  3/8   9 3/8
  Second Quarter (through May 29)..............................   32  5/8  28 3/8    18       10 3/8

- ---------------
*Adjusted for three-for-two stock split declared on February 16, 1996 and rounded to the nearest 1/8.

     Cash dividends paid on both Olsten Common Stock and Class B Stock in each of fiscal 1994 and fiscal 1995 aggregated $.16 and $.21 per share, respectively, after adjustment for a three-for-two stock split declared on February 16, 1996. During the first two fiscal quarters of 1996, dividends paid on both Olsten Common Stock and Class B Stock aggregated $.14 per share. Quantum, since its inception, has paid no dividends on Quantum Common Stock.

     OLSTEN AND QUANTUM SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLSTEN COMMON STOCK AND THE QUANTUM COMMON STOCK BEFORE DECIDING HOW TO VOTE.

     The Merger was publicly announced after the close of trading on May 1, 1996. The closing sale price of a share of Olsten Common Stock on the NYSE Composite Transactions Tape on May 1, 1996, was $31.00, and the closing sale price of a share of Quantum Common Stock on NASDAQ on such date was $14.50.

     On May 29, 1996 (the last practicable date prior to the mailing of this Joint Proxy Statement and Prospectus), the closing sale price of a share of Olsten Common Stock on the NYSE Composite Transactions Tape was $30.875, and the closing sale price of a share of Quantum Common Stock on NASDAQ was $17.50.

                               OLSTEN CORPORATION
                         QUANTUM HEALTH RESOURCES, INC.

                      JOINT PROXY STATEMENT AND PROSPECTUS
                            ------------------------

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement and Prospectus") is provided to the shareholders of each of Olsten Corporation, a Delaware corporation ("Olsten"), and Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), in connection with the special meetings of shareholders of Olsten and Quantum and any adjournments thereof. The special meetings will be held on the date, at the time and in the locations, and will be held to consider the matters, set forth below under "Olsten Special Meeting" and "Quantum Special Meeting," respectively. The Boards of Directors of Olsten and Quantum (the "Olsten Board" and the "Quantum Board," respectively) are soliciting proxies hereby for use at their respective special meetings. A form of proxy is being provided to the respective shareholders of Olsten and Quantum with this Joint Proxy Statement and Prospectus. Information with respect to the execution and the revocation of proxies is provided under "Olsten Special Meeting" and "Quantum Special Meeting."

     In addition, this Joint Proxy Statement and Prospectus serves as the prospectus of Olsten under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of up to 11,032,165 shares of Olsten Class B Common Stock, par value $.10 per share ("Class B Stock"), to be issued pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among Olsten, QHR Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Olsten, and Quantum (the "Merger Agreement") and the issuance of up to 11,032,165 shares of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), issuable upon conversion of such shares of Class B Stock.

                             OLSTEN SPECIAL MEETING

PURPOSE OF THE MEETING

     At the special meeting of shareholders of Olsten and any adjournments thereof (the "Olsten Special Meeting"), the holders of Class B Stock and Olsten Common Stock eligible to vote will be asked to consider and vote upon (i) a proposal to approve the issuance of shares of Class B Stock pursuant to the Merger Agreement and the issuance of shares of Olsten Common Stock upon conversion of such shares of Class B Stock (the "Olsten Stock Issuance") and
(ii) such other matters as may properly come before the Olsten Special Meeting.

     THE OLSTEN BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OLSTEN STOCK ISSUANCE, AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE OLSTEN STOCK ISSUANCE. SEE "THE MERGER -- BACKGROUND OF THE MERGER; -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; EFFECTS OF AND REASONS FOR THE MERGER -- OLSTEN."

DATE, TIME AND PLACE; RECORD DATE

     The Olsten Special Meeting is scheduled to be held at 10:00 a.m., local time, on June 28, 1996, at Olsten's executive offices, 175 Broad Hollow Road, Melville, New York 11747-8905. The Olsten Board has fixed the close of business on May 29, 1996, as the record date (the "Olsten Record Date") for the determination of holders of Class B Stock and Olsten Common Stock entitled to notice of and to vote at the Olsten Special Meeting. As of May 29, 1996, there were 56,029,802 shares of Olsten Common Stock and 14,055,519 shares of Class B Stock issued and outstanding and entitled to vote.

VOTING RIGHTS

     The affirmative vote by the holders of a majority of the votes represented by the outstanding shares of Olsten Common Stock and Class B Stock, voting together as a single class, is required to approve the Olsten Stock Issuance. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted as present for determining the existence of a quorum and will have the same effect as votes against the proposal. Holders of record of Olsten Common Stock and Class B Stock on the Olsten Record Date are entitled to one vote and ten votes per share, respectively. See "Description of Olsten Capital Stock." Certain members of the Olsten family, individually and as trustees of certain trusts established for the benefit of certain members of the

Olsten family (collectively, the "Olsten Family Holders"), beneficially own an aggregate number of the outstanding shares of Class B Stock representing a number of votes sufficient to approve the Olsten Stock Issuance and all other matters to be considered and voted upon at the Olsten Special Meeting. Each of the Olsten Family Holders has entered into an agreement with Quantum agreeing to vote such shares in favor of the Olsten Stock Issuance. See "Security Ownership of Certain Persons and Voting Agreement."

     If a shareholder attends the Olsten Special Meeting, he or she may vote by ballot. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of voting against the Olsten Stock Issuance. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval of the Olsten Stock Issuance. The proxy card also confers discretionary authority on the individuals appointed by the Olsten Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Olsten Special Meeting.

     Any Olsten shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing Laurin L. Laderoute, Jr., Secretary, Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747-8905, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Olsten Special Meeting. Attendance at the Olsten Special Meeting will not in and of itself constitute revocation of a proxy.

                            QUANTUM SPECIAL MEETING

PURPOSE OF THE MEETING

     At the special meeting of shareholders of Quantum and any adjournments thereof (the "Quantum Special Meeting"), the holders of Quantum Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Quantum Special Meeting.

     THE QUANTUM BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY THE UNANIMOUS VOTE OF THOSE PRESENT AT A MEETING HELD FOR SUCH PURPOSE (WITH ONE DIRECTOR ABSENT WHO LATER CONCURRED IN SUCH APPROVAL) AND RECOMMENDS THAT SHAREHOLDERS OF QUANTUM VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE
MERGER; -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; EFFECTS OF AND REASONS FOR THE MERGER -- QUANTUM."

DATE, TIME AND PLACE; RECORD DATE

     The Quantum Special Meeting is scheduled to be held at 10:00 a.m., Indianapolis time, on June 28, 1996, at the executive offices of Quantum, Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240. The Quantum Board has fixed the close of business on May 28, 1996, as the record date (the "Quantum Record Date") for the determination of holders of Quantum Common Stock entitled to notice of and to vote at the Quantum Special Meeting. As of May 28, 1996, there were 15,155,613 shares of Quantum Common Stock issued and outstanding. Each share of Quantum Common Stock is entitled to one vote.

VOTING RIGHTS

     The affirmative vote by the holders of a majority of the outstanding shares of Quantum Common Stock is required to approve and adopt the Merger Agreement, and the affirmative vote by a majority of the votes cast at the Quantum Special Meeting is required for the approval of any other matters to be voted upon at the Quantum Special Meeting. Under applicable Delaware law, in determining whether each proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted as present for determining the existence of a quorum and will have the same effect as a vote against the proposal. Holders of record of Quantum Common Stock on the Record Date are entitled to one vote per share on each proposal to be presented to shareholders at the Quantum Special Meeting.

     If a shareholder attends the Quantum Special Meeting, he or she may vote by ballot. When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Merger Agreement. The proxy card also confers discretionary authority on the individuals appointed by the Quantum Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Quantum Special Meeting.

     Any Quantum shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing John C. McIlwraith, Secretary, Quantum Health Resources, Inc., Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Quantum Special Meeting. Attendance at the Quantum Special Meeting will not in and of itself constitute revocation of a proxy.

           SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENT

     Olsten. As of May 29, 1996, Olsten's directors, executive officers and their affiliates and associates as a group may be deemed to own beneficially approximately 97% of the outstanding shares of Class B Stock and 2% of the outstanding shares of Olsten Common Stock (not including shares of Olsten Common Stock into which shares of Class B Stock are convertible). Each of the directors and executive officers of Olsten has advised Olsten that he or she intends to vote or direct the vote of all the outstanding shares of Olsten Common Stock and Class B Stock over which he or she has voting control in favor of the Olsten Stock Issuance. Each share of Olsten Common Stock is entitled to one vote and each share of Class B Stock is entitled to ten votes. The holders of Olsten Common Stock and Class B Stock will vote as a single class on the Olsten Stock Issuance and all other matters to be considered and voted upon at the Olsten Special Meeting. As of May 29, 1996, the Olsten Family Holders beneficially owned approximately 97% of the outstanding shares of Class B Stock. Each of the Olsten Family Holders has agreed, until the Effective Time or any earlier termination of the Merger Agreement, pursuant to a voting agreement (the "Voting Agreement") with Quantum (i) to vote the shares of Class B Stock which it is entitled to vote, in person or by proxy, at the Olsten Special Meeting in favor of the Olsten Stock Issuance and (ii) not to sell, transfer, tender, assign, pledge or otherwise dispose of, or grant any proxies with respect to, such shares of Class B Stock, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge, voting or other disposition of such shares of Class B Stock (provided, that any Olsten Family Holder may transfer any of his or her shares of Class B Stock to other Olsten Family Holders and may sell up to an aggregate for all Olsten Family Holders of 1,500,000 shares of Class B Stock or Olsten Common Stock so long as such sales will not prevent Olsten from accounting for the Merger as a "pooling of interests"). SEC guidelines regarding "pooling of interests" will prohibit sales by the Olsten Family Holders of more than an aggregate of approximately 700,000 shares of Class B Stock and Olsten Common Stock during the period (the "Restricted Period") commencing 30 days prior to the Effective Time and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. The Restricted Period is expected to end in late October 1996. See "The Merger -- Federal Securities Law Matters."

     Quantum. As of May 28, 1996, Quantum's directors, executive officers and their affiliates as a group may be deemed to own beneficially approximately 7% of the outstanding shares of Quantum Common Stock. Each of the directors and executive officers of Quantum has advised Quantum that he or she intends to vote or direct the vote of all the outstanding shares of Quantum Common Stock over which he or she has voting control in favor of the Merger Agreement.

                                   THE MERGER

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

BACKGROUND OF THE MERGER

     In the process of formulating their respective business and financial plans, the Board of Directors and senior management of each of Olsten and Quantum regularly examine their respective company's long-term prospects in light of general economic, regulatory and business conditions, their respective management's forecasts for the specific businesses in which they are engaged and for opportunities which present themselves for acquisitions, dispositions or joint ventures to further their strategic objectives.

     During the spring and early summer of 1995, in the course of Quantum's ongoing strategic planning process, Quantum's senior management observed the growing influence of managed care in the alternate site and home health care business, and the desire of certain national and regional payors to achieve increased administrative simplicity in the payment for alternate-site health care services. Quantum's senior management also concluded that Quantum would likely require a greater range of services and critical mass in order to maximize its competitive potential beyond the near term. To address this situation, Quantum's senior management began to consider, and, at a meeting of the Quantum Board held on August 9 and 10, 1995, discussed with the Quantum Board, potential strategic alternatives including (i) the potential acquisition by Quantum of one or more other home health care industry participants or (ii) a potential strategic business combination of Quantum with, or sale of Quantum to, a larger participant in the health care industry. In the view of the Quantum Board and Quantum's senior management, the market price of Quantum Common Stock at such time and Quantum's long-term cash requirements constrained Quantum's ability to execute a successful acquisition or strategy necessary for Quantum to achieve the scale required to remain competitive in the national managed health care arena as an independent provider in the long term.

     Accordingly, at such August 1995 meeting the Quantum Board directed senior management to review with Lehman Brothers the strategic alternatives available to Quantum to enhance value for its shareholders. At a meeting of the Quantum Board on September 7, 1995, Lehman Brothers reviewed various strategic alternatives, including (i) an acquisition by Quantum of one or more companies,
(ii) potential joint ventures or strategic alliances with third parties and
(iii) a potential strategic business combination involving, or a sale of, Quantum, and the financial and strategic merits and limitations of each alternative for Quantum in its operating and competitive environment. Upon the authorization of the Quantum Board, Quantum engaged Lehman Brothers, pursuant to an engagement letter dated October 5, 1995, to assist the Quantum Board and its senior management in seeking strategic alternatives to maximize value for Quantum's shareholders in the near term, including a potential business combination or sale involving all of Quantum.

     During October 1995, Lehman Brothers, with the input of Quantum's senior management, developed a list of prospective companies that would be likely to have a strategic interest in a transaction with Quantum. From this list, Quantum's senior management and Lehman Brothers selected eight companies, which, in the view of Lehman Brothers and Quantum's senior management, had the most strategic interest and greatest financial capability to consummate a transaction that would maximize value for Quantum's shareholders in the near term, which companies Lehman Brothers contacted and to which companies Lehman Brothers provided certain publicly-available information regarding Quantum. Such companies included national health care providers, national health insurers and major pharmaceutical firms. Of such companies, only Olsten and one other company (the "Other Company") expressed interest in further discussions. Based on Lehman Brothers' discussions with the other companies, Lehman Brothers determined that such companies' lack of interest in pursuing a transaction with Quantum was attributable to a lack of strategic fit and other general business issues.

     Olsten and the Other Company reviewed certain nonpublic information regarding Quantum, after entering into a confidentiality and standstill agreement, which, in each case, provided that such party (i) would keep confidential all nonpublic information received by it regarding Quantum, (ii) would not purchase more than 5% of Quantum's voting securities or take various other actions with respect to Quantum and its securities for a period of 18 months and (iii) would not, without Quantum's prior consent, disclose to any other party the fact of having obtained such confidential information or having had discussions with Quantum regarding a potential transaction. Olsten and the Other Company also participated in full-day due diligence sessions with Quantum's senior management and conducted follow-up due diligence.

     During late October and early November 1995, senior management of Olsten and Quantum and their respective financial advisors conducted mutual due diligence meetings and held discussions regarding the possibility of a merger involving the parties. In connection with those discussions, Olsten provided to Quantum confidential information regarding Olsten pursuant to a confidentiality and standstill agreement which provided that Quantum (i) would keep confidential all nonpublic information received by it regarding Olsten, (ii) would not purchase any Olsten Common Stock for a period of one year and (iii) would not disclose to any person the fact of having obtained such confidential information or having had discussions with Olsten regarding a potential transaction. At this time, the Other Company advised Lehman Brothers that, based upon its due diligence meeting and detailed analysis, it was not interested at that time in pursuing a transaction with Quantum. In early November 1995, Olsten and Quantum and their financial and legal advisors commenced merger negotiations which included negotiation of a merger agreement. These negotiations continued until the second week in November, at which time the merger negotiations were terminated by Olsten due to uncertainties associated with shareholder litigation pending against Quantum.

     Following the termination of such discussions, Quantum's senior management continued its development of a strategic plan that contemplated Quantum's operating as an independent company for the forseeable future. Such plan included a restructuring of Quantum's field and corporate operations and the development or introduction of new products and services (including alternate site network management capabilities). In December 1995, the Quantum Board approved the implementation of such strategic plan and the acquisition of Commonwealth Care, Inc., an alternate site network provider, and instructed senior management to request Lehman Brothers to terminate its review for Quantum of other potential strategic transactions. However, the Quantum Board and senior management recognized that, in the long term, Quantum would still need to achieve greater critical mass and further expand its capabilities in order to have greater access to managed care revenues and to compete effectively with larger health care companies for national managed care contracts. In late December 1995, Quantum instructed Olsten and the Other Company to return all confidential information provided to such parties by Quantum.

     Despite termination of active merger discussions, senior management of Olsten and Quantum remained in periodic contact over the next several months, in particular with respect to the possibility of Quantum's providing subcontracting services required by Olsten in connection with certain national network management contracts recently awarded to it. In late February 1996, Robert Fusco, Olsten Kimberly QualityCare's President, contacted Douglas Stickney, Quantum's Chairman, Chief Executive Officer and President, to express Olsten's interest in reopening merger discussions. On March 20, 1996, executive and other officers of Olsten and Quantum met at Quantum's headquarters to discuss business developments relating to Quantum, (including the introduction of new products and services and the status of the shareholder litigation pending against Quantum) and to explore further the possibility of a merger. Shortly after this meeting, Olsten advised Quantum that it desired to begin serious discussions regarding a merger. Over the next four weeks members of Olsten's and Quantum's senior management and their respective financial advisors engaged in discussions regarding the possible terms of the merger and the timing of negotiation of a definitive merger agreement. During the period between December 1995 and late April 1996, in the course of Lehman Brothers' customary periodic contacts with representatives of the Other Company, the Other Company indicated that it was not interested in entering into a business combination transaction with Quantum at that time. On April 24, 1996, Olsten provided to Quantum a draft agreement and plan of merger. On April 25, 1996, management representatives of both companies and their respective financial advisors met at Olsten's headquarters to conduct further due diligence on each company and engaged in merger discussions. At a regularly scheduled meeting of the Olsten Board on April 26, 1996, management informed the Olsten Board of the status of the merger discussions with Quantum and reported on the matters discussed with Quantum regarding its business and the status of the shareholder litigation pending against Quantum. No formal action was taken by the Olsten Board at such meeting, except for endorsing continued merger discussions with Quantum. On April 29, 1996, Quantum's and Olsten's legal advisors met to begin negotiation of the Merger Agreement.

     On April 30, 1996, the Olsten Board and the Quantum Board each met with members of its senior management and its financial and legal advisors. At each of such meetings, such board members reviewed in detail with their respective senior managements and advisors all material aspects of the Merger. At its meeting, the Olsten Board approved the Merger Agreement and the transactions contemplated thereby, including the Olsten Stock Issuance, subject to receipt of a fairness opinion from Smith Barney and execution and delivery of a memorandum of understanding satisfactory to Olsten between Quantum and the law firms representing the plaintiffs in all but one of the shareholder lawsuits pending against Quantum setting forth the material terms of a settlement of such lawsuits (the "Memorandum of Understanding"). At the meeting of the Quantum Board, Lehman Brothers made a presentation and rendered its oral opinion and the Quantum Board approved the Merger Agreement. After the close of trading on May 1, 1996, and after Lehman Brothers and Smith Barney rendered their respective written opinions and the Memorandum of Understanding was executed and delivered, Quantum and Olsten executed the definitive Merger Agreement and made a public announcement thereof.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS;
EFFECTS OF AND REASONS FOR THE MERGER

     Olsten. The Olsten Board believes that the terms of the Merger are fair to, and in the best interests of, Olsten and its shareholders. Accordingly, the Olsten Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Olsten Stock Issuance, and recommends approval of the Olsten Stock Issuance by Olsten shareholders.

     The Olsten Board believes that the Merger offers Olsten the opportunity to strengthen its position as North America's leading home health care provider. The Olsten Board believes that managed care organizations, in their efforts to control the utilization of home health care and related services, are relying increasingly on integrated providers of such services and that the Merger will enable Olsten to provide directly a broader range of client services and capabilities consistent with its network management strategy. This includes services that begin at patient intake and involve the direct provision of nursing, infusion and other specialty services, as well as the gathering of critical patient outcome data needed to control utilization of home health care services.

     In reaching its conclusions, the Olsten Board considered, among other things, (i) information concerning the financial performance, condition, business operations and prospects of each of Olsten and Quantum, (ii) historical market prices and trading information with respect to the Olsten Common Stock and the Quantum Common Stock, (iii) the expected effect of the Merger on Olsten's earnings per share based upon historical audited financial statements of Olsten and Quantum, financial forecasts prepared by their respective managements and the number of shares of Class B Stock expected to be issued in the Merger, (iv) the potential efficiencies and economies of scale of the combination to be effected by the Merger, (v) the proposed terms and structure of the transaction, (vi) the terms of the Merger Agreement and (vii) the opinion of Smith Barney described under "-- Opinions of Financial Advisors -- Olsten."

     THE OLSTEN BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OLSTEN STOCK ISSUANCE, AND RECOMMENDS THAT SHAREHOLDERS OF OLSTEN VOTE "FOR" APPROVAL OF THE OLSTEN STOCK ISSUANCE.

     Quantum. The Quantum Board believes that the terms of the Merger are fair to, and in the best interests of, Quantum and its shareholders. Accordingly, the Quantum Board has unanimously approved the Merger Agreement and the transactions contemplated thereby by the unanimous vote of those present at a meeting held for such purpose (with one director absent who later concurred in such approval) and recommends approval and adoption of the Merger Agreement by Quantum shareholders.

     The recommendation of the Merger Agreement is the result of the extensive process of exploring strategic alternatives for Quantum described above under "--Background of the Merger." As a result of that process, the Quantum Board believes that the Merger is the best available alternative for Quantum's shareholders.

     The Quantum Board believes that the Merger offers Quantum's shareholders the opportunity to participate in an enterprise with the financial strength and geographic and service diversity necessary to capitalize on the opportunities in the changing and increasingly competitive home health care industry. The Quantum Board considered the significant benefits associated with combining Olsten's and Quantum's businesses arising out of the strategic fit of the two companies' respective home health care products and services.

     In reaching its conclusions, the Quantum Board considered, among other things, (i) the Merger Agreement and the proposed specific terms of the Merger,
(ii) information concerning the financial performance, condition, business operations and prospects of each of Olsten and Quantum, (iii) historical market prices and trading information with respect to Quantum Common Stock and Olsten Common Stock, (iv) the potential efficiencies, economics of scale and other synergies that may be realized as a result of the combination of Quantum's and Olsten's businesses, (v) the results of the previous effort to solicit indications of interest from third parties with respect to a purchase of Quantum, (vi) the opinion of Lehman Brothers described under "-- Opinions of Financial Advisors -- Quantum," and (vii) the proposed structure of the Merger, which will permit Quantum shareholders to have all of their shares of Quantum Common Stock that are initially converted into Class B Stock subsequently converted into Olsten Common Stock. In addition, the members of the Quantum Board reviewed with Quantum's senior management their views on Quantum's potential as an independent company, and in particular Quantum's ability to compete with larger, national home health care and alternate site health care providers in an industry increasingly influenced by managed care. The Quantum Board and senior management again concluded that Quantum lacked the critical mass and range of services necessary to maximize its competitive potential beyond the near term.

     THE QUANTUM BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY THE UNANIMOUS VOTE OF THOSE PRESENT AT A MEETING HELD FOR SUCH PURPOSE (WITH ONE DIRECTOR ABSENT WHO LATER CONCURRED IN SUCH APPROVAL) AND RECOMMENDS THAT SHAREHOLDERS OF QUANTUM VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     OLSTEN. Smith Barney was retained by Olsten to act as its financial advisor in connection with the Merger. In connection with such engagement, Olsten requested that Smith Barney evaluate the fairness, from a financial point of view, to Olsten of the consideration to be paid by Olsten in the Merger. Smith Barney has delivered to the Olsten Board a written opinion dated May 1, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to Olsten.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Olsten and certain senior officers and other representatives and advisors of Quantum concerning the businesses, operations and prospects of Olsten and Quantum. Smith Barney examined certain publicly available business and financial information relating to Olsten and Quantum as well as certain financial forecasts and other data for Olsten and Quantum which were provided to Smith Barney by or otherwise discussed with the respective managements of Olsten and Quantum, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Olsten Common Stock and Quantum Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Olsten and Quantum. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Olsten and Quantum. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Olsten. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith

Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the respective managements of Olsten and Quantum advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Olsten and Quantum as to the expected future financial performance of Olsten and Quantum and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Olsten Board, that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of Olsten and Quantum. Smith Barney did not express any opinion as to what the value of the Class B Stock actually will be when issued to Quantum shareholders pursuant to the Merger, what the value of the Olsten Common Stock into which the Class B Stock is convertible actually will be upon conversion thereof or the prices at which the Olsten Common Stock or Class B Stock will trade or otherwise be transferable subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Olsten or Quantum nor did Smith Barney make any physical inspection of the properties or assets of Olsten or Quantum. With respect to outstanding litigation and other proceedings involving Quantum, Smith Barney assumed and relied, with the consent of the Olsten Board, upon the judgment of the management of Quantum and its advisors that the outcome of such litigation and proceedings are not expected, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Quantum. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alterative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Although Smith Barney evaluated the Conversion Number from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by Olsten on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED MAY 1, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CLASS B STOCK AND OLSTEN COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE OLSTEN SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Olsten, Quantum, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Olsten and Quantum. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Olsten Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Olsten Board or management with respect to the Conversion Number or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Olsten, Quantum and the following selected companies in the home health care industry: American HomePatient, Inc.; Apria Healthcare Group Inc.; Coram Healthcare Corporation; Interim Services Inc.; Lincare Holdings Inc.; Option Care, Inc.; RoTech Medical Corporation; and Transworld Home Healthcare, Inc. (the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, latest 12 months net income and estimated calendar 1996 and 1997 net income, and adjusted market values (market value, plus total debt, less cash) as multiples of, among other things, latest 12 months net revenue and EBITDA. Net income projections for the Selected Companies were based on estimates of selected investment banking firms and net income projections for Olsten and Quantum were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of April 26, 1996. Applying representative multiples for the Selected Companies of latest 12 months net income, estimated calendar 1996 and 1997 net income and latest 12 months net revenue and EBITDA, this analysis resulted in equity reference ranges for Quantum of approximately $12.73 to $26.53 per share (based on representative multiples for the Selected Companies of latest 12 months net income, revenue and EBITDA of 19.8x to 31.8x, 1.0x to 2.4x and 8.9x to 15.7x, respectively), $13.51 to $26.42 per share (based on representative multiples for the Selected Companies of estimated calendar 1996 net income of 13.7x to 26.8x and assuming 50% of the annual net cost savings anticipated by the management of Olsten to result from the Merger were achieved), and $15.80 to $31.47 per share (based on representative multiples for the Selected Companies of estimated calendar 1997 net income of 11.9x to 23.7x and assuming 100% of the annual net cost savings anticipated by the management of Olsten to result from the Merger were achieved), as compared to the per share value implied by the Conversion Number of approximately $17.98 based on a closing stock price of Olsten Common Stock on April 26, 1996.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed, among other things, the implied purchase prices and transaction value multiples paid or proposed to be paid in the following selected merger and acquisition transactions (acquiror/target):
Olsten/Nurses House Call (Hooper Holmes, Inc.); Manor Care, Inc./In Home Health, Inc. (majority investment); Homedco Group Inc./Abbey Healthcare Group Incorporated; Coram Healthcare Corporation/Caremark International Inc. (home infusion unit); Integrated Health Services, Inc., Cooper Holding Corp.; W.R. Grace & Co./Home Nutritional Services, Inc.; Abbey Healthcare Group Incorporated/Protocare, Inc.; Caremark International Inc./Critical Care America, Inc.; Chemed Corp./Patient Care Inc.; Olsten/Lifetime Corporation; W.R. Grace & Co./Home Intensive Care, Inc. and Quantum/The IV Clinic, Inc. (the "Selected Transactions"). Smith Barney compared purchase prices as a multiple of, among other things, latest 12 months net income, and transaction values as multiples of, among other things, latest 12 months net revenue and EBITDA. All multiples were based on information available at the time of announcement of the transaction. Applying representative multiples for the Selected Transactions of latest 12 months net income, revenue and EBITDA of 20.2x to 44.7x, .4x to 1.7x and 8.8x to 13.7x, respectively, this analysis resulted in an equity reference range for Quantum of approximately $9.01 to $23.68 per share, as compared to the per share value implied by the Conversion Number of approximately $17.98 based on a closing stock price of Olsten Common Stock on April 26, 1996.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Olsten, Quantum or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Quantum for the fiscal years ending 1996 through 2000, assuming, among other things, discount rates of 12.5%, 15.0% and 17.5%, terminal multiples of future unlevered net income of 15.0x to 16.5x and realization of 100% of the annual net cost savings anticipated by the management of Olsten to result from the Merger. This analysis resulted in an equity reference range for Quantum of approximately $18.08 to $24.12 per share.

     Contribution Analysis. Smith Barney analyzed, among other things, the respective contributions of Olsten and Quantum to the estimated revenue, EBITDA and net income of the combined company for fiscal year 1996. This analysis indicated that in fiscal year 1996 Olsten would contribute approximately 91% of revenue, 88% of EBITDA and 88% of net income, and Quantum would contribute approximately 9% of revenue, 12% of EBITDA and 12% of net income, of the combined company, assuming 50% of the annual net cost savings anticipated by the management of Olsten to result from the Merger were achieved. Immediately following consummation of the Merger, shareholders of Olsten and Quantum would own approximately 88% and 12%, respectively, of the combined company.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of Olsten for fiscal years 1996 and 1997, based, in the case of Olsten, on estimates of selected investment banking firms and in the case of Quantum, on internal estimates of the managements of Olsten and Quantum for fiscal 1996 and extrapolated by Smith Barney for fiscal 1997 assuming a 10.7% growth rate in the revenues of Quantum and realization of 100% of the annual net cost savings anticipated by the management of Olsten to result from the Merger. The results of the pro forma merger analysis suggested that the Merger could be accretive to Olsten's EPS in each of the fiscal years analyzed, assuming 50% of the annual net cost savings were achieved in fiscal 1996 and 100% of the annual net cost savings were achieved in fiscal 1997. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Historical Exchange Ratio Analysis. Smith Barney compared the historical ratio of the daily per share market closing prices of Olsten Common Stock with corresponding market prices of Quantum Common Stock over the five-year, three-year and one-year periods ending April 26, 1996. The average exchange ratios during such periods were 1.403, 1.141 and .523, respectively, as compared to the Conversion Number of .580.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things: (i) a review of historical and projected financial results of Olsten and Quantum; (ii) the history of trading prices and volume for Olsten Common Stock and Quantum Common Stock and the relationship between movements of such Common Stock; (iii) the premiums paid in selected stock-for-stock transactions having transaction values of $100 million to $500 million; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, Olsten has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of up to $2.5 million. Olsten also has agreed to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Olsten that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Olsten and Quantum for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to Olsten unrelated to the proposed Merger, for which services Smith Barney has received customary compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Olsten and Quantum. As of March 31, 1996, Travelers Group Inc. and certain of its affiliates held approximately 5.2% of the outstanding shares of Quantum Common Stock.

     Smith Barney is a nationally recognized investment banking firm and was selected by Olsten based on Smith Barney's experience, expertise and familiarity with Olsten and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     QUANTUM. Lehman Brothers has acted as financial advisor to Quantum in connection with the Merger, as described under "-- Background of the Merger." As part of its role as financial advisor to Quantum, Lehman Brothers was engaged to render to the Quantum Board an opinion as to the fairness, from a financial point of view, to the shareholders of Quantum of the exchange ratio to be offered to such shareholders in the Merger. See "-- Background of the Merger."

     In connection with the evaluation of the Merger Agreement by the Quantum Board, Lehman Brothers made a presentation to the Quantum Board on April 30, 1996, with respect to the Merger and rendered a written opinion dated May 1, 1996 that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion as described below, the exchange ratio to be offered to Quantum's shareholders in the Merger is fair, from a financial point of view, to such shareholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT AND PROSPECTUS. QUANTUM'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. LEHMAN BROTHERS' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO OFFERED TO QUANTUM'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF QUANTUM AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF THE OPINION OF LEHMAN BROTHERS SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by Quantum on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Quantum Board as to the form or amount of consideration to be offered to Quantum's shareholders in the Merger, which was determined through arm's-length negotiations between Quantum and its financial and legal advisors and Olsten and its financial and legal advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Quantum, but made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to Quantum's shareholders on the basis of the financial and comparative analyses described below. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of the Quantum Board to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed the following: (i) the Merger Agreement and the specific terms of the Merger; (ii) publicly available information concerning Quantum and Olsten which Lehman Brothers believed to be relevant to its inquiry, including, without limitation, Quantum's Form 10-K for the year ended December 31, 1995 and draft Form 10-Q for the quarter ended March 31, 1996, and Olsten's Form 10-K for the year ended December 31, 1995 and draft Form 10-Q for the quarter ended March 31, 1996;
(iii) financial and operating information with respect to the business, operations and prospects of Quantum furnished to Lehman Brothers by Quantum, including, without limitation, the financial results of Quantum for the quarter ended March 31, 1996, which were publicly disclosed concurrently with the announcement of the Merger; (iv) financial and operating information with respect to the business, operations and prospects of Olsten furnished to Lehman Brothers by Olsten; (v) a trading history of Quantum Common Stock since its initial public offering in April 1991, and of Olsten Common Stock over the last three years, and a comparison of such trading histories with those of other companies that Lehman Brothers deemed relevant; (vi) a comparison of the historical financial results and present financial condition of Quantum and Olsten with those of other companies that Lehman Brothers deemed relevant; (vii) third party research analysts' quarterly and annual earnings estimates for Quantum and Olsten; (viii) the potential pro forma financial effects of the Merger; (ix) a comparison of the financial terms of the Merger with the terms of certain other recent transactions that Lehman Brothers deemed relevant; and (x) the results of previous efforts to solicit indications of interest from third parties with respect to a purchase of Quantum. In addition, Lehman Brothers had discussions with the respective managements of Quantum and Olsten concerning each company's business, operations, assets, financial condition and prospects and the potential cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses of Quantum and Olsten, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate for the purposes of the opinion expressed therein.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the respective managements of Quantum and Olsten that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of Quantum, upon advice of Quantum, Lehman Brothers assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Quantum as to the future financial performance of Quantum and relied upon such forecasts in arriving at its opinion. However, for purposes of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the forecasts of Quantum. Lehman Brothers discussed these adjusted forecasts with the management of Quantum, who agreed with the appropriateness of the use of such adjusted forecasts in performing the analyses. With respect to the financial forecasts of Olsten, Lehman Brothers assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Olsten as to the future financial performance of Olsten and that Olsten will perform in accordance with such forecasts. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Quantum or Olsten. Its opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its May 1, 1996 written opinion.

     In connection with preparing its presentation to the Quantum Board on April 30, 1996, and its written opinion dated May 1, 1996, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers assumed stable business and economic conditions and a stable competitive environment in the markets in which Quantum and Olsten operate. These conditions and environments are beyond the control of Quantum and Olsten. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Exchange Ratio Analysis. The closing price of Quantum Common Stock on April 26, 1996 (the last trading day prior to the preparation of Lehman Brothers' presentation to the Quantum Board on April 30, 1996), was $13.938. The closing price of Olsten Common Stock on the same day was $31.00 per share. At the negotiated exchange ratio of .58, the implied value per share of Quantum Common Stock was $17.98. Lehman Brothers compared the implied value per share to its April 26, 1996 price of $13.938, its 30-day average price of $11.372, its April 22, 1996 price of $12.50 (the closing price on the trading day prior to high volume trading in Quantum Common Stock) and Quantum's 52-week high and low share price of $19.62 and $8.00, respectively, representing purchase price premiums of 29.0%, 58.5%, 43.8%, (8.6%) and 124.2%, respectively. Lehman Brothers observed that at the exchange ratio of .58, if Olsten's shares traded between $27.00 and $35.00 at the closing of the Merger, the implied value to Quantum's shareholders would range between $15.66 and $20.30 per share, or a 12.4% to 45.7% premium over Quantum's April 26, 1996 closing price of $13.938 and a 25.3% to 62.4% premium over Quantum's April 22, 1996 closing price of $12.50. Lehman Brothers further noted that Quantum's 52-week high trading price of $19.62 occurred on August 2, 1995 and that, on the day following the announcement of Quantum's second quarter 1995 results on August 3, 1995, the price per share of Quantum Common Stock dropped to $14.75 and has since traded between $14.75 and $8.00 per share.

     Analysis of Selected Publicly Traded Companies Comparable to Quantum. Using publicly available information, Lehman Brothers compared selected financial data of Quantum with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of Quantum. Specifically, Lehman Brothers included in its review American HomePatient, Inc., Apria Healthcare Group Inc., Caremark International Inc. and Olsten Corporation (the "Diversified Home Health Care Comparable Companies") and also American Healthcorp Inc., Chronimed Inc., Lincare Holdings Inc., Rotech Medical Corp. and Vivra Inc. (the "Specialty Chronic Care Comparable Companies"). Lehman Brothers calculated the multiple of, among other things, the current stock price to: (i) the estimated 1996 earnings per share (the "1996 P/E multiple") and (ii) the estimated 1997 earnings per share (the "1997 P/E multiple") for Quantum, the Diversified Home Health Care Comparable Companies and the Specialty Chronic Care Comparable Companies based on estimates provided by First Call Corp. (a service company used widely by the investment community to gather earnings estimates from various research analysts). Lehman Brothers noted that, as of April 26, 1996, Quantum's 1996 P/E multiple was 17.9x compared to 22.2x for the mean of the Diversified Home Health Care Comparable Companies and compared to 22.6x for the mean of the Specialty Chronic Care Comparable Companies, and Quantum's 1997 P/E was 16.8x compared to 19.1x for the mean of the Diversified Home Health Care Comparable Companies and compared to 18.1x for the mean of the Specialty Chronic Care Comparable Companies. Lehman Brothers also calculated the multiple of, among other things, equity market value plus net debt (total debt less cash) to:
(i) latest twelve months ("LTM") Revenues and (ii) LTM Earnings Before Interest and Taxes ("EBIT"). Lehman Brothers noted that as of April 26, 1996, Quantum Common Stock traded at .83x LTM Revenues and 24.6x LTM EBIT, compared to 1.63x and 17.4x, respectively, for the mean of the Diversified Home Health Care Comparable Companies and 2.86x and 14.3x, respectively, for the mean of the Specialty Chronic Care Comparable Companies.

     Lehman Brothers noted that Quantum's multiples were below the mean multiples for the Diversified Home Health Care Comparable Companies and the Specialty Chronic Care Comparable Companies in all cases except the multiple of LTM EBIT. However, Lehman Brothers further noted that Quantum's multiples, (represented by the implied value per share of $17.938 at the negotiated exchange ratio of .58) of 23.1x, 21.7x, 1.04x and 30.7x, respectively, all exceeded the mean multiples of the Diversified Home Health Care Comparable Companies and the Specialty Chronic Care Comparable Companies with the exception of the multiple of LTM revenue.

     Analyses of Selected Comparable Transactions. Using publicly available information, Lehman Brothers compared purchase price premiums and selected financial data for Quantum with similar data for eleven selected transactions in the home health care and post-acute care industries (the "Comparable Merger Transaction Universe"), which Lehman Brothers deemed to be comparable transactions. The Comparable Merger Transaction Universe included the following transactions: HealthSouth Corp./Advantage Health Corp.; Homedco Group Inc./Abbey Healthcare Group Incorporated; HealthSouth Corp./Surgical Health Corp.; Columbia/HCA Healthcare Corp./Medical Care America, Inc.; Coram Healthcare Corporation/Curaflex Health Services Inc.; Coram Healthcare Corporation/HealthInfusion, Inc.; Coram Healthcare Corporation/Medisys, Inc.; Coram Healthcare Corporation/T2 Medical Inc.; Olsten/Lifetime Corporation; and Medical Care International Inc./Critical Care America Inc. Lehman Brothers observed that the purchase price premiums of 29.0x, 58.5x and 43.8x as mentioned previously in the Exchange Ratio Analysis (based upon the implied value per share of $17.938 on April 26, 1996) exceeds the mean premium of 13.7x for the Comparable Merger Transaction Universe. Lehman Brothers noted that the total equity value as a multiple of LTM Net Income and Book Value for Quantum in the Merger was 39.6x and 2.5x, respectively, compared favorably with 25.3x and 2.5x, respectively, for the mean of the Comparable Merger Transaction Universe. Lehman Brothers also calculated the multiple of equity value plus net debt to: LTM Revenues, LTM Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and EBIT. Lehman Brothers observed that Quantum's transaction multiples of 1.06x, 18.9x and 31.3x, respectively, exceeded (with the exception of the LTM Revenue multiple) the mean transaction multiples of the Comparable Merger Transaction Universe of 1.64x, 10.7x and 15.9x, respectively.

     However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences among the businesses, operations and prospects of the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis, and accordingly, also made qualitative judgments concerning differences between the structures, terms and characteristics of these transactions and the Merger that would affect the transaction values of Quantum and such acquired companies.

     Quantum Discounted Cash Flow Analysis. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that Quantum could be expected to produce over a five-year period. The analysis utilized financial and operating information relating to the business, operations and prospects of Quantum provided by Quantum's management and relied on certain assumptions with respect to Quantum's future business and operations. Lehman Brothers also utilized publicly available third-party research reports on Quantum for future operating and earnings trend information. After-tax cash flows were calculated as the unlevered after-tax earnings plus Amortization and Depreciation less net changes in non-cash Working Capital and Capital Expenditures. Lehman Brothers calculated terminal values for Quantum in 2000 by applying to a projected earnings before interest and taxes ("EBIT") a range of multiples of 10x to 16x. Lehman Brothers' determination of the appropriate range of multiples was based on an assessment of current trading multiples of the Diversified Home Health Care and Specialty Chronic Care Comparable Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates of 17.5%-25.0%, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in Quantum's business, and the cost of capital of Quantum. The analysis yielded a range of values for Quantum Common Stock of $9.65-$22.98 per share.

     Olsten Common Stock Price Trading Analysis. The closing price of Olsten Common Stock on April 26, 1996 was $31.00 per share. The high and low closing price for Olsten Common Stock for the preceding 52-week period was $33.62 and $18.87 per share, respectively. Lehman Brothers noted that Olsten's stock price has steadily appreciated in the last year due to the fact that, in part (i) Olsten's earnings have benefited from numerous strategic and accretive acquisitions; (ii) Olsten has consistently met or slightly exceeded analysts' expectations on a quarterly basis; (iii) Olsten has significantly grown and broadened its product and service offerings in the temporary staffing industry; and (iv) Olsten has expanded the scope and competitiveness of its health care operations by, among other things, securing large national contracts with managed care organizations. Lehman Brothers further noted that, while Olsten was trading at the upper end of its 52-week trading range, several Wall Street research analysts who follow Olsten had recently published that their target price for Olsten Common Stock in the next 12 to 18 months ranged from approximately $35.00 to $40.00 per share.

     Historical Forward Price/Earnings Analysis. Lehman Brothers calculated Olsten's historical forward P/E multiple (the "Forward P/E") using Olsten's historical stock price performance since the beginning of 1993 and historical earnings per share estimates for Olsten from IBES (a service company used widely by the investment community to gather earnings estimates from various research analysts). As of April 26, 1996, Olsten's Forward P/E multiple for the next twelve months was 18.4x. This figure falls within the Forward P/E multiple range of 14.9x to 23.9x in which Olsten Common Stock has traded since the beginning of 1993. Lehman Brothers noted that while Olsten's stock price was then trading near its 52-week high, its P/E was not at an historical high.

     Olsten Common Stock Trading Volume Analysis. Lehman Brothers analyzed the historical daily trading volume of Olsten Common Stock over various periods so that the Quantum Board could consider the opportunity for those Quantum shareholders who, after the Merger, choose to sell all or a portion of their Olsten Common Stock to achieve complete or partial liquidity of their holdings. The 30, 60, 90, 180 and 360 day average daily trading volume of Olsten Common Stock was approximately 178,000, 221,000, 184,000, 155,000 and 179,000 shares, respectively. Lehman
Brothers noted that these volumes should represent sufficient trading levels to provide liquidity to Quantum shareholders, if desired.

     Analysis of Selected Publicly Traded Companies Comparable to Olsten. Using publicly available information, Lehman Brothers compared financial data of Olsten with similar data of companies that are engaged in businesses considered by Lehman Brothers to be comparable to those of Olsten. Specifically, Lehman Brothers included in its review Interim Services Inc., Kelly Services, Inc., Manpower Inc., Robert Half International Inc. and Staff Builders, Inc. (the "Temporary Staffing Comparable Companies") and American HomePatient, Inc., Apria Healthcare Group Inc. and Caremark International Inc. (the "Diversified Home Health Care Comparable Companies"). These comparable companies were selected based on general business, operating and financial characteristics representative of companies in industries in which Olsten operates. Lehman calculated the multiple of, among other things, the current stock price to: (i) the estimated 1996 earnings per share (the "1996 P/E multiple") and (ii) the estimated 1997 earnings per share (the "1997 P/E multiple") for Olsten, the Temporary Staffing Comparable Companies and the Diversified Home Health Care Comparable Companies based on estimates provided by First Call Corp. Lehman Brothers used the median multiples of the Temporary Staffing Comparable Companies for comparison to Olsten since the multiples of one of the companies (Robert Half International) were significant outliers from the rest of these companies. Lehman Brothers noted that as of April 26, 1996, Olsten's 1996 P/E multiple was 19.4x as compared to 19.2x for the median of the Temporary Staffing Comparable Companies and 23.1x for the mean of the Diversified Home Health Care Comparable Companies. Olsten's 1997 P/E multiple was 16.6x as compared to 17.6x for the median multiple of the Temporary Staffing Comparable Companies and 19.9% for the mean multiple of the Diversified Home Health Comparable Companies.

     Lehman Brothers also calculated the multiple of, among other things, equity market value plus net debt to: (i) LTM Revenues and (ii) LTM EBIT. Lehman Brothers noted that as of April 26, 1996, Olsten Common Stock traded at .86x LTM Revenues and 13.3x LTM EBIT compared to .53x and 13.6 x, respectively, for the median multiple of the Temporary Staffing Comparable Companies and 1.88x and 18.8x for the mean multiple of the Diversified Home Health Comparable Companies. Lehman Brothers noted that the 1996 P/E multiple compared to the expected five-year growth rate in earnings per share for Olsten was 1.1x compared to .9x for the median of the Temporary Staffing Comparable Companies and 1.1x for the mean of the Diversified Home Health Care Comparable Companies. Finally, Lehman Brothers calculated the multiple of, among other things, the current stock price to: (i) LTM earnings per share (the "LTM P/E multiple") and (ii) book value (the "book value multiple"). Lehman noted that as of April 26, 1996, Olsten's LTM P/E multiple was 22.3x as compared to 22.0x for the median multiple of the Temporary Staffing Comparable Companies and 28.7x for the mean multiple of the Diversified Home Health Care Comparable Companies. In addition, Olsten's book value multiple was 4.06x versus 2.52x for the median multiple of the Temporary Staffing Comparable Companies and 4.91x for the mean multiple of the Diversified Home Health Care Comparable Companies. Given this analysis, Lehman Brothers noted that Olsten Common Stock is generally trading in line with its Temporary Staffing Comparable Companies and at a slight discount to the Diversified Home Health Care Comparable Companies.

     Pro Forma Analysis. Based on an analysis of the pro forma effects of the Merger, Lehman Brothers noted that, at the negotiated exchange ratio of .58, assuming no synergy savings and excluding one-time extraordinary charges, the Merger is modestly dilutive in 1996 and slightly dilutive in 1997. However, assuming moderate synergy savings, per discussions with Olsten and Quantum, the Merger is neither dilutive nor accretive in 1996 and accretive in 1997. Lehman Brothers also noted that, on a fully diluted basis, Quantum shareholders would own approximately 11.6% of Olsten after completion of the Merger and redemption of Olsten's $125 million of 4 7/8% Convertible Subordinated Debentures due 2003 in May 1996. Lehman Brothers further noted that Quantum's shareholders would own approximately 4.5% of the voting power of Olsten, assuming all shares of Class B Stock issued to Quantum shareholders in the Merger are converted to Olsten Common Stock.

     Contribution Analysis. Lehman Brothers reviewed, among other things, the respective contributions of Olsten and Quantum to the estimated Revenue, Operating Income, Pretax Income and Net Income of the merged company for fiscal 1996. The analysis utilized financial and operating information relating to the business, operations and prospects of Olsten and Quantum provided by Olsten and Quantum and assumed no synergy savings. The analysis indicated that in fiscal 1996 Quantum would contribute approximately 11% of Revenue, 10% of Operating Income, 10% of Pretax Income and 10% of Net Income of the merged company.

     Olsten Dividend Analysis. Lehman Brothers reviewed Olsten's dividend history and indicated that Olsten had recently increased its quarterly dividend to $.07 per share from $.053 per share, an increase of 32%. The indicated quarterly dividend of $.07 per share represented a 20% payout ratio and an annualized dividend yield (assuming a $.28 annual dividend) of .94% based on the average price of Olsten Common Stock of $29.75 in the first quarter of 1996.

     Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. The Quantum Board selected Lehman Brothers because of its expertise, reputation and familiarity with the health care industry in general, and with Quantum and the home health care industry in particular, and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     Pursuant to an engagement letter between Quantum and Lehman Brothers, Quantum has agreed to pay Lehman Brothers a fee of approximately $2.7 million for acting as financial advisor in connection with the Merger, including rendering its opinion. Of such fee a $70,000 retainer was due upon signing of the engagement letter and $700,000 was due upon delivery of the written opinion and the remainder is payable upon consummation of the Merger. Quantum also agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses and to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of its opinion. Lehman Brothers may actively trade in the equity securities of Quantum and Olsten for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Lehman Brothers has provided certain investment banking services to Quantum from time to time. During the last three years, Quantum has paid compensation to Lehman Brothers with respect to such services of approximately $1.7 million.

GENERAL DESCRIPTION OF THE MERGER

     At the Effective Time (as defined below under "-- Closing; Effective Time"), Merger Sub will be merged with and into Quantum, the separate existence of Merger Sub will cease, and Quantum will be the surviving corporation as a wholly-owned subsidiary of Olsten. At the Effective Time, each share of Quantum Common Stock then outstanding will be converted into the right to receive fifty-eight one hundredths (.58) of one share (the "Conversion Number") of Class B Stock. No fractional shares of Class B Stock will be issued in the Merger, and holders of Quantum Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of Class B Stock as described below under "-- No Fractional Shares."

     Each share of Class B Stock is entitled to ten votes per share and is convertible at all times, without cost to the holder, into one share of Olsten Common Stock, which is entitled to one vote per share. Shares of Class B Stock are not listed on any securities exchange and may not be transferred by the holder, except to Olsten or to certain "Permitted Transferees," as defined in "Description of Olsten Capital Stock -- Transferability and Trading Market." Olsten's Restated Certificate of Incorporation (the "Olsten Certificate of Incorporation") provides that shares of Class B Stock must be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger, the Olsten Certificate of Incorporation permits the Olsten Board to authorize (and the Olsten Board, in connection with the Merger, has authorized): (i) shares of Class B Stock to be issued in such merger to be registered and held in "street" or "nominee" name for a period ending not later than 30 days from the effective date of such merger and (ii) the transfer of such shares to the beneficial owner thereof at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock other than to a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. After such 30-day period, any shares of Class B Stock issued in such merger and registered at such time in "street" or "nominee" name will automatically be converted into Olsten Common Stock. See "-- Exchange of Stock Certificates" and "Description of Olsten Capital Stock -- Transferability and Trading Market."

     A description of certain material differences between the rights of holders of Olsten Common Stock and Class B Stock and the rights of holders of Quantum Common Stock is set forth under "Comparison of Shareholder Rights." A description of the rights, privileges and preferences of Class B Stock and Olsten Common Stock is set forth under "Description of Olsten Capital Stock."

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day immediately following the date on which the last of the regulatory approvals and other conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Olsten and Quantum agree. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by Delaware law or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

EXCHANGE OF STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, Chemical Mellon Shareholder Services, L.L.C., which has been designated as the exchange agent (the "Exchange Agent"), will mail transmittal instructions and a letter of transmittal to each holder of Quantum Common Stock. The transmittal instructions will describe the procedures for surrendering certificates that prior to the Merger represented Quantum Common Stock (the "Certificates") in exchange for certificates representing Class B Stock (the "Olsten Certificates"). QUANTUM SHAREHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     When a Quantum shareholder delivers his or her Certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, such Certificates will be cancelled and the Quantum shareholder will receive Olsten Certificates representing the number of shares of Class B Stock to which the Quantum shareholder is entitled under the Merger Agreement, and payment in cash in lieu of any fractional shares of Class B Stock. If any Olsten Certificate is to be issued in a name other than that in which the corresponding Certificate is registered, it is a condition to the exchange of the Certificate that the Quantum shareholder comply with applicable transfer requirements and pay any applicable transfer or other taxes.

     THE OLSTEN BOARD HAS, IN CONNECTION WITH THE MERGER, TAKEN THE NECESSARY ACTION SO THAT, AT THE EFFECTIVE TIME, SHARES OF CLASS B STOCK MAY BE ISSUED IN "STREET" OR "NOMINEE" NAME TO A QUANTUM SHAREHOLDER UPON EXCHANGE OF SUCH SHAREHOLDER'S CERTIFICATES. HOWEVER, ANY SHARES HELD AS SUCH WILL AUTOMATICALLY BE CONVERTED INTO OLSTEN COMMON STOCK NOT LATER THAN THE CLOSE OF BUSINESS ON THE 30TH DAY AFTER THE EFFECTIVE TIME (OR IF SUCH DAY IS NOT A BUSINESS DAY, ON THE FIRST BUSINESS DAY THEREAFTER) UNLESS SUCH SHARES HAVE BEEN RE-REGISTERED IN THE NAME OF THE BENEFICIAL OWNER OF SUCH SHARES (OR A PERMITTED TRANSFEREE OF SUCH BENEFICIAL OWNER). SEE "THE MERGER -- GENERAL DESCRIPTION OF MERGER" AND "DESCRIPTION OF OLSTEN CAPITAL STOCK -- TRANSFERABILITY AND TRADING MARKET."

     QUANTUM SHAREHOLDERS WILL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS ON THE CLASS B STOCK UNTIL THE MERGER HAS BEEN CONSUMMATED AND THEY HAVE EXCHANGED THEIR CERTIFICATES FOR OLSTEN CERTIFICATES. Subject to applicable law, such dividends and distributions which have a record date after the Effective Time, if any, will be accumulated and, at the time a Quantum shareholder surrenders his or her Certificates to the Exchange Agent, all accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Class B Stock, will be paid without interest.

     Shares of Class B Stock issuable in exchange for outstanding shares of Quantum Common Stock, together with dividends and cash in lieu of fractional shares, which remain undistributed for 180 days after the Effective Time, shall be delivered by the Exchange Agent to Olsten, upon demand, and any holders of the Certificates who have not surrendered their Certificates shall thereafter look only to Olsten for delivery of Olsten Certificates and any cash in lieu of fractional shares and any dividends or distributions with respect to Class B Stock.

     SHARES OF OLSTEN COMMON STOCK AND CLASS B STOCK WILL NOT BE EXCHANGED IN THE MERGER AND HOLDERS OF OLSTEN COMMON STOCK AND CLASS B STOCK SHOULD NOT SUBMIT THEIR CERTIFICATES REPRESENTING SUCH SHARES TO THE EXCHANGE AGENT.

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Class B Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Olsten. Each holder of shares of Quantum Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Stock multiplied by the average closing price of Olsten Common Stock on the NYSE during the ten trading days immediately prior to the Effective Time.

REDEMPTION OF QUANTUM STOCK PURCHASE RIGHTS

     Pursuant to the Merger Agreement, Quantum has agreed, upon not less than ten business days' prior written notice from Olsten, to redeem, no later than immediately prior to the Effective Time, all of the preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 24, 1994 (the "Rights Agreement"), between Quantum and U.S. Stock Transfer Corporation, as Rights Agent. Prior to the date hereof, Olsten provided such written notice to Quantum. Accordingly, Quantum will redeem all of the Rights immediately prior to the Effective Time in accordance with the terms of the Rights Agreement. See "Comparison of Shareholder Rights -- Quantum Stock Purchase Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Quantum Board with respect to the Merger Agreement, Quantum's shareholders should be aware that certain members of Quantum's senior management and the Quantum Board have certain interests in the Merger that are in addition to the interests of shareholders of Quantum generally. The Quantum Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Salary and Benefits Matters. Quantum has entered into a Severance Agreement with each of Douglas H. Stickney, Keith T. Coleman, Michael Ellis, John C. McIlwraith and William C. Reed (each, a "Quantum Executive" and collectively, the "Quantum Executives"), each of whom is an executive officer of Quantum. Each of the Severance Agreements contains terms providing that if employment of the Quantum Executive is terminated by Quantum other than for death, disability or cause within three years after a change in control, as defined in the Severance Agreements, or is terminated by the Quantum Executive
(i) for any reason or without reason during the 30-day period immediately following the expiration of one year following the first occurrence of a change of control or (ii) following the occurrence of certain events within three years after the occurrence of a change in control as described in the Severance Agreements (including, without limitation, (a) a change in the position, duties or responsibilities of the Quantum Executive, (b) a change of circumstances which substantially hinders the Quantum Executive's performance of his responsibilities, (c) a relocation of Quantum's principal executive offices of a certain distance or (d) a material breach of the Severance Agreement by Quantum or any successor thereto), the Quantum Executive will be entitled to receive a severance payment equal to twice the sum of the salary and bonus that the Quantum Executive would have been entitled to receive (based on the highest salary in effect prior to the date of termination and the highest aggregate annual bonus paid during the three fiscal years prior thereto). Upon such termination, each Quantum Executive would also be entitled to receive (i) for a period of 24 months, certain employee welfare benefits that are no less attractive to the Executive than those which the Quantum Executive was receiving or entitled to receive immediately prior to the termination date and (ii) credit for service for 24 months in determining the retirement benefit that the Quantum Executive is entitled to receive under Quantum's retirement income, supplemental executive retirement and other benefit plans of Quantum applicable to the Quantum Executive, his dependents or his beneficiaries prior to the date of termination. In addition, Quantum would be required to provide the Quantum Executive with an office at Quantum, and all of the normal incidents thereto, for a period of six months following the date of termination. In addition, to the extent any such severance payment, or any other payment, including a payment resulting from the acceleration described below (collectively, "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of being considered "contingent on a change in ownership or control" of Quantum within the meaning of Section 280G of the Code, to any similar state or local tax or to any interest or penalties thereon (collectively, "Excise Tax"), the Quantum Executive will be entitled to receive an additional payment or payments in an amount (the "Gross-Up Payment") such that, after payment by the Quantum Executive of all taxes (including any Excise Tax imposed upon the Gross-Up Payment), the Quantum Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Merger will constitute a change in control for purposes of the Severance Agreements.

     All of the Quantum Executives and the non-employee directors of Quantum own options to acquire Quantum Common Stock. All of the options held by the Quantum Executives and the non-employee directors of Quantum were granted pursuant to the terms of Quantum's 1991 Restated Stock Option Plan (the "Quantum Stock Option Plan"). The Quantum Stock Option Plan provides that, upon the first occurrence of a change in control, the exercisability of the option shall, to the extent that it is not otherwise at the time fully exercisable and so long as the holder of such option has not ceased to be employed by Quantum prior to such change in control, be automatically accelerated so that such option shall immediately become fully exercisable with respect to the optioned shares and may be exercised for all or any portion of such shares. The Merger will constitute a change of control for purposes of the Quantum Stock Option Plan.

     The Merger Agreement contemplates that at the Effective Time, each outstanding option to purchase Quantum Common Stock which has been granted pursuant to the Quantum Stock Option Plan and the special grants of options (the "Quantum Acquisition Options") in connection with Quantum's acquisitions of FactorCare Plus, Inc. and Commonwealth Care, Inc. (collectively, the "Quantum Stock Options"), whether previously vested or vested as a result of the Merger, will be assumed by Olsten. After the Effective Time, each Quantum Stock Option shall automatically be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under each Quantum Stock Option, the number of shares of Class B Stock equal to the product obtained by multiplying
(i) the number of shares of Quantum Common Stock subject to the Quantum Stock Option, by (ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Quantum Common Stock subject to such Quantum Stock Option by (y) the Conversion Number, provided that a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately preceding the date of exercise.

     As of May 28, 1996, the Quantum Executives and the Quantum non-employee directors collectively had vested options for 133,049 shares of Quantum Common Stock at a weighted average exercise price of $24.35, and unvested options for 248,951 shares of Quantum Common Stock at a weighted average exercise price of $16.84. In addition, as of such date, the Quantum Executives and the non-employee directors of Quantum as a group, together with their respective affiliates and associates, beneficially owned 1,066,182 shares, representing approximately 7%, of the outstanding Quantum Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to be a reorganization for federal income tax purposes under Section 368(a) of the Code. As a consequence:

     (a) none of Olsten, Quantum or Merger Sub will recognize any gain or loss as a result of the Merger;

     (b) except for cash received in lieu of fractional share interests, a holder of shares of Quantum Common Stock who exchanges such shares for shares of Class B Stock will not recognize any gain or loss upon such exchange;

     (c) the aggregate adjusted tax basis of the shares of Class B Stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares of Quantum Common Stock surrendered therefor;

     (d) if the shares of Quantum Common Stock are held as capital assets at the Effective Time, the holding period of the shares of Class B Stock will include the holding period of the shares of Quantum Common Stock exchanged for such shares; and

     (e) a holder of shares of Quantum Common Stock who receives cash in the Merger in lieu of a fractional share interest of Class B Stock will be treated as if the fractional share interest of Class B Stock was distributed to such holder and then redeemed by Olsten for cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of the Class B Stock deemed received by the holder under Section 302(a) of the Code. Accordingly, such holder will recognize a gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Quantum Common Stock allocable to the fractional share interest of Class B Stock. The gain or loss will be long-term capital gain or loss provided that the shares of Quantum Common Stock deemed surrendered for such fractional share interest of Class B Stock were held as a capital asset as of the Effective Time and for a period of more than one year.

     The Class B Stock is convertible at the option of a holder (and, under certain circumstances, will be converted automatically) into Olsten Common Stock. Neither Olsten nor a holder of the Class B Stock will recognize any gain or loss as a result of the conversion of Class B Stock into Olsten Common Stock.

     Jones, Day, Reavis & Pogue ("Jones Day"), counsel to Quantum, has rendered an opinion to Quantum dated May 29, 1996, to the effect that the Merger will be a reorganization for federal income tax purposes as defined by Section 368(a) of the Code, that Quantum, Olsten and Merger Sub will each be a party to the reorganization as defined by Section 368(b) of the Code and that the consequences listed in paragraphs (a) through (e) above will result from the Merger. Such opinion is based on current law, representations by Olsten and Quantum and various other assumptions as set forth in the copy of such opinion filed as an exhibit to the Registration Statement of which this Joint Proxy Statement and Prospectus forms a part. In addition, it is a condition to the consummation of the Merger that Jones Day shall have rendered an opinion to Quantum dated as of the Effective Time to the same effect.

     THE DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH QUANTUM SHAREHOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL TAX LAW OR OTHER TAX LAWS (INCLUDING THOSE CHANGES WHICH MAY HAVE RETROACTIVE EFFECT). THE FOREGOING DISCUSSION IS NOT INTENDED NECESSARILY TO APPLY TO QUANTUM SHAREHOLDERS WHO ARE CURRENT OR FORMER QUANTUM EMPLOYEES, QUANTUM SHAREHOLDERS WHO EXERCISE APPRAISAL RIGHTS, OR TO OTHER CATEGORIES OF SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES.

ANTITRUST

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. On May 10, 1996, Olsten and Quantum each filed the required information and materials with the Antitrust Division and the FTC, and the waiting period was terminated on May 28, 1996.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Moreover, the expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

FEDERAL SECURITIES LAW MATTERS

     The issuance of the Class B Stock pursuant to the Merger Agreement (and the issuance of the Olsten Common Stock upon conversion of such Class B Stock) has been registered under the Securities Act. The Olsten Common Stock into which such shares of Class B Stock are convertible will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "Affiliate" (as such term is defined for purposes of Rule 145 under the Securities Act) of Quantum or Olsten at the time of the Quantum Special Meeting or the Olsten Special Meeting. Shares of Class B Stock are not transferable except for transfers to Permitted Transferees. Affiliates may not sell their shares of Olsten Common Stock acquired upon conversion of shares of Class B Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 in the case of persons who were Affiliates of Quantum at the time of the Quantum Special Meeting, or (iii) any other applicable exemption under the Securities Act (such as Rule 144 under the Securities Act in the case of persons who are or become Affiliates of Olsten). Persons who may be deemed Affiliates of Olsten or Quantum generally include individuals or entities that control, are controlled by, or are under common control with, Olsten or Quantum, respectively, and may include certain officers and directors, as well as principal shareholders, of Olsten or Quantum, respectively.

     SEC guidelines indicate further that the "pooling of interests" method of accounting (as described below in "-- Accounting Treatment") generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of any more than a de minimis number of the shares of the acquiring or acquired company that the Affiliates own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. Each of Olsten and Quantum has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to procure written agreements ("Affiliate Agreements") from persons identified by Quantum as Affiliates of Quantum and from persons identified by Olsten as Affiliates of Olsten, containing appropriate representations and covenants intended to ensure compliance with the Securities Act and to preserve the ability to account for the Merger as a "pooling of interests." All of Quantum's and Olsten's respective Affiliates have executed Affiliate Agreements. See "The Merger
Agreement -- Conditions to the Merger."

     If the Merger is consummated, the Quantum Common Stock will no longer be quoted on NASDAQ and will be deregistered under the Exchange Act. At the Effective Time, the Class B Stock will be deemed to be registered under the Exchange Act and Olsten will be subject to certain reporting obligations under the Exchange Act with respect to the Class B Stock so long as the Class B Stock is held by at least 300 holders of record.

ACCOUNTING TREATMENT

     It is the intention of Olsten and Quantum that the transactions contemplated by the Merger Agreement are to result in a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Olsten and Quantum will be aggregated to the combined company at their recorded amounts, income of the combined company will include income of Olsten and Quantum for the entire fiscal year in which the Merger occurs, and the reported results of operations of the separate corporations for prior periods will be combined and restated as that of the combined company. The obligations of Olsten and Quantum to consummate the Merger are subject to the condition that Olsten and Quantum shall have received an opinion from Olsten's independent accountants to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. In addition, each of Olsten and Quantum has received from its independent accountants a preliminary letter stating that, based upon certain assumptions, the Merger will be properly accounted for as a "pooling of interests." See "The Merger
Agreement -- Conditions to the Merger" and "Olsten Corporation and Quantum Corporation Unaudited Pro Forma Combined Condensed Financial Statements."

LISTING ON NYSE

     Olsten has agreed to use all reasonable efforts to cause the shares of Olsten Common Stock issuable upon conversion of the shares of Class B Stock issued pursuant to the Merger Agreement to be approved for listing on the NYSE, subject to official notice of issuance. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to such authorization for listing by the NYSE, upon official notice of issuance of such shares. See "The Merger Agreement -- Conditions to the Merger."

APPRAISAL RIGHTS

     Holders of shares of Quantum Common Stock who object to the Merger and who exercise appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262") will be entitled to have their shares of Quantum Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares. The shares of Quantum Common Stock with respect to which holders have perfected their demand for appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost such rights are referred to in this Joint Proxy Statement and Prospectus as "Dissenting Shares."

     THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE.

     A holder of Quantum Common Stock electing to exercise appraisal rights must, prior to the vote concerning the Merger at the Quantum Special Meeting, perfect his or her appraisal rights by demanding in writing from Quantum the appraisal of his or her shares of Quantum Common Stock. A proxy or vote against the Merger will not constitute a demand for appraisal. A holder of Quantum Common Stock electing to take such action must do so by a separate written demand as provided in Section 262. Such holder who elects to exercise appraisal rights should mail or deliver his or her written demand to Quantum Health Resources, Inc., Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, Indiana 46240, attention: John C. McIlwraith. Such demand should reasonably inform Quantum of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his or her shares. Within ten days after the Effective Time, Quantum, as the surviving corporation in the Merger, must provide notice to all holders of Quantum Common Stock who have complied with Section 262 and have not voted for adoption of the Merger Agreement that the Merger has become effective. Only a holder of record of shares of Quantum Common Stock (or his or her duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

     Within 120 days after the Effective Time, Quantum, as the surviving corporation in the Merger, or any holder of Quantum Common Stock who has made a valid written demand and who has not voted for adoption of the Merger Agreement may (i) file a petition in the Court demanding a determination of the value of shares of Quantum Common Stock, and (ii) upon written request, receive from Quantum a statement setting forth the aggregate number of shares of Quantum Common Stock not voted for adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of Quantum Common Stock. Such statement must be mailed within ten days after the written request therefor has been received by Quantum. At any time within 60 days after the Effective Time, any shareholder may withdraw his demand for appraisal and accept the terms of the Merger Agreement.

     If a petition for an appraisal is filed in a timely manner, at a hearing on such petition the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value," the Court is required to take into account all relevant factors. In determining the fair rate of interest, the Court may consider the rate of interest which Quantum would have had to pay to borrow money during the pendency of the proceeding. Upon application by a shareholder, the Court may also order that all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Quantum Common Stock entitled to appraisal.

     Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time).

     A holder of Quantum Common Stock will effectively lose his or her right to appraisal if he or she votes for adoption of the Merger Agreement, or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to Quantum a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of Quantum. A holder of Dissenting Shares may also lose his or her right to appraisal if he or she fails to comply with the Court's direction to submit the certificates representing such Dissenting Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub shall be merged with and into Quantum, the separate existence of Merger Sub shall cease, and Quantum shall be the surviving corporation and a wholly owned subsidiary of Olsten.

     Pursuant to the Merger Agreement, at the Effective Time, each share of Quantum Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive fifty-eight one hundredths (.58) of one share (the "Conversion Number") of Class B Stock. As of the Effective Time, holders of Quantum Common Stock shall cease to have any rights with respect thereto, except for the right to receive the shares of Class B Stock to be paid upon surrender of such Quantum Common Stock.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each Quantum shareholder to be used in forwarding his or her Certificates for surrender and exchange for Olsten Certificates and, if applicable, cash in lieu of a fractional share of Class B Stock. After receipt of such transmittal instructions and form of letter of transmittal, each Quantum shareholder should surrender his or her Certificates to the Exchange Agent in accordance with the transmittal instructions, and each such holder will receive in exchange therefor Olsten Certificates representing whole shares of Class B Stock, and any cash that may be payable in lieu of a fractional share of Class B Stock. See "The Merger -- Exchange of Stock Certificates; -- No Fractional Shares."

     The letter of transmittal mailed by the Exchange Agent to each Quantum shareholder will advise Quantum shareholders of the requirement that shares of Class B Stock must be registered in the name of the original beneficial owner (or a Permitted Transferee of such a beneficial owner) not later than 30 days after the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Olsten and Quantum relating to, among other things, (i) each of their and certain of their respective subsidiaries' organizations and similar corporate matters, (ii) each of their capital structures, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iv) the absence of conflicts under the Certificates of Incorporation or By-Laws of each of Olsten and Quantum and its respective subsidiaries, or violations of any instruments or laws, and any required consents or approvals, (v) the documents and reports filed by each of them with the SEC and the accuracy of the information contained therein, (vi) the accuracy of the information provided by each of them with respect to the Registration Statement and this Joint Proxy Statement and Prospectus, (vii) the absence of certain events, changes or effects, (viii) in the case of Quantum, employee representation by labor unions or employee involvement in any other organizational activity, (ix) compliance with laws and requirements of Medicare and Medicaid and other third party payor programs, (x) litigation, (xi) in the case of Quantum, taxes, (xii) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (xiii) opinions of financial advisors, (xiv) in the case of Quantum, maintenance of insurance, (xv) in the case of Quantum, property owned, (xvi) compliance with environmental laws, (xvii) in the case of Quantum, effectiveness of material contracts, (xviii) in the case of Quantum, authority to use all patents and trademarks, (xix) no material related party transactions other than as previously disclosed, (xx) the shareholder vote required to approve the Merger Agreement, (xxi) the absence of undisclosed material liabilities, (xxii) certain accounting matters, (xxiii) non-applicability to the Merger of Section 203 of the DGCL, (xxiv) a list of affiliates, (xxv) in the case of Quantum, the non-occurrence of certain events under the Rights Agreement and a list of certain contracts relating to certain employment, consulting and benefit matters, and (xxvi) in the case of Olsten, no ownership of Quantum Common Stock or securities convertible into Quantum Common Stock and the operations of Merger Sub.

CERTAIN COVENANTS

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, Olsten and Quantum each has agreed that, as to itself and its subsidiaries (except as permitted by the Merger Agreement or as consented to in writing by the other party), (i) Quantum and its subsidiaries will conduct their businesses in the ordinary course and in a manner consistent with past practice, (ii) neither party will amend its Certificate of Incorporation or By-Laws, provided that Olsten shall be permitted to make non-material amendments to its By-Laws, (iii) Quantum will, upon prior written notice from Olsten, redeem the Rights pursuant to the Rights Agreement at a time no later than immediately prior to the Effective Time, (iv) neither party shall, and Quantum shall not permit its subsidiaries to, declare or pay any dividend or make other distributions except, in the case of Olsten, regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with its past dividend practice in an amount not to exceed $.07 per share, (v) neither party shall, and Quantum shall not permit its subsidiaries to, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, (vi) Quantum shall not, and shall not permit its subsidiaries to, issue, deliver or sell capital stock, rights, warrants, options for convertible or similar securities, subject to certain exceptions, (vii) Quantum shall not, and shall not permit its subsidiaries to, incur any indebtedness for borrowed money (or guarantees thereof), (viii) Quantum shall not, and shall not permit its subsidiaries to, effect any material acquisitions of any business or assets other than in the ordinary course of business, (ix) Quantum shall not, and shall not permit its subsidiaries to, sell, lease, encumber or otherwise dispose of any material portion of its assets, (x) neither party shall, nor shall it permit its subsidiaries to, take any action that is reasonably likely to make any of its representations or warranties materially inaccurate, (xi) neither party shall, nor shall it permit its subsidiaries to, adopt a plan of complete or partial liquidation or dissolution of such party or either of such party's subsidiaries with certain exceptions, (xii) Quantum shall not, and shall not permit its subsidiaries to, increase the compensation payable to officers and employees (subject to certain exceptions) or grant any severance pay to any such persons or amend any collective bargaining agreement or establish or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any director, officer or employee, and (xiii) Quantum shall use all reasonable efforts to finalize as soon as practicable a definitive settlement agreement pursuant to, consistent with and as set forth in the Memorandum of Understanding described in the last paragraph under "The Merger -- Background of the Merger," which shall be acceptable to Olsten in all material respects, to cause such settlement agreement to be filed with the court in which the lawsuits are pending and to obtain preliminary court approval thereof.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, Olsten and Quantum have agreed that (i) they will each afford to the other access to their respective officers, properties, offices, plants and information as the other party may reasonably request, (ii) they will abide by the terms of their respective Confidentiality Agreements, (iii) they will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other party in connection with such legal requirements, subject to certain exceptions, and (iv) they will not take any action that would affect the accounting treatment of the Merger as a "pooling of interests." The Merger Agreement provides that the Quantum Board shall approve the appointment or election of the directors of Merger Sub as directors of Quantum effective as of immediately following the Effective Time, so that such appointment or election or the removal or resignation of the approving members of the Quantum Board will not constitute a Risk Event (as defined in the indenture governing the Quantum Convertible Subordinated Debentures (as defined below) (the "Quantum Indenture")) under the Quantum Indenture. In addition, pursuant to the Merger Agreement, Olsten (i) shall have (A) sufficient shares of Class B Stock reserved for issuance upon conversion of shares of Quantum Common Stock in the Merger, upon the exercise of all options and warrants to acquire shares of Class B Stock (including, after the Effective Time, all options to acquire Quantum Common Stock assumed by Olsten pursuant to the Merger Agreement) and upon conversion of all of Quantum's 4 3/4% Convertible Subordinated Debentures due 2000 ("Quantum Convertible Subordinated Debentures"), and (B) sufficient shares of Olsten Common Stock reserved for issuance upon conversion of all issued and outstanding Class B Stock and all Class B Stock issuable as set forth above, upon the exercise of all options to acquire Olsten Common Stock and upon conversion of all Olsten's
4 7/8% Convertible Subordinated Debentures due 2003 and (ii) shall take all action necessary to permit the recipients of Class B Stock upon the conversion of Quantum Common Stock and Quantum Convertible Subordinated Debentures to hold such Class B Stock in nominee form for a period ending not later than 30 days from the Effective Time.

NO SOLICITATION OF OTHER TRANSACTIONS

     The Merger Agreement provides that Quantum and its subsidiaries will not
(i) solicit or otherwise encourage any inquiries or the making of any proposal or offer for a merger or other business combination involving Quantum or its subsidiaries or any proposal or offer to acquire or dispose of or exchange an equity interest in, or a material portion of the assets of, Quantum (including the capital stock of any of its significant subsidiaries) (a "Competing Transaction"), or agree to or endorse any Competing Transaction, provided that Quantum may review and evaluate a proposal that constitutes a Competing Transaction which has not been solicited or otherwise encouraged, or (ii) except as otherwise provided below, negotiate or discuss with, or provide any non-public information to, any person relating to any Competing Transaction. Quantum also has agreed not to authorize or permit its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or representative retained by it, to engage in such activities on Quantum's behalf. The Quantum Board may, without violating any of its covenants under the Merger Agreement (1) take and disclose to Quantum's shareholders a position with respect to any tender or exchange offer as contemplated by Rule 14d-9 or 14e-2 under the Exchange Act, or make such other disclosures to Quantum shareholders as, based upon advice of its outside counsel, may be required by law, (2) withdraw, modify or change its recommendation to shareholders with respect to the Merger, or (3) take, authorize or permit any action or actions in response to or in connection with any Competing Transaction, or engage in discussions or negotiations with, a potential acquiror if, in the good faith judgment of the Quantum Board, after consultation with and based upon the advice of independent legal counsel, such action is required for the Quantum Board to comply with its fiduciary duties to the holders of Quantum Common Stock under applicable law. Quantum must immediately notify Olsten of any negotiations, requests for non-public information or discussions with respect to a Competing Transaction, and keep Olsten fully informed of the status and details of any such Competing Transaction or request, subject to the fiduciary duties of the Quantum Board as set forth above.

EXPENSES AND TERMINATION FEE

     Except as set forth below, the Merger Agreement provides that, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, other than the filing fee for registering Class B Stock and Olsten Common Stock in the Registration Statement of which this Joint Proxy Statement and Prospectus is a part and expenses incurred in connection with the printing and mailing of this Joint Proxy Statement and Prospectus, which will be shared equally by Olsten and Quantum.

     The Merger Agreement provides that, if (i) Olsten terminates the Merger Agreement as the result of the occurrence of a "Trigger Event" (as defined below) or (ii) Quantum terminates the Merger Agreement upon the receipt by Quantum from any person other than Olsten or its affiliates of an offer with respect to a Competing Transaction and upon the Quantum Board, after consultation with and based upon the advice of independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), having determined in good faith that such termination is required for the Quantum Board to comply with its fiduciary obligations to Quantum shareholders under applicable law, in either event as a result of the occurrence of an event described in clause (i) of the definition of "Trigger Event," Quantum shall pay to Olsten $5 million.

     The Merger Agreement also provides that, if (i) Olsten terminates the Merger Agreement as the result of a Trigger Event or (ii) Quantum terminates the Merger Agreement as described in clause (ii) in the immediately preceding paragraph, in either case as a result of the occurrence of an event described in clause (ii) of the definition of "Trigger Event" (so long as the Quantum Board shall not have taken any action described in clause (i) of the definition of Trigger Event), Quantum shall pay Olsten its reasonable, documented out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby (including, without limitation, costs and disbursements of attorneys, accountants and investment bankers and certain filing fees and expenses) up to $1,500,000; provided that if within one year after such termination, Quantum or any of its subsidiaries has effected or has entered into an agreement to effect any Competing Transaction, then Quantum shall pay to Olsten the difference between $5 million and the amount of such expenses previously paid by Quantum to Olsten.

     Each of the following events is defined in the Merger Agreement as a "Trigger Event": (i) the Quantum Board shall have (a) withdrawn or modified, in a manner materially adverse to Olsten, its approval or recommendation of the Merger Agreement for any reason other than the occurrence of an event relating to Olsten which has a Material Adverse Effect (as defined below under "-- Conditions to the Merger") or (b) postponed the date scheduled for the Quantum Special Meeting beyond September 30, 1996 without the prior written consent of Olsten (which consent shall not be unreasonably withheld or delayed) or (ii) the Merger Agreement shall have been voted on by Quantum's shareholders at the Quantum Special Meeting and shall not have been approved by the requisite vote of Quantum shareholders in circumstances where an offer or proposal to effect a Competing Transaction (which was not encouraged or solicited by Olsten) has been publicly announced and has not been publicly withdrawn at least five business days prior to the latest scheduled date for the Quantum Special Meeting.

INSURANCE; INDEMNIFICATION

     The Merger Agreement provides that, for a period of six years after the Effective Time, Olsten shall cause to be maintained policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are no less advantageous in any material respect to the parties covered by the current policies of directors' and officers' liability insurance maintained by Quantum and its subsidiaries with respect to claims arising from facts or events which occurred before the Effective Time, provided that Olsten shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Quantum prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     In addition, pursuant to the Merger Agreement, Olsten will, and will cause Quantum, as the surviving corporation in the Merger, to, indemnify and hold harmless all past and present officers, directors and employees of Quantum or any of its subsidiaries and present or former directors, officers and employees of Quantum or any of its subsidiaries serving or who served at Quantum's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent such persons were indemnified as of the date of the Merger Agreement by Quantum pursuant to Quantum's Certificate of Incorporation and By-Laws and indemnification agreements in existence on such date with any officers and directors of Quantum and its subsidiaries for acts or omissions occurring at or prior to the Effective Time, for a period of not less than the statutes of limitations applicable to such matters. Pursuant to the Merger Agreement, Quantum shall, and after the Effective Time, Olsten shall cause Quantum to, periodically advance expenses incurred with respect to the foregoing to the extent permitted by law.

     The Merger Agreement also provides that Olsten shall not permit the provision of the Certificate of Incorporation of Quantum exculpating officers and directors of Quantum from liability to Quantum for actions taken by such persons in their capacities as such to be amended in any manner that would adversely affect the rights granted thereunder following the Effective Time, and that the successors and assigns of Olsten, upon any merger or consolidation of Olsten into any other person or transfer of all or substantially all of Olsten's property or assets to any other person, shall assume all of Olsten's obligations in respect of insurance or indemnification of officers, directors and employees of Quantum.

CONDITIONS TO THE MERGER

     The respective obligations of Olsten and Quantum to effect the Merger are subject to a number of conditions, including among others (i) the Merger Agreement shall have been approved and adopted by the shareholders of Quantum and the Olsten Stock Issuance shall have been approved by the shareholders of Olsten, (ii) the shares of Olsten Common Stock issuable to Quantum shareholders upon conversion of Class B Stock issued in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance, (iii) all authorizations, consents, orders and approvals (including "blue sky" approvals) or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain or file would have a Material Adverse Effect, shall have been filed, occurred or been obtained, (iv) effectiveness of the Registration Statement, (v) no injunction or other order, legal restraint or prohibition preventing the consummation of the Merger shall be in effect, (vi) Olsten and Quantum shall each have received an opinion from Olsten's independent accountants to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling of interests," (vii) the accuracy of the representations and warranties of the other party set forth in the Merger Agreement, except as does not have a Material Adverse Effect (as defined below), (viii) the performance and compliance by the other party in all material respects with all agreements and covenants of the other party set forth in the Merger Agreement, (ix) no change in the business, financial condition, results of operations, assets or liabilities of the other party resulting in a Material Adverse Effect, (x) receipt of an opinion of counsel to Quantum to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and that certain related tax positions may be taken with regard to the Merger and (xi) each party shall have received from each Affiliate of the other party an Affiliate Agreement. For the purposes of the Merger Agreement, the term "Material Adverse Effect" means with respect to Olsten or

Quantum, as the case may be, any effect on the business of Olsten or Quantum, as the case may be, or any of its respective subsidiaries that is, or likely will be (viewed at the time of determination), materially adverse to the business, results of operations, financial condition, assets or liabilities of Olsten or Quantum, as the case may be, and its respective subsidiaries, taken as a whole, other than any effect thereon resulting from or related to (1) deterioration in general economic conditions, (2) changes or trends in the healthcare industry (such as changes in Medicaid or other governmental programs) or (3) the matters disclosed on the disclosure schedule delivered to Olsten by Quantum upon the execution and delivery of the Merger Agreement.

     In addition to the conditions set forth in the preceding paragraph, the obligation of Olsten to effect the Merger is subject to the following conditions: (i) neither party nor any of their respective subsidiaries shall be required by any governmental entity to hold separate, sell or otherwise dispose of any subsidiary, assets or properties the effect of which would be to materially impair the value of the Merger to Olsten, (ii) no event under the Rights Agreement shall have occurred that would give the holder of a Right any right to acquire equity securities of Quantum or Olsten or otherwise impair the ability of the parties to consummate the transactions contemplated by the Merger Agreement and (iii) holders of no more than 4% of the outstanding Quantum Common Stock shall have demanded their appraisal rights under the DGCL.

BENEFIT PLANS AND STOCK OPTIONS

     It is the intention of Olsten to make available, after the Effective Time, to employees of Quantum and its subsidiaries, benefit plans which are, when considered in the aggregate, reasonably comparable to the benefit plans provided to either (at Olsten's option) non-executive employees of Olsten and its subsidiaries or Quantum and its subsidiaries; provided that Olsten is not required to make available any specific benefit plans. Pursuant to the Merger Agreement, after the Effective Time, Olsten shall, or shall cause Quantum, as the surviving corporation in the Merger, to honor all consulting, employment, severance and similar agreements disclosed by Quantum to Olsten prior to the Merger.

     Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase Quantum Common Stock which has been granted pursuant to the Quantum Stock Option Plan and the Quantum Acquisition Options (collectively, the "Quantum Stock Options"), whether previously vested or vested as a result of the Merger, shall be assumed by Olsten. After the Effective Time, each Quantum Stock Option shall automatically be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Quantum Stock Option, the number of shares of Class B Stock equal to the product obtained by multiplying (i) the number of shares of Quantum Common Stock subject to the Quantum Stock Option, by (ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Quantum Common Stock subject to such Quantum Stock Option by (y) the Conversion Number; provided that, in the case of any option or portion of an option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and any portion of an option which does not so comply shall be a "nonqualified option;" and provided further, that the number of shares of Class B Stock that may be purchased upon exercise of such Quantum Stock Option shall not include any fractional share and, upon exercise of such Quantum Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately preceding the date of exercise.

     The Merger Agreement provides that Quantum's 1991 Employee Stock Purchase Plan shall be suspended by the Quantum Board effective May 31, 1996 and discontinued by the Quantum Board no later than immediately prior to the Effective Time; provided, however, that the shares of Quantum Common Stock issuable thereunder in consideration of payroll deductions made on or prior to May 31, 1996 shall be issued in accordance with Quantum's 1991 Employee Stock Purchase Plan as in effect on the date of the Merger Agreement.

QUANTUM CONVERTIBLE SUBORDINATED DEBENTURES

     Pursuant to the Merger Agreement, from and after the Effective Time, each Quantum Convertible Subordinated Debenture shall entitle the holder thereof to convert such Quantum Convertible Subordinated Debenture into the number of shares of Class B Stock receivable by a holder of the number of shares of Quantum Common Stock into which such Quantum Convertible Subordinated Debenture might have been converted immediately prior to the Effective Time (subject to adjustment after the Effective Time as provided in the Quantum Indenture); provided, however, that the number of shares of Class B Stock issuable upon conversion of a Quantum Convertible Subordinated Debenture shall not include any fractional shares and, upon exercise of such Quantum Convertible Subordinated Debenture, a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately prior to the date of conversion. The original Merger Agreement, dated May 1, 1996, by and among Olsten, Merger Sub and Quantum, was amended and restated as of May 1, 1996 for the sole purpose of amending the provision regarding conversion of the Quantum Convertible Subordinated Debentures to provide as set forth in the preceding sentence.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Olsten or Quantum,
(i) by mutual consent of the Olsten Board and the Quantum Board, (ii) by either Olsten or Quantum, if the Merger shall not have been consummated by September 30, 1996 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation thereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date), (iii) by either Olsten or Quantum, if (A) there has been a breach of any representation or warranty by the other party, the breach of which, when taken together with all other breaches by such party, would have a Material Adverse Effect, or a material breach of a covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within fifteen business days following receipt by the breaching party of notice of such breach or (B) any order, decree or ruling of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (iv) by either Olsten or Quantum, if the required approval of either or both parties' shareholders is not obtained upon a vote held at their respective Special Meetings, (v) by Olsten, if a Trigger Event occurs, (vi) by Quantum, if the average closing price of Olsten Common Stock on the NYSE during the 20 trading days immediately preceding the later of (A) the Quantum Special Meeting or (B) the Olsten Special Meeting is less than $22.00 per share, (vii) by Quantum, if Quantum receives from any person other than Olsten or its affiliates an offer with respect to a Competing Transaction and the Quantum Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such termination is required for the Quantum Board to comply with its fiduciary obligations to the holders of Quantum Common Stock under applicable law, (viii) by Olsten, if any person or group shall have become the beneficial owner of in excess of 50% of the outstanding shares of Quantum Common Stock or (ix) by Quantum, if any Olsten Family Holder breaches any of the material terms of the Voting Agreement, or if, prior to the approval of the Merger by the shareholders of Olsten at the Olsten Special Meeting, the Voting Agreement is not in full force and effect and enforceable in all material respects against each Olsten Family Holder.

     In the event of termination of the Merger Agreement by either Olsten or Quantum as described above, the Merger Agreement shall become void and there will be no liability or obligation on the part of either Olsten, Quantum, Merger Sub or their respective officers or directors pursuant to the Merger Agreement, except as set forth in certain provisions of the Merger Agreement, including the payment of the termination fee described under "-- Expenses and Termination Fee" and unless such termination arises from a willful breach of the Merger Agreement. In addition, in the event of a termination of the Merger Agreement as a result of the failure of certain conditions to be satisfied, Olsten and its subsidiaries each have agreed to use its best efforts to use Quantum and its subsidiaries for certain services to be provided to third parties for a period of two years following the date of such termination, subject to such services being competitively priced and at a level of service reasonably satisfactory to Olsten and its subsidiaries.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of Olsten and Quantum; provided that, after approval of the Merger Agreement by the shareholders of Olsten and Quantum, no amendment may be made that would require further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Olsten, Merger Sub and Quantum.

     At any time prior to the Effective Time, either Olsten and Quantum may, by action taken or authorized by their respective boards of directors (i) extend the time for the performance of any of the obligations to be performed by the other party, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance with any of the agreements of the other party or conditions contained in the Merger Agreement. Any such extension or waiver will only be valid if set forth in a writing signed by the party to be bound thereby.

                         INFORMATION CONCERNING OLSTEN

     Olsten is North America's largest provider of home health care and related services and one of the world's leading providers of staffing services to business, industry and government. Through Olsten Kimberly QualityCare, Olsten provides health care network management and caregivers for home health care and institutions. Olsten Kimberly QualityCare employs more than 150,000 caregivers and provides services to over 400,000 patients and clients, including managed care organizations, employers, government agencies, hospitals and individuals. Services include skilled nursing, home health aides, infusion therapy, home medical equipment, respiratory therapy, pediatrics, rehabilitation and disease management. Olsten Kimberly QualityCare is also North America's largest provider of management services to hospital-based home health agencies. Primarily through Olsten Staffing Services, Olsten also operates 700 staffing and information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems.

     Additional information concerning Olsten and its subsidiaries is contained in Olsten's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q for the period ended March 31, 1996, its Current Reports on Form 8-K dated March 13, 1996, May 3, 1996 and May 30, 1996, and its other public filings. See "Available Information" and "Incorporation of Certain Documents by Reference."

                         INFORMATION CONCERNING QUANTUM

     Quantum is principally engaged in the provision of therapies and support services to individuals affected by certain chronic diseases. Through its operating subsidiaries, Quantum addresses the delivery of cost-effective, high quality alternate-site therapies and services to individuals affected by chronic and other disorders, their families and clinicians, and those who subsidize their care. Quantum Health Resources ("QHR"), a subsidiary of Quantum, meets the specialized needs of patients who require costly, long-term and recurring therapies for their disorders. QHR's Quantum ExpressTM division provides specialized mail order pharmacy services that enable the efficient distribution of unique biological and pharmaceutical products. Quantum also offers a full range of risk management services to managed care organizations and other payors. These services include capitation and other risk-sharing relationships, case management, network management, analyses of medical outcomes and product utilization, and technology assessment.

     Additional information concerning Quantum and its subsidiaries is contained in Quantum's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, its Quarterly Report on Form 10-Q for the period ended March 31, 1996, its Current Reports on Form 8-K dated May 3, 1996 and May 30, 1996, and its other public filings. See "Available Information" and "Incorporation of Certain Documents by Reference."

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Merger under the "pooling of interests" method of accounting. Olsten's fiscal year ends on the Sunday nearest to December 31st and Quantum's fiscal year ends on December 31st. The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had been consummated as of March 31, 1996, the last day in Olsten's and Quantum's first fiscal quarter in 1996. The unaudited pro forma combined condensed statements of income for the 1996 and 1995 first quarter and for each of the 1995, 1994 and 1993 fiscal years give effect to the Merger as if it had occurred at the beginning of the earliest period presented.

     The unaudited pro forma combined condensed financial statements for the fiscal year ended December 31, 1995 and for the first quarter ended April 2, 1995 have been adjusted to include the acquisitions summarized in Note 2. The unaudited pro forma combined condensed financial statements for the quarter ended March 31, 1996 have not been adjusted for these acquisitions as the pro forma effect of acquisitions, not already included in the historical results, was not material.

     These statements have been prepared from the historical consolidated financial statements of Olsten and Quantum and should be read in conjunction with such statements and the related notes contained in each company's Annual Report on Form 10-K for the 1995 fiscal year and Quarterly Report on Form 10-Q for the first quarter of 1996 incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

     The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future financial position or operating results.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                               AS OF MARCH 31, 1996(1)
                                                 ---------------------------------------------------
                                                                           PRO FORMA      PRO FORMA
                                                   OLSTEN     QUANTUM    ADJUSTMENTS(4)    COMBINED
                                                 ----------   --------   --------------   ----------
Current assets
  Cash.........................................  $  201,488   $ 55,352     $       --     $  256,840
  Accounts receivable, net.....................     469,217     93,194             --        562,411
  Other current assets.........................      38,227     52,606             --         90,833
                                                 ----------   --------      ---------     ----------
          Total current assets.................     708,932    201,152             --        910,084
Fixed assets, net..............................     101,631     15,963             --        117,594
Intangibles, net...............................     358,821     11,720             --        370,541
Other assets...................................      10,410      4,682             --         15,092
                                                 ----------   --------      ---------     ----------
                                                 $1,179,794   $233,517     $       --     $1,413,311
                                                 ==========   ========      =========     ==========
Current liabilities
  Accrued expenses.............................  $   81,555   $ 10,457     $       --     $   92,012
  Payroll and related taxes....................      48,480      4,281             --         52,761
  Insurance costs..............................      28,369         --             --         28,369
  Accounts payable.............................      15,891     18,794             --         34,685
                                                 ----------   --------      ---------     ----------
          Total current liabilities............     174,295     33,532             --        207,827
Long-term debt.................................     446,054     86,250             --        532,304
Other liabilities..............................      67,157      2,708             --         69,865
Shareholders' equity
  Common stock.................................       5,064        158           (158)         5,064
  Class B common stock.........................       1,382         --            879          2,261
  Additional paid-in capital...................     240,971     65,444        (13,231)       293,184
  Retained earnings............................     247,214     57,935             --        305,149
  Treasury stock...............................          --    (12,510)        12,510             --
  Cumulative translation adjustment............      (2,343)        --             --         (2,343)
                                                 ----------   --------      ---------     ----------
          Total shareholders' equity...........     492,288    111,027             --        603,315
                                                 ----------   --------      ---------     ----------
                                                 $1,179,794   $233,517     $       --     $1,413,311
                                                 ==========   ========      =========     ==========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           FIRST QUARTER ENDED MARCH 31, 1996(1)
                                                        -------------------------------------------
                                                                                             PRO
                                                                              PRO FORMA     FORMA
                                                         OLSTEN    QUANTUM   ADJUSTMENTS   COMBINED
                                                        --------   -------   -----------   --------
Service sales, franchise fees, management fees and
  other income........................................  $683,214   $80,032     $    --     $763,246
Cost of services sold.................................   478,039    63,475          --      541,514
                                                        --------   -------     -------     --------
  Gross profit........................................   205,175    16,557          --      221,732
Selling, general and administrative...................   163,172    13,403          --      176,575
Interest expense, net.................................     2,584       178          --        2,762
Restructuring and other non-recurring charges(3)......        --     5,500          --        5,500
                                                        --------   -------     -------     --------
  Income (loss) before income taxes and minority
     interests........................................    39,419    (2,524)         --       36,895
Income taxes (benefit)................................    16,044      (980)         --       15,064
                                                        --------   -------     -------     --------
  Income (loss) before minority interests.............    23,375    (1,544)         --       21,831
Minority interests....................................       372      (190)         --          182
                                                        --------   -------     -------     --------
  Net income (loss)...................................  $ 23,003   $(1,354)    $    --     $ 21,649
                                                        ========   =======     =======     ========
Share Information:
  Primary earnings (loss) per share:
     Net income (loss)................................  $    .35   $  (.09)                $    .29
                                                        ========   =======                 ========
     Average shares outstanding.......................    65,643    15,220                   74,471
                                                        ========   =======                 ========
  Fully diluted earnings (loss) per share:
     Net income (loss)................................  $    .34   $  (.09)                $    .28
                                                        ========   =======                 ========
     Average shares outstanding.......................    71,208    18,076                   81,692
                                                        ========   =======                 ========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     FIRST QUARTER ENDED APRIL 2, 1995(1)
                                 ----------------------------------------------------------------------------
                                           OLSTEN PURCHASED   OLSTEN, AS
                                           ACQUISITIONS, AS  ADJUSTED FOR              PRO FORMA    PRO FORMA
                                  OLSTEN     ADJUSTED(2)     ACQUISITIONS   QUANTUM   ADJUSTMENTS   COMBINED
                                 --------  ----------------  ------------   -------   -----------   ---------
Service sales, franchise fees,
  management fees and other
  income.......................  $590,350      $ 72,432        $662,782     $71,313    $      --    $ 734,095
Cost of services sold..........   413,183        57,023         470,206      54,360           --      524,566
                                 --------       -------        --------     -------       ------     --------
  Gross profit.................   177,167        15,409         192,576      16,953           --      209,529
Selling, general and
  administrative...............   143,523        12,215         155,738      10,911           --      166,649
Interest expense (income),
  net..........................       846         2,323           3,169         (71)          --        3,098
                                 --------       -------        --------     -------       ------     --------
  Income before income taxes
     and minority interests....    32,798           871          33,669       6,113           --       39,782
Income taxes...................    13,695           534          14,229       2,561           --       16,790
                                 --------       -------        --------     -------       ------     --------
  Income before minority
     interests.................    19,103           337          19,440       3,552           --       22,992
Minority interests.............        11           179             190        (370)          --         (180)
                                 --------       -------        --------     -------       ------     --------
  Net income...................  $ 19,092      $    158        $ 19,250     $ 3,922    $      --    $  23,172
                                 ========       =======        ========     =======       ======     ========
Share Information:
  Primary earnings per share:
     Net income................  $    .29                                   $   .25                 $     .31
                                 ========                                   =======                  ========
     Average shares
       outstanding.............    64,854                                    15,829                    74,035
                                 ========                                   =======                  ========
  Fully diluted earnings per
     share:
     Net income................  $    .28                                   $   .25                 $     .30
                                 ========                                   =======                  ========
     Average shares
       outstanding.............    70,328                                    18,676                    81,160
                                 ========                                   =======                  ========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 FOR THE YEAR ENDED DECEMBER 31, 1995(1)
                             --------------------------------------------------------------------------------
                                         OLSTEN PURCHASED   OLSTEN, AS
                                          ACQUISITIONS,    ADJUSTED FOR               PRO FORMA    PRO FORMA
                               OLSTEN     AS ADJUSTED(2)   ACQUISITIONS   QUANTUM    ADJUSTMENTS    COMBINED
                             ----------  ----------------  ------------   --------   -----------   ----------
Service sales, franchise
  fees, management fees and
  other income.............  $2,518,875      $289,729       $ 2,808,604   $286,154    $      --    $3,094,758
Cost of services sold......   1,757,319       228,091         1,985,410    224,312           --     2,209,722
                             ----------      --------        ----------   --------     --------    ----------
  Gross profit.............     761,556        61,638           823,194     61,842           --       885,036
Selling, general and
  administrative...........     600,607        48,858           649,465     48,911           --       698,376
Interest expense, net......       4,761         9,292            14,053        182           --        14,235
Restructuring and other
  non-recurring
  charges(3)...............          --            --                --     12,308           --        12,308
                             ----------      --------        ----------   --------     --------    ----------
  Income before income
     taxes and minority
     interests.............     156,188         3,488           159,676        441           --       160,117
Income taxes...............      64,568         2,137            66,705        663           --        67,368
                             ----------      --------        ----------   --------     --------    ----------
  Income (loss) before
     minority interests....      91,620         1,351            92,971       (222)          --        92,749
Minority interests.........       1,151           717             1,868     (1,238)          --           630
                             ----------      --------        ----------   --------     --------    ----------
  Net income...............  $   90,469      $    634       $    91,103   $  1,016    $      --    $   92,119
                             ==========      ========        ==========   ========     ========    ==========
Share Information:
  Primary earnings per
     share:
     Net income............  $     1.39                                   $    .07                 $     1.24
                             ==========                                   ========                 ==========
     Average shares
       outstanding.........      65,108                                     15,432                     74,059
                             ==========                                   ========                 ==========
  Fully diluted earnings
     per share:
     Net income............  $     1.33                                   $    .07                 $     1.21
                             ==========                                   ========                 ==========
     Average shares
       outstanding.........      70,704                                     18,277                     81,305
                             ==========                                   ========                 ==========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         FOR THE YEAR ENDED JANUARY 1, 1995(1)
                                                    ------------------------------------------------
                                                                             PRO FORMA    PRO FORMA
                                                      OLSTEN     QUANTUM    ADJUSTMENTS    COMBINED
                                                    ----------   --------   -----------   ----------
Service sales, franchise fees, management fees and
  other income....................................  $2,307,667   $274,979     $    --     $2,582,646
Cost of services sold.............................   1,622,060    204,593          --      1,826,653
                                                    ----------   --------     -------     ----------
  Gross profit....................................     685,607     70,386          --        755,993
Selling, general and administrative...............     557,005     33,843          --        590,848
Interest expense, net.............................       5,697        772          --          6,469
                                                    ----------   --------     -------     ----------
  Income before income taxes......................     122,905     35,771          --        158,676
Income taxes......................................      51,663     14,130          --         65,793
                                                    ----------   --------     -------     ----------
  Net income......................................  $   71,242   $ 21,641     $    --     $   92,883
                                                    ==========   ========     =======     ==========
Share Information:
  Primary earnings per share:
     Net income...................................  $     1.11   $   1.37                 $     1.26
                                                    ==========   ========                 ==========
     Average shares outstanding...................      64,367     15,773                     73,515
                                                    ==========   ========                 ==========
  Fully diluted earnings per share:
     Net income...................................  $     1.07   $   1.31                 $     1.23
                                                    ==========   ========                 ==========
     Average shares outstanding...................      70,073     18,632                     80,880
                                                    ==========   ========                 ==========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                       FOR THE YEAR ENDED JANUARY 2, 1994(1)
                                                  ------------------------------------------------
                                                                           PRO FORMA    PRO FORMA
                                                    OLSTEN     QUANTUM    ADJUSTMENTS    COMBINED
                                                  ----------   --------   -----------   ----------
Service sales, franchise fees, management fees
  and other income..............................  $2,196,678   $201,729    $      --    $2,398,407
Cost of services sold...........................   1,523,133   147,555            --     1,670,688
                                                  ----------   --------     --------    ----------
     Gross profit...............................     673,545    54,174            --       727,719
Selling, general and administrative.............     570,906    25,801            --       596,707
Interest expense (income), net..................      18,449      (431 )          --        18,018
Merger and integration costs(3).................      80,911       927            --        81,838
                                                  ----------   --------     --------    ----------
     Income before income taxes and
       extraordinary charge.....................       3,279    27,877            --        31,156
Income taxes....................................      14,522    11,306            --        25,828
                                                  ----------   --------     --------    ----------
     Income (loss) before extraordinary
       charge...................................     (11,243)   16,571            --         5,328
Extraordinary charge, net.......................     (14,668)       --            --       (14,668)
                                                  ----------   --------     --------    ----------
     Net income (loss)..........................  $  (25,911)  $16,571     $      --    $   (9,340)
                                                  ==========   ========     ========    ==========
Share Information:
     Primary earnings (loss) per share:
       Income (loss) before extraordinary
          charge................................  $     (.19)  $  1.07                  $      .08
       Extraordinary charge, net................        (.24)       --                        (.21)
                                                  ----------   --------                 ----------
       Net income (loss)........................  $     (.43)  $  1.07                  $     (.13)
                                                  ==========   ========                 ==========
       Average shares outstanding...............      60,467    15,465                      69,437
                                                  ==========   ========                 ==========
     Fully diluted earnings (loss) per share:
       Income (loss) before extraordinary
          charge................................  $     (.19)  $  1.07                  $      .08
       Extraordinary charge, net................        (.24)       --                        (.21)
                                                  ----------   --------                 ----------
       Net income (loss)........................  $     (.43)  $  1.07                  $     (.13)
                                                  ==========   ========                 ==========
       Average shares outstanding...............      60,467    15,465                      69,437
                                                  ==========   ========                 ==========

   See notes to unaudited pro forma combined condensed financial statements.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined condensed financial statements do not give effect to any synergies which are expected to occur due to the integration of Olsten's and Quantum's operations. Additionally, the unaudited pro forma combined condensed financial statements do not reflect (i) the transaction costs of the Merger, or (ii) the non-recurring costs and expenses associated with integrating the operations. The costs of integrating operations could result in a significant, non-recurring charge to the combined company's results of operations after consummation of the Merger; however, the actual amount of such charge cannot be determined until the transition plans relating to the integration of operations are completed.

     Certain reclassifications have been made to the historical financial statements of Olsten and Quantum to conform to the unaudited pro forma combined presentation. Such reclassifications are not material to the unaudited pro forma combined condensed financial statements.

     Olsten's fiscal year is based upon a 52-53 week year ending on the Sunday nearest to December 31st. Quantum's fiscal year is based upon a 12 calendar month year ending December 31st. Olsten's quarterly information includes 13 week periods. Quantum's quarterly information is based upon three-month calendar quarters.

2.  OLSTEN PURCHASED ACQUISITIONS, AS ADJUSTED

     The following acquisitions by Olsten have been accounted for under the purchase method of accounting:

        In March 1995, Olsten acquired a 50.1 percent interest in Norsk Personal A.S., Norway's second-largest staffing services company, for $24.8 million in cash.

        In June 1995, Olsten completed the acquisition of Americare, which provides home nursing, infusion therapy and medical equipment, for $7.7 million in cash,.

        In August 1995, Olsten purchased P.J. Ward Associates, Ltd., a Toronto-based leader in Canadian information technology services, for $3.7 million in cash.

        In September 1995, Olsten acquired a 65 percent interest in Ready Office, S.A., Argentina's oldest and largest independent staffing services company, for $2.7 million in cash.

        In September 1995, Olsten completed a single transaction involving the purchase of Nurse's House Call, the home health care business of Hooper Holmes, Inc., for $72.6 million and the sale of the stock of its wholly-owned subsidiary, ASB Meditest, which provides mobile diagnostic, paramedical and occupational health services to Hooper Holmes, Inc., for $40.6 million. The difference in value was settled for $32 million in cash.

        In November 1995, Olsten acquired certain operations of the CareOne Group for $22.4 million in cash.

        In January 1996, Olsten purchased OFFiS Unternehmen fur Zeitarbeit GmbH & Co. KG, Germany's third-largest staffing services company, for $47.5 million in cash.

        In January 1996, Olsten's 50.1 percent owned Norwegian subsidiary, Norsk Personal AS, acquired Kontorsjouren AB, Sweden's third-largest staffing services company, for $5.3 million in cash.

        In January 1996, Olsten purchased 271933 Alberta Ltd., a Canadian provider of home health care, for $1.3 million in cash.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

        In February 1996, Olsten purchased Top Notch Temporary Services, Inc. and Multiforce Temporary Services, Inc., comprising the largest privately held staffing operation in the Commonwealth of Puerto Rico, for $5.5 million in cash plus net assets acquired of approximately $4 million.

        In February 1996, Olsten purchased PartnersFirst Management Inc., a hospital based home health agency, for $10.7 million in cash.

        In March 1996, Olsten acquired ARMS, Inc., an information technology services company, for $14.5 million in cash.

     Certain acquisitions by Olsten have not been included in the unaudited pro forma combined condensed financial statements under the heading "Olsten Purchased Acquisitions, As Adjusted," as the pro forma effect was not material.

     The purchases have been adjusted to reflect the following:

        The elimination of certain corporate overhead expenses previously allocated to Nurse's House Call by its former parent, which will not have a continuing impact on the consolidated entity;

        Amortization of excess purchase price of $148 million over net book value of assets acquired, which is being amortized over lives ranging from 10 to 40 years, on a straight-line basis;

        The sum of eliminating interest income associated with $85 million in cash paid for certain of the acquisitions and interest expense on debt associated with financing the remaining $97 million in acquisitions; and

        An adjustment to income taxes based on income before income taxes and minority interests using the applicable income tax rate.

     The unaudited pro forma combined condensed statement of income for the first quarter ended March 31, 1996 has not been adjusted for the 1996 acquisitions as the pro forma effect of the acquisitions, not already included in the historical results, was not material.

3.  MERGER AND INTEGRATION COSTS, RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     Olsten's results for the 1993 fiscal year are net of merger and integration costs associated with the merger with Lifetime Corporation, which reduced net income by $58.7 million, net of tax, and an extraordinary charge of $14.7 million, net of tax, related to debt prepayment penalties.

     Quantum's results for the first quarter of 1996 included a charge of $5.5 million ($3.2 million, net of tax) related to settlement of certain shareholder litigation.

     Quantum's results for the 1995 fiscal year included charges totalling $12.3 million ($7.4 million, net of tax) related to a settlement associated with a State of California billing dispute ($3.9 million, net of tax), a restructuring charge ($1.3 million, net of tax) and certain other unusual charges ($2.2 million, net of tax), including a write-off of Quantum's physician practice management business and costs of relocation of Quantum's corporate headquarters from California to Indiana.

     For the 1993 fiscal year, Quantum recorded a charge of $.6 million, net of tax, to provide for merger and transaction costs related to an acquisition.

4.  PRO FORMA ADJUSTMENTS

     A. COMMON SHAREHOLDERS' EQUITY The common shareholders' equity account of Olsten as of March 31, 1996 has been adjusted to reflect the assumed issuance of approximately 8.8 million shares of Class B Stock in exchange for all of the issued and outstanding Quantum Common Stock based upon the conversion number of .58 of one share of Class B Stock for each share of Quantum Common Stock.

             OLSTEN CORPORATION AND QUANTUM HEALTH RESOURCES, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     B. SHARE INFORMATION Pro forma earnings (loss) per primary and fully diluted share for each period are based on the combined weighted average number of common shares outstanding, after adjusting Quantum's historical amounts for the conversion of Quantum's average shares outstanding into shares of Class B Stock at the conversion number of .58. Olsten historical and pro forma per share information has been retroactively restated for the three-for-two stock splits declared by Olsten on February 16, 1996 and on February 2, 1993.

5.  REDEMPTION OF CONVERTIBLE DEBENTURES

     On May 13, 1996, Olsten called for redemption on May 28, 1996 all of its outstanding 4 7/8% Convertible Subordinated Debentures due 2003. Substantially all of the $125 million principal amount of the Debentures was converted into Olsten Common Stock with approximately 5,381,000 shares being issued. The unaudited pro forma combined condensed financial statements have not been adjusted to reflect the conversion of the Debentures.

     The effect of the conversion of the Debentures on the unaudited pro forma combined condensed balance sheet as of March 31, 1996 would be as follows:

                                                                               PRO FORMA
                                                                PRO FORMA      COMBINED,
                                                                COMBINED      AS ADJUSTED
                                                                ---------     -----------
                                                                     (IN THOUSANDS)
        Long-term debt........................................  $ 532,304      $ 407,650
        Shareholders' equity..................................  $ 603,315      $ 727,969

                        COMPARISON OF SHAREHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of Olsten Common Stock and Class B Stock and the rights of holders of Quantum Common Stock. As each of Olsten and Quantum is organized under and subject to the laws of Delaware, these differences arise from various provisions of the Certificate of Incorporation and By-Laws of each of Olsten and Quantum.

GENERAL SHAREHOLDER VOTE REQUIREMENTS

     The Olsten Certificate of Incorporation provides that each share of Olsten Common Stock shall be entitled to one vote and each share of Class B Stock shall be entitled to ten votes. Quantum's Certificate of Incorporation provides that each share of Quantum Common Stock is entitled to one vote.

NUMBER AND ELECTION OF DIRECTORS; DIRECTOR NOMINATION PROCEDURES

     Olsten's By-Laws provide that directors shall be elected by a plurality of the votes entitled to be cast by the holders of shares present in person or represented by proxy in accordance with the procedures for election of directors by separate class. See "Description of Olsten Capital Stock -- Voting." Olsten's By-Laws further provide that the number of directors shall be determined by majority vote of the Olsten Board, and may be not more than twelve or less than three. The Olsten Board has currently fixed the number of directors at nine.

     Quantum's Certificate of Incorporation provides that the number of directors shall be fixed from time to time by a By-Law or amendment thereof duly adopted by the Quantum Board, and that directors shall serve three-year terms. Quantum's By-Laws provide that the number of directors shall be seven. The Certificate of Incorporation also provides that the Quantum Board shall be divided into three classes that are as nearly equal in number of directors as possible, and that one class, or approximately one-third of the directors, shall be elected each year.

     Quantum's By-Laws outline the procedures whereby a person may be nominated for election as a director. Such procedures include nomination at the annual or a special meeting of shareholders by the board of directors or at an annual meeting or a special meeting called for the election of directors by any shareholder of any outstanding class of capital stock of Quantum entitled to vote for the election of directors, if such shareholder has given written notice of such nomination to Quantum not less than sixty days prior to such meeting. Such notice must include the written consent of the proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and each person who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (i) the name, age, residence, address, business address and occupation of each proposed nominee and of each such person; (ii) the amount of Quantum Common Stock owned beneficially, either directly or indirectly, by each proposed nominee and each such person and (iii) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which Quantum will or may be a party.

     Neither the Olsten Certificate of Incorporation nor Olsten's By-Laws contain any director nomination procedures.

REMOVAL OF DIRECTORS

     Olsten's By-Laws provide that any director may be removed, with or without cause, at any time, by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast by the issued and outstanding stock entitled to vote for the election of directors at a special meeting of shareholders called for that purpose. Whenever the holders of a class are entitled to elect one or more directors, removal without cause shall be by the affirmative vote of holders entitled to cast a majority of the votes of that class. Vacancies caused by such removal may be filled by shareholders at a special meeting held to remove directors or, if the shareholders shall fail to fill the vacancies, they shall be filled as provided by the By-Laws.

     Quantum's Certificate of Incorporation provides that directors may be removed, only for cause, by the holders of a majority of the shares entitled to vote at the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Olsten's By-Laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. Whenever holders of a class of stock are entitled to elect directors, vacancies and newly created directorships of that class may be filled by a majority of directors or a sole remaining director elected by that class. If, at the time of the filling of any vacancy, the directors then in office are fewer than a majority, the Delaware Court of Chancery may order an election to be held to fill such vacancy, upon application of any shareholder or shareholders holding shares entitling them to cast at least ten percent of the total number of votes of all shares outstanding having the right to vote for directors. When one or more directors shall resign from the board, the majority of the directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies.

     Quantum's By-Laws provide that vacancies on the board may be filled by majority vote of the remaining directors in office, though less than a quorum, or by a sole remaining director, and that the directors so chosen shall serve for the remainder of the term of the vacated directorships being filled and until their successors are duly elected and shall qualify, unless sooner displaced.

MEETINGS OF SHAREHOLDERS

     Olsten's By-Laws provide that special meetings of shareholders may be called for any purpose by the Olsten Board, or upon written request of shareholders owning one-fourth of the votes entitled to be cast on matters other than the election of directors.

     Quantum's By-Laws require the President or Secretary to call a special meeting of shareholders at the request in writing of a majority of the members of the Quantum Board or holders of at least ten percent of the total voting power of all outstanding shares of stock of Quantum then entitled to vote. Such request must state the purposes of the proposed meeting.

     Quantum's By-Laws provide that a quorum consists of a majority of shareholders entitled to vote.

AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

     The Olsten Certificate of Incorporation entitles holders of Class B Stock and Olsten Common Stock to vote separately on any amendment of the Olsten Certificate of Incorporation to split or combine shares of either class if, pursuant to such split or combination, the relationship between the number of the Class B Stock and Olsten Common Stock outstanding is different after such split or combination than prior to such split or combination.

QUANTUM STOCK PURCHASE RIGHTS

     On February 5, 1994, the Quantum Board declared a dividend of one Right for each outstanding share of Quantum Common Stock. The dividend was payable on March 10, 1994 (the "Rights Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from Quantum one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share (the "Preferred Shares"), of Quantum at a price of $100 per one one hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of a combined number of outstanding shares of Quantum Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Quantum Board prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Quantum Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Quantum Common Stock certificates outstanding as of the Rights Record Date, by such certificate.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with shares of Quantum Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Quantum Common Stock certificates issued after the Rights Record Date, upon transfer or new issuance of Quantum Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Quantum Common Stock, outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Quantum Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Quantum Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on February 5, 2004 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights earlier expire or are redeemed by Quantum, in each case as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Quantum Common Stock or a stock dividend on Quantum Common Stock payable in Quantum Common Stock or subdivisions, consolidations or combinations of Quantum Common Stock occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 100 times the dividend declared per share of Quantum Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 100 times the payment made per share of Quantum Common Stock. Each Preferred Share will have 100 votes, voting together with the Quantum Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Quantum Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Quantum Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Quantum Common Stock.

     In the event that, after the Rights become exercisable, Quantum is acquired in a merger or other business combination transaction with an Acquiring Person or an affiliate thereof, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or an affiliate thereof, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Quantum Common Stock (except pursuant to a tender offer for all of Quantum Common Stock at a price and on terms determined by a majority of the Continuing Directors to be fair to and otherwise in the best interests of Quantum and its shareholders), proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Quantum Common Stock (or cash, other securities or property) having a market value of two times the exercise price of the Right. Under the Rights Agreement, the term "Continuing Director" means (i) any person who is a member of the board of directors of Quantum, while such person is a member of the board of directors, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a representative or agent of an Acquiring Person or of any such affiliate or associate, and who was a member of the board of directors prior to the date of the Rights Agreement, or (ii) any person who subsequently became or becomes a member of the board of directors and who, while such person is a member of the board of directors, is not an Acquiring Person or an affiliate or associate of an Acquiring Person, or a representative or agent of an Acquiring Person or of any such affiliate or associate, if such person's nomination for election or such person's election to the board of directors is recommended or approved by a majority of the Continuing Directors then on the board of directors.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Quantum Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Quantum Common Stock, the Quantum Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Quantum Common Stock (or a fraction of a Preferred Share having equivalent market value) per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of Quantum, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the tenth day after a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of Quantum Common Stock (unless the Quantum Board extends such ten-day period), the Quantum Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), upon the approval of a majority of the Continuing Directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Quantum Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights are also redeemable under other circumstances as specified in the Rights Agreement.

     The terms of the Rights may be amended by the Quantum Board without the consent of the holders of the Rights upon the approval of a majority of the Continuing Directors, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Quantum Common Stock then known to Quantum to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Quantum, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Quantum on terms not approved by the Quantum Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Quantum Board since the Rights may be redeemed by Quantum at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the outstanding Quantum Common Stock.

     Pursuant to the Merger Agreement, Quantum has agreed upon not less than ten business days' prior written notice from Olsten, to redeem, no later than immediately prior to the Effective Time, all of the Rights. Prior to the date hereof, Olsten provided such written notice to Quantum. Accordingly, Quantum will redeem all of the Rights immediately prior to the Effective Time in accordance with the terms of the Rights Agreement.

     Olsten does not have a shareholder rights plan or any similar plan.

                      DESCRIPTION OF OLSTEN CAPITAL STOCK

GENERAL

     The authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Common Stock, 50,000,000 shares of Class B Stock, and 250,000 shares of preferred stock, par value $.10 per share ("Olsten Preferred Stock").

     No redemption provisions or sinking fund provisions apply to either the Olsten Common Stock or Class B Stock. All presently outstanding shares of Olsten Common Stock and Class B Stock are fully paid and non-assessable. Subject to the rights of holders of Olsten Preferred Stock, if and when issued, holders of Olsten Common Stock and Class B Stock are entitled to receive cash dividends, when and if declared by the Olsten Board, out of any funds legally available therefor, and on liquidation are entitled to share ratably in the assets of Olsten available for distribution to its shareholders.

VOTING

     In all matters, with respect to both actions by vote and by consent, each share of Olsten Common Stock entitles the holder thereof to one vote and each share of Class B Stock entitles the holder thereof to ten votes. If, with respect to any meeting of the shareholders for the election of directors, any shares of Olsten Common Stock are outstanding, then so long as such procedure is required for the continued listing for trading of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed on the NYSE, if required for the listing or continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading, or if the Olsten Common Stock is not listed or admitted for trading on any national securities exchange, if required for the quotation on NASDAQ) and so long as the Olsten Common Stock is so listed or quoted, holders of Olsten Common Stock, voting separately as a class, will have the right to elect 25% (rounded up to the nearest whole number) of the directors of the Olsten Board to be elected at such meeting and holders of Class B Stock, voting separately as a class, will have the right to elect 75% (rounded down to the nearest whole number), of the directors of Olsten Board to be elected at such meeting; provided, however, that if the holders of any series of Olsten Preferred Stock are generally entitled at such meeting to vote for the election of directors who would otherwise be elected by holders of Olsten Common Stock and Class B Stock, the number of directors to be elected by holders of Class B Stock shall be reduced accordingly. Notwithstanding the foregoing, if, as of the record date for determining the shareholders entitled to vote at a meeting of shareholders for the election of directors, and so long as such procedure is required for continued listing of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed or admitted for trading on the NYSE, if required for the listing or continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading or, if the Olsten Common Stock is not listed or admitted for trading on any national securities exchange, if required for quotation on NASDAQ) and so long as the Olsten Common Stock is so listed or quoted, the number of outstanding shares of Class B Stock is less than 12 1/2% of the total of (a) the number of outstanding shares of Olsten Common Stock, (b) the number of outstanding shares of Class B Stock and (c) the number of outstanding shares of any other class or series of capital stock (including, without limitation, Olsten Preferred Stock) the holders of which are generally entitled to vote for the election of directors, then at such meeting, the holders of the Olsten Common Stock would continue to vote separately as a class for the election of 25% of the directors but would, in addition, vote together with the holders of Class B Stock for the election of directors who would otherwise be elected by the holders of Class B Stock, with each share of Olsten Common Stock having one vote and each share of Class B Stock having ten votes.

     In the event that the continued listing for trading of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed or admitted for trading on the NYSE, the continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the continued quotation on NASDAQ) no longer requires 25% of the number of directors to be elected by the holders of the Olsten Common Stock in the manner specified above, then such right of the holders of the Olsten Common Stock to elect 25% of the number of directors shall cease, and at all elections of directors following such change, the Olsten Common Stock and Class B Stock shall vote in the election of directors as one class, with each share of Olsten Common Stock entitled to one vote and each share of Class B Stock entitled to ten votes.

     The holders of shares of Olsten Common Stock and the holders of the shares of Class B Stock are entitled to vote separately as classes on any amendment of the Restated Certificate of Incorporation to split or combine the shares of either such class if, pursuant to such stock split or combination, the relationship between the number of shares of Class B Stock and Olsten Common Stock outstanding immediately following such stock split or combination is not the same as the relationship between the number of shares of Class B Stock and Olsten Common Stock immediately prior to such stock split.

     Except as set forth above and except as otherwise required by law, the holders of Olsten Common Stock and Class B Stock vote together as a single class in all matters.

     The ability of the holders of Class B Stock to elect a majority of the Olsten Board could discourage open market purchases of the Olsten Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Olsten Common Stock in connection with any such transaction.

     Holders of Olsten Common Stock and Class B Stock do not have cumulative voting rights or preemptive rights.

TRANSFERABILITY AND TRADING MARKET

     The Olsten Common Stock is freely transferable and is listed and traded on the NYSE. The Class B Stock is not transferable except to Olsten or certain "Permitted Transferees" (as defined below). Any attempted transfer to other than a Permitted Transferee will result in the conversion of the transferee's shares of Class B Stock into shares of Olsten Common Stock. Accordingly, there is no trading market for the Class B Stock and the Class B Stock is not listed or traded on any exchange or in any public market. Shares of Class B Stock are convertible at all times, without cost to the holder thereof, into shares of Olsten Common Stock on a share-for-share basis, and once converted, the shares may not be converted back into Class B Stock. All shares of Class B Stock received by Olsten upon conversion thereof into Olsten Common Stock will be retired and shall thereafter resume the status of authorized and unissued shares of Class B Stock. Shares of Olsten Common Stock are not convertible or exchangeable into Class B Stock.

     The Olsten Certificate of Incorporation provides that shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger or consolidation in which shares of Class B Stock are to be issued in exchange for the shares of a constituent corporation of such merger or consolidation, the Olsten Certificate of Incorporation permits the Olsten Board to authorize (and the Olsten Board, in connection with the Merger, has authorized): (a) shares of Class B Stock to be issued in connection with such merger or consolidation to be registered in the name of, and to be held of record by, a broker or dealer in securities, a bank or voting trustee or a nominee of any such broker, dealer, bank or voting trustee, or otherwise to be held of record by a nominee of the beneficial owner of such shares for a period ending not later than 30 days from the effective date of such merger or consolidation and (b) the transfer of such shares to the beneficial owner thereof at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock other than to a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. Any shares of Class B Stock registered in "street" or "nominee" name will automatically be converted into Olsten Common Stock not later than the close of business on the 30th day after the effective date of such merger or consolidation (or if such day is not a business day, on the first business day thereafter). See "The Merger -- General Description of the Merger; -- Exchange of Stock Certificates."

     The Olsten Certificate of Incorporation provides that Olsten may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or registration of shares of Class B Stock on Olsten's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of Class B Stock or is a Permitted Transferee. In addition, each certificate representing shares of Class B Stock shall bear a legend regarding the restrictions on transfer and registration of transfer of shares of Class B Stock.

     Olsten and Quantum believe that because the Class B Stock is neither listed on a securities exchange nor is expected to be an over-the-counter margin stock, it would not be accepted as security for the extension of "margin" credit by securities brokers or dealers. Thus, Olsten and Quantum believe that any holder whose shares of Quantum Common Stock secure margin loans from a securities broker or dealer and who desires to maintain such arrangement after the Effective Time would have to convert his or her shares of Class B Stock received in the Merger into shares of Olsten Common Stock, which is listed on the NYSE. Any Quantum shareholder who has pledged his shares of Quantum Common Stock to secure a loan from a lender other than a securities broker or dealer should contact such lender to determine whether the Class B Stock will be acceptable as collateral for such loan.

     A "Permitted Transferee" (as defined in the Olsten Certificate of Incorporation) means:

     (a) With respect to a Class B Shareholder who is a natural person:

          (i) the spouse of such Class B Shareholder;

          (ii) any lineal descendant of a parent or grandparent of either such Class B Shareholder or such Class B Shareholder's spouse, including adopted children, and any spouse of such lineal descendant (said descendants, together with the Class B Shareholder and their spouses, being hereinafter referred to as "such Class B Shareholder family members");

          (iii) a trust established principally for the benefit of such Class B Shareholder, one or more of such Class B Shareholder's family members and/or Permitted Transferees;

          (iv) a corporation, the beneficial ownership of at least two-thirds of the outstanding capital stock of which is entitled to vote for the election of directors is owned by, or a partnership, at least two-thirds of the beneficial ownership of the partnership interests of which are entitled to participate in the management of the partnership are held by, such Class B Shareholder and/or one or more of such Class B Shareholder's Permitted Transferees, provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of Olsten given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Olsten Common Stock, effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Olsten Common Stock;

          (v) the executor, administrator or personal representative of the estate of such Class B Shareholder;

          (vi) an organization established principally by or identified with the Class B Shareholder and/or such Class B Shareholder's family members, contributions to which are deductible for federal income, estate or gift tax purposes; and

          (vii) an employee stock ownership plan established for the sole purpose of owning securities of Olsten.

     (b) With respect to a Class B Shareholder holding shares of Class B Stock as trustee pursuant to a trust other than a Charitable Organization or a trust described in clause (c) below, "Permitted Transferee" means (i) any person transferring Class B Stock to such trust and (ii) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

     (c) With respect to a Class B Shareholder holding shares of Class B Stock as trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the record date for determining the persons to whom such shares of Class B Stock are first issued by Olsten, "Permitted Transferee" means (i) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise, provided, however, that such person shall be a Permitted Transferee of such transferor determined pursuant to clause (a) above and (ii) any Permitted Transferee of any such transferor determined pursuant to clause
(a) above.

     (d) With respect to a Class B Shareholder that is a Charitable Organization holding record and beneficial ownership of the amount of shares of Class B Stock in question, "Permitted Transferee" means (i) any person transferring such amount of shares of Class B Stock to such Charitable Organization and (ii) any Permitted Transferee of such transferor as determined under clause (a) above.

     (e) With respect to a Class B Shareholder that is a trustee of a thrift or profit sharing plan acquiring record ownership of shares of Class B Stock for the benefit of participants in such thrift or profit sharing plan upon its initial issuance by Olsten, "Permitted Transferee" means (i) the employee for whose account such shares of Class B Stock are held by such trustee and (ii) any Permitted Transferee of such employee as determined under clause (a) above.

     (f) With respect to a Class B Shareholder that is a corporation or partnership (other than a Charitable Organization) acquiring record or beneficial ownership of Class B Stock upon its initial issuance by Olsten, "Permitted Transferee" means (i) any partner of such partnership, or shareholder of such corporation, on the record date for determining the persons to whom such shares of Class B Stock are first issued by Olsten, (ii) any person transferring shares of Class B Stock to such corporation or partnership (provided, however, that such transferor may not receive shares of Class B Stock in excess of the shares transferred by the transferor to such entity), and (iii) any Permitted Transferee of any such person, partnership or shareholder referred to in subclause (i) and (ii) of this clause (f), as determined under clause (a) above.

     (g) With respect to a Class B Shareholder that is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in the clause (f) above) holding record and beneficial ownership of shares of Class B Stock, "Permitted Transferee" means (i) any person transferring shares of Class B Stock to such corporation or partnership, and (ii) any Permitted Transferee of any such transferor as determined under clause (a) above.

     (h) With respect to a Class B Shareholder that is the executor, administrator, personal representative or guardian of the estate of a deceased Class B Shareholder, or that is the trustee or receiver of the estate of a bankrupt or insolvent Class B Shareholder, which holds record or beneficial ownership of the shares of Class B Stock, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Shareholder as determined pursuant to clauses (a), (b), (d), (e), (f) or (g) above, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Dividend rights of the holders of Olsten Common Stock and Class B Stock are subject to the rights of holders of Preferred Stock, if and when issued. Holders of Olsten Common Stock and Class B Stock are entitled to receive such dividends and other distributions in cash, stock or property as may be declared thereon by the Olsten Board from time to time, provided, however, that no cash dividend may be declared and paid on the Class B Stock unless a cash dividend is simultaneously declared and paid on the Olsten Common Stock. In the case of dividends or other distributions payable in stock of Olsten other than the Olsten Preferred Stock, including distributions pursuant to stock splits or divisions of stock of Olsten by way of stock dividends, such distributions or divisions must be in the same proportion with respect to each class of stock, but only shares of Olsten Common Stock may be distributed with respect to Olsten Common Stock and only shares of Class B Stock may be distributed with respect to Class B Stock.

     In the event of any dissolution or liquidation of Olsten, the holders of the Olsten Common Stock and Class B Stock will be entitled, after payment or provision for payment of the debts and other liabilities of Olsten, and after payment of any amounts to which any holders of Preferred Stock may then be entitled, to share ratably in the distribution of the remaining assets of Olsten.

AUTOMATIC CONVERSION OF CLASS B STOCK

     In addition to automatic conversions discussed under "--Transferability and Trading Market," the outstanding shares of Class B Stock will be immediately converted into shares of Olsten Common Stock on a share per share basis if: (i) at any time the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Olsten Common Stock, or
(ii) at any time the total number of shares of Class B Stock falls below 5% of the total number of shares of Class B Stock originally outstanding. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent a like number of shares of Olsten Common Stock.

PREFERRED STOCK

     The Olsten Preferred Stock, which is issuable in series, may be issued from time to time upon authorization by the Olsten Board (without action by the shareholders) which has the power to fix and determine the price, terms and other conditions of each series of Olsten Preferred Stock (including voting, dividend and liquidation rights and preferences). The Olsten Board, without shareholder approval, could issue Olsten Preferred Stock with voting and conversion rights which could adversely affect the voting power of the Olsten Common Stock and the Class B Stock and which could have the effect of deterring or preventing a change in control of Olsten. No series of Olsten Preferred Stock has been issued, and Olsten has no present plan, arrangement, commitment or understanding with respect to the issuance of any Olsten Preferred Stock.

OTHER

     The Olsten Board will continue to possess the power to issue shares of authorized but unissued Olsten Common Stock, Class B Stock and Olsten Preferred Stock without further shareholder action, unless such shareholder action is otherwise required by law, the NYSE or any other securities exchange on which the Olsten Common Stock may then be listed.

INDEMNIFICATION AND LIMITATION ON DIRECTOR LIABILITY

     Consistent with applicable law, the Olsten Certificate of Incorporation limits a director's monetary liability to Olsten or its shareholders for breach of fiduciary duty, except for liability for any breach of the director's duty of loyalty to Olsten or its shareholders, for acts not in good faith, or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or stock repurchases or redemptions, or transactions from which the director derived improper personal benefit. Such provisions of the Olsten Certificate of Incorporation would not alter the liability of directors under applicable federal securities laws or the ability of shareholders to pursue other remedies such as injunctive relief in appropriate circumstances.

     Olsten's By-Laws provide that Olsten will indemnify any director or officer (and advance expenses on behalf of such persons) to the fullest extent provided by Delaware law (and may similarly indemnify, and advance expenses on behalf of, employees and agents) against liabilities incurred by such person in such capacity.

                                 LEGAL OPINION

     The validity of the shares of Class B Stock and Olsten Common Stock offered by this Joint Proxy Statement and Prospectus will be passed upon for Olsten by Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036 ("Gordon Altman"). Andrew N. Heine, a Director of Olsten, is of counsel to Gordon Altman.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and January 1, 1994 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 of Olsten incorporated by reference in this Joint Proxy Statement and Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Quantum appearing in Quantum's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                     SHAREHOLDER PROPOSALS FOR 1997 ANNUAL
                         MEETING OF OLSTEN SHAREHOLDERS

     Shareholder proposals intended to be presented at Olsten's 1997 Annual Meeting of Shareholders must be received by Olsten no later than December 2, 1996, to be eligible for inclusion in Olsten's proxy statement and form of proxy for that meeting.

                            SOLICITATION OF PROXIES

     Olsten and Quantum will share equally the expenses in connection with the printing and mailing of this Joint Proxy Statement and Prospectus. The costs of solicitation of proxies will be borne by the respective company incurring such costs. Each of the respective companies will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. Olsten and Quantum shareholder proxies may be solicited by directors, officers, regular employees or the financial advisors of Olsten and Quantum, respectively, in person, by letter or by telephone or telegram. In addition, Quantum has retained D.F. King & Co., Inc. to assist in the solicitation of proxies. It is estimated that their fees for services to Quantum will be approximately $6,500, plus expenses.

     Olsten and Quantum will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the SEC, the NYSE and NASDAQ.

BY ORDER OF THE BOARD OF DIRECTORS            BY ORDER OF THE BOARD OF
OF OLSTEN CORPORATION                         DIRECTORS OF QUANTUM HEALTH
                                              RESOURCES, INC.
Laurin L. Laderoute, Jr.                      John C. McIlwraith
Secretary                                     Secretary

                                                                         ANNEX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 1, 1996 (the "Agreement"), by and among Olsten Corporation, a Delaware corporation ("Olsten"), QHR Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Olsten ("Merger Sub"), and Quantum Health Resources, Inc., a Delaware corporation ("Quantum").

     WHEREAS, the Boards of Directors of Olsten, Merger Sub and Quantum have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into Quantum upon the terms and subject to the conditions set forth herein (the "Merger"), and have approved the Merger;

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     WHEREAS, Olsten, Merger Sub and Quantum desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, Olsten, Merger Sub and Quantum hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in the form attached hereto as Exhibit I (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware, for filing as provided in the General Corporation Law of the State of Delaware (the "DGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined below) after the latest to occur of the conditions set forth in Article VII each having been fulfilled or having been waived in accordance with this Agreement (the "Closing Date"), at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036, unless another date or place is agreed to in writing by the parties hereto. For purposes of this Agreement, "Business Day" means any day other than: (i) a Saturday or Sunday; and (ii) a day on which banks in the State of New York are required or permitted to be closed.

     Section 1.3 Effects of the Merger. (a) At the Effective Time: (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Quantum and Quantum shall be the surviving corporation (Merger Sub and Quantum are sometimes referred to herein as the "Constituent Corporations" and Quantum is sometimes referred to herein as the "Surviving Corporation"); (ii) all of the outstanding capital stock of Quantum shall be converted as provided in Section 2.1; (iii) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit A to the Certificate of Merger; and (iv) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the certificate of incorporation of the Surviving Corporation and of the DGCL.

     (b) The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     (c) At and after the Effective Time, the corporate existence of Quantum, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the DGCL.

                                   ARTICLE II

                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Quantum Common Stock, par value $.01 per share ("Quantum Common Stock") or any capital stock of Merger Sub:

     (a) Conversion Number for Quantum Common Stock; Capital Stock of Merger Sub. (i) Subject to Section 2.2(e), each share of Quantum Common Stock which shall be issued and outstanding immediately prior to the Effective Time (other than any shares of Quantum Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(c)) shall be converted into the right to receive fifty-eight one hundredths (.58) of one share (the "Conversion Number") of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"). As of the Effective Time, all shares of Quantum Common Stock which shall be issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares of Quantum Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. If, between the date hereof and the Effective Time, the outstanding shares of Class B Stock and/or Olsten Common Stock, par value $.10 per share ("Olsten Common Stock") shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, the Conversion Number set forth above shall be appropriately adjusted to reflect such change; provided, however, that the foregoing shall not apply to any issuance by Olsten of Olsten Common Stock upon conversion of the Olsten Convertible Debentures (as defined in Section 3.2(b)) as a result of the redemption thereof.

     (ii) Each share of the capital stock of Merger Sub which shall be issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Other Quantum Common Stock. All shares of Quantum Common Stock and all other shares of capital stock of Quantum that are owned by Quantum as treasury stock and any shares of Quantum Common Stock or other shares of capital stock of Quantum owned by Quantum, Olsten or any wholly-owned Subsidiary of Olsten, shall be canceled and retired and shall cease to exist and no stock of Olsten or of Merger Sub or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (c) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Quantum Common Stock held by a holder who has demanded and perfected his demand for appraisal of such Quantum Common Stock in accordance with the DGCL and as of the Effective Time has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) for such shares of Quantum Common Stock pursuant to Section 2.1(a), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

     (ii) Notwithstanding the provisions of Section 2.1(c)(i), if any holder of shares of Quantum Common Stock who demands appraisal of such Quantum Common Stock under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's shares of Quantum Common Stock shall automatically be converted into and represent only the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor for such Quantum Common Stock as provided in Section 2.1(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Quantum Common Stock in accordance with
Section 2.2.

     (iii) Quantum shall give Olsten (A) prompt notice of any written demands for appraisal of any shares of Quantum Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Quantum and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Quantum shall not, except with the prior written consent of Olsten, voluntarily make any payment with respect to any demands for appraisal of any shares of Quantum Common Stock or offer to settle or settle any such demands.

     Section 2.2 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Olsten shall deposit, or shall cause to be deposited, with Chemical Mellon Shareholder Services L.L.C., or such other bank or trust company which shall be mutually acceptable to the parties hereto (the "Exchange Agent"), for the benefit of holders of shares of Quantum Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of the Class B Stock (such shares of Class B Stock, together with (i) any dividends or distributions with respect thereto with a record date after the Effective Time and (ii) any cash delivered to the Exchange Agent to be delivered in lieu of fractional shares as contemplated by Section 2.2(e), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Quantum Common Stock. The Exchange Agent shall deliver, pursuant to irrevocable instructions, the shares of Class B Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Quantum Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Class B Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Olsten and Quantum may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Class B Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Olsten, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole shares of Class B Stock which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Quantum Common Stock which is not registered in the transfer records of Quantum, certificates representing the proper number of shares of Class B Stock may be issued to a transferee if the Certificate representing such Quantum Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender one or more certificates representing shares of Class B Stock and cash in lieu of any fractional shares of Class B Stock as contemplated by this Section 2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Class B Stock held by it from time to time hereunder.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Class B Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.2(e) until the surrender of such Certificate in accordance with this
Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of Class B Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Class B Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class B Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Class B Stock.

     (d) No Further Ownership Rights in Quantum Common Stock. All shares of the Class B Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Quantum Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Quantum on such shares of Quantum Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Quantum Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Class B Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Olsten. Notwithstanding any other provision of this Agreement, each holder of shares of Quantum Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Stock multiplied by the Average Price. For purposes of this Agreement, "Average Price" means the average closing price of Olsten Common Stock on the New York Stock Exchange (the "NYSE") during the ten (10) trading days immediately prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 180 days after the Effective Time shall be delivered to Olsten, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Olsten for delivery of certificates representing Class B Stock and any cash in lieu of fractional shares of Class B Stock and any dividends or distributions with respect to Class B Stock.

     (g) No Liability. None of Olsten, Merger Sub, Quantum nor the Exchange Agent shall be liable to any holder of shares of Quantum Common Stock or Class B Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or by Olsten after the

Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)), such amounts shall, to the extent permitted by applicable law, become the property of Olsten free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Olsten, on a daily basis. Any interest and other income resulting from such investments shall be paid to Olsten.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF OLSTEN AND MERGER SUB

     Except as set forth in Olsten's disclosure schedule previously delivered to Quantum (the "Olsten Disclosure Schedule"), Olsten and Merger Sub hereby represent and warrant to Quantum as follows:

     Section 3.1 Organization, Standing and Power. All Subsidiaries of Olsten and their respective jurisdictions of incorporation or organization are identified on the Olsten Disclosure Schedule. Each of Olsten's Subsidiaries which has operations, assets or liabilities which are material to Olsten ("Material Olsten Subsidiaries") is identified as such in the Olsten Disclosure Schedule. Each of Olsten and Merger Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3). Each of Olsten and Merger Sub has heretofore made available to Quantum complete and correct copies of its presently effective Certificate of Incorporation and By-Laws.

     Section 3.2 Capital Structure. (a) The authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Common Stock, 50,000,000 shares of Class B Stock and 250,000 shares of Preferred Stock, par value $.10 per share ("Olsten Preferred Stock").

     (b) As of April 29, 1996: (i) 50,658,702 shares of Olsten Common Stock and 14,056,406 shares of Class B Stock were issued and outstanding and no shares of Olsten Preferred Stock were issued or outstanding. As of April 29, 1996: (i) 1,585,121 shares of Olsten Common Stock were reserved for issuance upon the exercise of options; (ii) 1,323,856 shares of Class B Stock were reserved for issuance upon the exercise of warrants (and 1,323,856 shares of Olsten Common Stock were reserved for issuance upon conversion of such Class B Stock); (iii) no shares of either Olsten Common Stock or Class B Stock were held by Olsten in its treasury or by its Subsidiaries; and (iv) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") were outstanding, other than $125,000,000 principal amount of 4 7/8% Convertible Subordinated Debentures due 2003 (the "Olsten Convertible Debentures"), which are convertible solely into Olsten Common Stock. The Olsten Disclosure Schedule sets forth (x) all options granted to purchase shares of Olsten Common Stock or Class B Stock that are outstanding as of the date hereof, the number of shares of Olsten Common Stock or Class B Stock for which such options are exercisable and the exercise price thereof and (y) the material terms of the outstanding warrants to purchase Class B Stock.

     (c) All outstanding shares of Olsten Common Stock and Class B Stock are, and all shares of Class B Stock which are to be issued pursuant to the Merger, and, after the Effective Time, (i) upon the exercise of options under the Quantum Stock Option Plan and Quantum Acquisition Options and (ii) upon conversion of the Quantum Convertible Subordinated Debentures (as such terms are defined in Section 4.2) (and all shares of Olsten Common Stock issuable upon conversion of such Class B Stock) will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights. Each share of Class B Stock to be issued in the Merger will be immediately convertible into one share of Olsten Common Stock, which Olsten Common Stock will be freely transferable, except as limited by applicable law. All outstanding shares of capital stock of the Material Olsten Subsidiaries are owned by Olsten or a direct or indirect wholly-owned Subsidiary of Olsten, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2 and in the Olsten SEC Documents (as defined in Section 3.4), there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Olsten; (ii) no securities of Olsten or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Olsten or any of its Subsidiaries; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Olsten or any of its Subsidiaries is a party or by which it is bound obligating Olsten or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Olsten or any of its Subsidiaries or obligating Olsten or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Olsten is a party or by which it is bound relating to the voting of any shares of the capital stock of Olsten.

     (d) The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by Olsten.

     Section 3.3 Authority Relative to this Agreement. (a) Olsten and Merger Sub have all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject, with respect to consummation of the Merger, to approval of the issuance of Class B Stock pursuant to the Merger in accordance with this Agreement (and the issuance of Olsten Common Stock upon conversion of such Class B Stock) (the "Olsten Vote Matter") by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Olsten Common Stock and Class B Stock entitled to vote thereon, voting as a single class (the "Olsten Vote") as required by NYSE listing requirements, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Olsten and Merger Sub and the consummation by Olsten and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Olsten and Merger Sub, subject with respect to consummation of the Merger, to approval of the Olsten Vote Matter by the Olsten Vote as required by NYSE listing requirements. This Agreement has been duly executed and delivered by Olsten and Merger Sub and subject, with respect to consummation of the Merger, to approval of the Olsten Vote Matter by the Olsten Vote as required by NYSE listing requirements, and assuming this Agreement constitutes the valid and binding agreement of Quantum, constitutes the legal, valid and binding obligation of Olsten and Merger Sub, enforceable against Olsten and Merger Sub in accordance with its terms.

     (b) The execution and delivery of this Agreement by Olsten and Merger Sub do not, and the consummation of the transactions contemplated hereby by Olsten and Merger Sub will not: (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-Laws of Olsten or any of the Material Olsten Subsidiaries or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
Section 3.3(c) are duly and timely obtained or made and the approval of the Olsten Vote Matter by the Olsten Vote has been obtained as required by NYSE listing requirements, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), any loan or credit agreement, note, mortgage, indenture, Olsten Benefit Plan (as defined in Section 3.8), lease, or other agreement, obligation, instrument, concession, franchise, license, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Olsten or any of its Subsidiaries or their respective properties or assets, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Olsten or any of its Subsidiaries to validly execute and deliver this Agreement on behalf of Olsten or any of its Subsidiaries or to effect the Merger, except for: (i) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of the applicable waiting period; (ii) the filing with the Securities and Exchange Commission ("SEC") of (A) a proxy statement in definitive form relating to the meetings of Olsten's and Quantum's stockholders to be held in connection with the Merger, as amended or supplemented (such definitive proxy statement, as it may be amended or supplemented from time to time, the "Proxy Statement"); (B) the filing and effectiveness of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of the Class B Stock pursuant to this Agreement and the Olsten Common Stock issuable upon conversion of such Class B Stock, as amended or supplemented (such registration statement, as it may be amended or supplemented from time to time, the "S-4"); and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(iv) such filings and approvals as may be required by applicable state securities, "blue sky" or takeover laws; (v) such filings and approvals as may be required by applicable state laws for the transfer of ownership and/or licensing of healthcare operations; and (vi) filings with, and approval of, the NYSE for the listing of the shares of Olsten Common Stock issuable upon conversion of the Class B Stock to be issued pursuant to the Merger (and after the Effective Time, upon the exercise of options under the Quantum Stock Option Plan and Quantum Acquisition Options and upon conversion of the Quantum Convertible Subordinated Debentures), except where the failure to obtain such consents, approvals, order, authorizations or permits or to make such filings does not have a Material Adverse Effect.

     Section 3.4 SEC Documents; Financial Statements. (a) The Olsten Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement filed by Olsten with the SEC since December 31, 1992 (the "Olsten SEC Documents"). As of their respective dates: (i) the Olsten SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Olsten SEC Documents and (ii) none of the Olsten SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of Olsten included in the Olsten SEC Documents (including the audited consolidated financial statements of Olsten for the fiscal year ended December 31, 1995, included in Olsten's Annual Report on Form 10-K for the fiscal year ended December 31, 1995) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Olsten and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of Olsten and its consolidated Subsidiaries for the periods then ended in all material respects.

     Section 3.5 Information Supplied. None of the information supplied or to be supplied by Olsten for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the Proxy Statement will, at the date mailed to stockholders of Olsten and Quantum and at the times of any meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Olsten or Merger Sub or other information supplied by Olsten for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4, insofar as it relates to Olsten or Merger Sub or other information supplied by Olsten for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.6 Absence of Certain Changes or Events. From December 31, 1995 to the date hereof, Olsten and the Material Olsten Subsidiaries have conducted their businesses only in the ordinary course in all material respects and in a manner consistent with past practice and, since such date to the date hereof, there has not been: (i) any change in the business, results of operations, financial condition, assets or liabilities of Olsten or any of its Subsidiaries having a Material Adverse Effect; (ii) any material change in accounting methods, principles or practices by Olsten; (iii) any revaluation in material amounts by Olsten of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of its capital stock or any issuance, sale, transfer by Olsten, or commitment to issue, sell or transfer any shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, in each case except (w) pursuant to the exercise of options and warrants outstanding as of December 31, 1995, (x) as described in the Olsten SEC Documents, (y) the redemption of the Olsten Convertible Subordinated Debentures and (z) for the declaration and payment of regular quarterly cash dividends.

     Section 3.7 Litigation. As of the date hereof, there are (i) no actions, proceedings or claims pending, and (ii) to the knowledge of Olsten, no investigations pending, or actions, proceedings, claims or investigations threatened, in any case, against Olsten or any of its Subsidiaries, before any Governmental Entity which, if adversely decided, individually or in the aggregate would have a Material Adverse Effect. As of the date hereof, neither Olsten nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction, decree which, individually or in the aggregate, has a Material Adverse Effect.

     Section 3.8 Benefit Plans.  Each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Olsten Benefit Plans"), maintained by Olsten and its Subsidiaries complies, in form and operation, in all material respects, with all applicable laws, except as such noncompliance does not have a Material Adverse Effect. No "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Olsten Benefit Plan under circumstances that present a risk of any material liability to any Governmental Entity or other person.

     Section 3.9 Compliance with Law. (a) To the knowledge of Olsten, each of Olsten and the Material Olsten Subsidiaries: (i) is in compliance with in all material respects all laws, regulations, rules, reporting, licensing, certification, registration, qualification, certificate of need, claims, governmental payor and/or program requirements applicable to its business or employees conducting its business (including, without limitation, any federal, state or local laws, statutes, regulations or ordinances, and any judicial or administrative orders or judgments thereunder and the common law, pertaining to all anti-kickback, self-referral, false claims, health, industrial hygiene and environmental laws, including the handling, storage, transportation and disposition of biomedical waste, any regulated waste, hazardous or toxic substances or other products or materials used by Olsten and its Subsidiaries in the operations of their respective businesses) the breach or violation of which, individually or in the aggregate, has a Material Adverse Effect; and (ii) has received no notification or communication from any Governmental Entity (A) asserting that Olsten or any of the Material Olsten Subsidiaries is not or has not been in compliance in all material respects with any of the statutes, regulations or rules, or reporting, licensing, certification, registration, qualification, certificate of need, claims, governmental payor and/or program requirements that such Governmental Entity enforces, which noncompliance has a Material Adverse Effect, or (B) threatening to revoke any license, franchise, permit or authorization of any Governmental Entity (the "Olsten Permits"), which revocation has a Material Adverse Effect.

     (b) To the knowledge of Olsten, neither Olsten nor any of its Subsidiaries has been in violation of any environmental law with respect to any previously owned or leased or subleased property during the period of time such properties were leased or owned or occupied by Olsten or any of its Subsidiaries, including any federal, state or local laws, statutes, regulations, ordinances, and any judicial or administrative orders or judgments thereunder and the common law, pertaining to health, industrial hygiene, the handling, storage, transportation, and disposition of biomedical waste, any regulated waste or hazardous or toxic substances or other products or materials used by Olsten and its Subsidiaries in the operations of their respective businesses, the breach or violation of which would have a Material Adverse Effect.

     (c) To the knowledge of Olsten, no audit, inquiry, action or proceeding in connection with Medicare, Medicaid or other governmental third-party payor programs is pending or, to the knowledge of Olsten, threatened that may result in the revocation, modification, nonrenewal or suspension of any Olsten Permits, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction or the recovery for overpayment, except as would not have a Material Adverse Effect. Neither Olsten nor any of its Subsidiaries has received notice of, or has knowledge of, any threatened or impending investigation, government audit or inquiry in connection with Medicare, Medicaid or other governmental third-party payor programs, in any case that would have a Material Adverse Effect.

     Section 3.10 Opinion of Financial Adviser. Olsten has received the opinion of Smith Barney Inc. dated the date of this Agreement to the effect that, as of such date, the Conversion Number is fair, from a financial point of view, to Olsten. Such opinion has not been withdrawn, revoked or in any material respect modified.

     Section 3.11 Accounting Matters. To the knowledge of Olsten, neither Olsten nor any of its affiliates has, through the date of this Agreement, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Quantum or any of its affiliates) would prevent Olsten from accounting for the business combination to be effected by the Merger as a "pooling of interests." As used in this Agreement, except as otherwise specifically provided herein, the term "affiliate" has the meaning ascribed to it in Regulation 12b-2 promulgated under the Exchange Act. To the knowledge of Olsten, there are no "tainted shares" as such term is described in APB No. 16 with respect to Olsten and its Subsidiaries.

     Section 3.12 No Undisclosed Material Liabilities. From December 31, 1995 through the date hereof, neither Olsten nor any of its Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed in the Olsten SEC Documents filed since December 31, 1995; (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1995; (iii) liabilities under this Agreement; and (iv) liabilities which, individually or in the aggregate, do not have a Material Adverse Effect.

     Section 3.13 Vote Required; Voting Agreement. The only vote of the holders of any classes or series of Olsten capital stock necessary to approve and adopt this Agreement is approval of the Olsten Vote Matter by the Olsten Vote. Pursuant to the Voting Agreement (the "Voting Agreement") dated as of the date hereof among certain beneficial owners of Class B Stock (the "Majority Holders") and Quantum, the Majority Holders have agreed to vote in favor of the Olsten Vote Matter votes that are presently sufficient, and will be sufficient at the time of the meeting to be held on the Olsten Vote Matter (the "Olsten Meeting"), to approve the Olsten Vote Matter by the Olsten Vote. Each of the Majority Holders is: (i) the beneficial owner of the number of shares of Class B Stock shown as beneficially owned by such Majority Holder in the Voting Agreement and
(ii) has the right to vote such shares of Class B Stock at the Olsten Meeting with respect to the Olsten Vote Matter.

     Section 3.14 Ownership of Quantum Common Stock. None of Olsten nor, to the knowledge of Olsten, any affiliates of Olsten, owns any Quantum Common Stock or other securities convertible into Quantum Common Stock.

     Section 3.15 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Merger Sub is, and shall be on the Closing Date, a wholly owned subsidiary of Olsten. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     Section 3.16 Section 203 of the DGCL Not Applicable. Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the transactions contemplated hereby.

     Section 3.17 Affiliates. The Olsten Disclosure Schedule sets forth a list of all persons who are, to the knowledge of Olsten at the date hereof, "affiliates" of Olsten for purposes of Rule 145 under the Securities Act ("Olsten Affiliates").

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF QUANTUM

     Except as set forth in Quantum's disclosure schedule previously delivered to Olsten (the "Quantum Disclosure Schedule"), Quantum hereby represents and warrants to Olsten and to Merger Sub as follows:

     Section 4.1 Organization, Standing and Power. All Subsidiaries of Quantum and their respective jurisdictions of incorporation or organization and the jurisdictions in which Quantum or any of the Material Quantum Subsidiaries (as defined below) are qualified or licensed to do business are identified in the Quantum Disclosure Schedule. Each of Quantum's Subsidiaries which has operations, assets or liabilities that are material to Quantum ("Material Quantum Subsidiaries") is identified as such in the Quantum Disclosure Schedule. Each of Quantum and the Material Quantum Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Quantum has heretofore made available to Olsten complete and correct copies of the presently effective Certificate of Incorporation and By-Laws of Quantum and the Material Quantum Subsidiaries.

     Section 4.2 Capital Structure. (a) The authorized capital stock of Quantum consists of 60,000,000 shares of Quantum Common Stock and 6,277,778 shares of Preferred Stock, par value $.01 per share (the "Quantum Preferred Stock").

     (b) As of April 29, 1996, 15,821,163 shares of Quantum Common Stock were issued and 15,152,163 were outstanding, no shares of Quantum Preferred Stock were issued or outstanding and 3,600,000 shares of Quantum Common Stock were reserved for issuance pursuant to Quantum's 1991 Restated Stock Option Plan (the "Quantum Stock Option Plan") and Quantum's 1991 Employee Stock Purchase Plan (the "Quantum Stock Purchase Plan", and collectively with the Quantum Stock Option Plan, the "Quantum Stock Plans"). As of April 29, 1996 (i) options for up to 1,065,303 shares of Quantum Common Stock were granted and outstanding pursuant to the Quantum Stock Option Plan and the special grants of options in connection with Quantum's acquisitions of Factor Care Plus, Inc. and Commonwealth Care, Inc., as disclosed in Section 4.2(c) of the Quantum Disclosure Schedule (the "Quantum Acquisition Options"), and 363,129 shares of Quantum Common Stock remain available for issuance pursuant to the Quantum Stock Plans; (ii) 500,000 shares of Quantum Preferred Stock are designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and are reserved for issuance pursuant to the Rights Agreement dated as of February 24, 1994 between Quantum and U.S. Stock Transfer Corporation (the "Quantum Rights Agreement"); (iii) 669,000 shares of Quantum Common Stock were held by Quantum in its treasury or by its wholly-owned Subsidiaries and (iv) no Voting Debt was issued or outstanding, other than $86,250,000 principal amount of 4 3/4% Convertible Subordinated Debentures due 2000 having a conversion price of $30.31 per share (the "Quantum Convertible Subordinated Debentures").

     (c) All outstanding shares of Quantum Common Stock are and all shares of Quantum Common Stock which may be issued pursuant to the Quantum Stock Plans and the Quantum Acquisition Options and upon conversion of the Quantum Convertible Subordinated Debentures will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of capital stock of the Material Quantum Subsidiaries are owned by Quantum or a direct or indirect wholly-owned Subsidiary of Quantum, free and clear of all liens, charges, encumbrances, claims and options of any nature. The Quantum Disclosure Schedule sets forth all options granted pursuant to the Quantum Stock Option Plan which are outstanding as of the date hereof, the number of shares of Quantum Common Stock for which such options are exercisable, the option exercise price, the identity of the optionee and which of such options are incentive stock options and which are non-qualified stock options. Except as set forth in this Section 4.2, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Quantum; (ii) no securities of Quantum or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Quantum or any of its Subsidiaries and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Quantum or any of its Subsidiaries is a party or by which it is bound obligating Quantum or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Quantum or any of its Subsidiaries or obligating Quantum or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Quantum is a party or by which it is bound relating to the voting of any shares of the capital stock of Quantum.

     Section 4.3 Authority Relative to this Agreement. (a) Quantum has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject with respect to consummation of the Merger, to approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Quantum Common Stock entitled to vote thereon (the "Quantum Vote"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quantum, subject, with respect to consummation of the Merger, to approval of this Agreement by the Quantum Vote. This Agreement has been duly executed and delivered by Quantum and, subject, with respect to consummation of the Merger, to approval of this Agreement by the Quantum Vote, and assuming this Agreement constitutes the valid and binding agreement of Olsten and Merger Sub, constitutes the valid and binding obligation of Quantum, enforceable against Quantum in accordance with its terms.

     (b) The execution and delivery of this Agreement by Quantum do not, and the consummation of the transactions contemplated hereby by Quantum will not: (i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or By-Laws of Quantum or any of the Material Quantum Subsidiaries or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3(c) are duly and timely obtained or made and the approval of this Agreement by the Quantum Vote has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Quantum Benefit Plan (as defined in Section 4.9) or other agreement, obligation, instrument, concession, franchise, license, Quantum Permit (as defined in Section 4.11) judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Quantum or any of its Subsidiaries or their respective properties or assets, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Quantum or any of its Subsidiaries to validly execute and deliver this Agreement on behalf of Quantum by Quantum or to effect the Merger, except for: (i) the filing of a premerger notification report under the HSR Act, and the expiration of the applicable waiting period; (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) such filings and approvals as may be required by the applicable state securities, "blue sky" or takeover laws; (v) such filings and approvals as may be required by applicable state laws for the transfer of ownership and/or licensing of healthcare operations; and (vi) the satisfaction of the requirements of (including, without limitation, the delivery of notices and instruments required by the terms of) the Indenture dated as of October 8, 1993 between Quantum and First Trust National Association, as Trustee (the "Quantum Indenture"), pursuant to which the Quantum Convertible Subordinated Debentures were issued, except where the failure to obtain such consents, approvals, orders, authorizations or permits or to make such filings does not have a Material Adverse Effect.

     Section 4.4 SEC Documents; Financial Statements. (a) The Quantum Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement filed by Quantum with the SEC since December 31, 1992 (the "Quantum SEC Documents"). As of their respective dates: (i) the Quantum SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Quantum SEC Documents and (ii) none of the Quantum SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of Quantum included in the Quantum SEC Documents (including the audited consolidated financial statements of Quantum for the fiscal year ended December 31, 1995, included in Quantum's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Quantum 10-K")) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Quantum and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of Quantum and its consolidated Subsidiaries for the periods then ended in all material respects.

     Section 4.5 Information Supplied. None of the information supplied or to be supplied by Quantum for inclusion or incorporation by reference in: (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and
(ii) the Proxy Statement will, at the date mailed to Olsten's and Quantum's stockholders and at the respective times of any meetings of stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Quantum or Subsidiaries of Quantum or other information supplied by Quantum for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4, insofar as it relates to Quantum or its Subsidiaries or other information supplied by Quantum for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 4.6 Absence of Certain Changes or Events. From December 31, 1995 to the date hereof, Quantum and the Material Quantum Subsidiaries have conducted their businesses only in the ordinary course in all material respects and in a manner consistent with past practice and, since such date to the date hereof, except as set forth in the Quantum SEC Documents, there has not been; (i) any change in the business, results of operations, financial condition, assets or liabilities of Quantum or any of its Subsidiaries having a Material Adverse Effect; (ii) any material change in accounting methods, principles or practices by Quantum; (iii) any revaluation in material amounts by Quantum of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distribution in respect of the shares of its capital stock or any issuance, sale, transfer by Quantum, or commitment to issue, sell or transfer any shares of its capital stock or any redemption, purchase or other acquisition of any of its securities other than pursuant to the

Quantum Stock Plans and the Quantum Acquisition Options, in each case as set forth on the Quantum Disclosure Schedule; (v) any increase in or establishment of any Quantum Benefit Plan (as defined in Section 4.9 hereof), including, without limitation, any bonus, insurance, severance, welfare, deferred compensation, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; or (vi) except in the ordinary course of business consistent with past practice, any other increase in the compensation payable or to become payable to officers or employees of Quantum or any of its Subsidiaries.

     Section 4.7 Litigation. As of the date hereof, there are (i) no actions, proceedings or claims pending and (ii) to the knowledge of Quantum, no investigations pending, or actions, proceedings, claims or investigations threatened, in any case, against Quantum or any of its Subsidiaries, or any properties or rights of Quantum or any of its Subsidiaries, before any Governmental Entity which, if adversely decided, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Quantum nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree which, individually or in the aggregate, has a Material Adverse Effect. With respect to the pending class action lawsuits discussed in Item 3 of the Quantum 10-K other than the lawsuit entitled Louis Goldstein v. Quantum Health Resources, Inc., et al, (collectively, the "Class Action Litigation"), Quantum has executed a memorandum of understanding with all of the plaintiffs in the Class Action Litigation (the "Memorandum"), a true, correct and complete copy of which has been delivered to Olsten. Other than as set forth in the Memorandum, there are no arrangements, agreements or understandings between Quantum and any of such plaintiffs, any of their counsel or any members of the putative classes they purport to represent, with respect to the Class Action Litigation or the subject matter thereof. The Memorandum has been duly approved by Quantum's Board of Directors (the "Quantum Board"), has been executed by all parties thereto and is a valid and binding agreement of Quantum, enforceable in accordance with its terms.

     Section 4.8 Taxes. Quantum and each of its Subsidiaries have filed all tax returns required to be filed by any of them (including estimated tax returns), have properly determined the taxes due on such returns and have paid (or Quantum has paid on its behalf) all taxes required to be paid as shown on such returns, except as would not have a Material Adverse Effect. The most recent financial statements contained in the Quantum SEC Documents reflect an adequate reserve for all taxes payable by Quantum and its Subsidiaries accrued through the date of such financial statements. All deficiencies for any taxes which have been proposed, asserted or assessed against Quantum or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in such financial statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in such financial statements. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of Quantum or its Subsidiaries. The federal, state and foreign income tax returns of Quantum and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the "IRS") or other applicable taxing authority, or the statue of limitations with respect to such years has expired, for all years through 1991. There has been no waiver or extension of the statute of limitations for the assessment of any tax for any taxable year. Neither Quantum nor any of the Material Quantum Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes. Neither Quantum nor, to its knowledge, any of the Material Quantum Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). No deficiency for any taxes has been proposed, asserted or assessed with respect to Quantum or any of the Material Quantum Subsidiaries, no audit or other examination of the tax returns of Quantum or any of the Material Quantum Subsidiaries is currently in progress and no facts exist to the knowledge of Quantum which constitute grounds for the assessment of any additional taxes with respect to Quantum or any of its affiliates. Each of Quantum and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes which are required by the laws of the United States, any state or political subdivision thereof or any foreign country to be withheld or collected by Quantum or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws, except as would not have a Material Adverse Effect. None of Quantum and its Subsidiaries
(i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was

Quantum) or (ii) has any liability for the taxes of any person (other than any of Quantum and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     Section 4.9 Benefit Plans. (a) The Quantum Disclosure Schedule contains a true and complete list of each: (i) pension, retirement, savings, profit sharing, stock bonus, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, hospital, dental, cafeteria, flexible spending, dependent care, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement and (ii) employment, consulting or severance agreement, in each case, whether written or oral, covering current or former employees, directors or agents of Quantum or its Subsidiaries and maintained, sponsored or contributed to by Quantum or any of its Subsidiaries, or with respect to which Quantum or any of its Subsidiaries may be a party or otherwise have any material liability (including, but not limited to, any "employee benefit plans", as defined in Section 3(3) of ERISA (all the foregoing being herein called "Quantum Benefit Plans")). With respect to the Quantum Benefit Plans, individually and in the aggregate, Quantum has made available to Olsten a true and correct copy of
(i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Quantum Benefit Plan, (iii) any summary plan description relating to such Quantum Benefit Plan, (iv) each trust agreement, insurance contract, annuity contract or other funding vehicle or investment contract relating to a Quantum Benefit Plan, (v) the most recent actuarial report or valuation, (vi) the latest IRS determination letter and any other IRS ruling relating to a Quantum Benefit Plan and (vii) the premium expenses and claims experience for Quantum's medical plan for the three most recent fiscal years.

     (b) Each Quantum Benefit Plan complies, in form and operation, in all material respects, with all applicable laws. No event has occurred with respect to the Quantum Benefit Plans (or, to the knowledge of Quantum, any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not terminated, currently or formerly maintained or contributed to be any entity which was at any time under common control, determined under Section 414(b), (c), (m) or (o) of the Code, with Quantum or its Subsidiaries), and there exists no condition or set of circumstances with respect to such plans in connection with which Quantum or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable statute, order or governmental rule or regulation.

     (c) Each of the Quantum benefit Plans and related trusts that is intended to be qualified under Section 401(a) of the Code and exempt from tax under
Section 501(a) of the Code has been determined by the IRS to be so qualified and exempt and, to the knowledge of Quantum and its Subsidiaries, nothing has occurred since such determination to cause any of such Quantum Benefit Plans and related trusts not to qualify under Section 401(a) of the Code or be exempt under Section 501(a) of the Code.

     (d) With respect to the Quantum Benefit Plans, individually and in the aggregate, all required material returns, reports and descriptions have been appropriately filed and distributed.

     (e) With respect to the Quantum Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or any liability for taxes or breach of fiduciary duty and there is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Quantum Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the knowledge of Quantum and its Subsidiaries, threatened, that would result in material liability to Quantum or its Subsidiaries, and Quantum and its Subsidiaries have no knowledge of any facts which are reasonably likely to give rise to any such action, suit, grievance or other claim.

     (f) Neither Quantum nor any of its Subsidiaries currently maintains, sponsors, or contributes to (or is required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, "multiemployer plan" as defined in Section 3(37) of ERISA, or "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA.

     (g) With respect to the Quantum Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made.

     (h) No Quantum Benefit Plan or other contract or agreement to which Quantum or any of its Subsidiaries is a party provides life, medical, dental or hospital benefits to retirees or other terminated employees of Quantum or its Subsidiaries or their dependents, other than continuation coverage mandated by
Section 4980B of the Code or any state law requiring similar continuation coverage.

     Section 4.10 Labor Relations. None of the employees of Quantum and its Subsidiaries is represented by any labor union. To the knowledge of Quantum and its Subsidiaries, there is no activity involving any employees of Quantum or any of the Material Quantum Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organization activity.

     Section 4.11 Compliance with Law. (a) To the knowledge of Quantum, each of Quantum and the Material Quantum Subsidiaries: (i) is in compliance with in all material respects all laws, regulations, rules, reporting, licensing, certification, registration, qualification, certificate of need, claims, governmental payor and/or program requirements applicable to its business or employees conducting its business (including, without limitation, any federal, state or local law, statutes, regulations or ordinances, and any judicial or administrative orders or judgments thereunder and the common law, pertaining to all anti-kickback, self-referral, false claims, health, industrial hygiene and environmental laws, including the handling, storage, transportation and disposition of biomedical waste, any regulated waste, hazardous or toxic substances or other products or materials used by Quantum and its Subsidiaries in the operations of their respective businesses) the breach or violation of which, individually or in the aggregate, has a Material Adverse Effect; and (ii) has received no notification or communication from any Governmental Entity (A) asserting that Quantum or any of the Material Quantum Subsidiaries is not or has not been in compliance in all material respects with any of the statutes, regulations or rules, or reporting, licensing, certification, registration, qualification, certificate of need, claims, governmental payor and/or program requirements that such Governmental Entity enforces, which noncompliance has a Material Adverse Effect, or (B) threatening to revoke any license, franchise, permit or authorization of any Governmental Entity (the "Quantum Permits"), which revocation has a Material Adverse Effect.

     (b) To the knowledge of Quantum, neither Quantum nor any of its Subsidiaries has been in violation of any environmental law with respect to any previously owned or leased or subleased property during the period of time such properties were leased or owned or occupied by Quantum or any of its Subsidiaries, including any federal, state or local laws, statutes, regulations, ordinances, and any judicial or administrative orders or judgments thereunder and the common law, pertaining to health, industrial hygiene, the handling, storage, transportation, and disposition of biomedical waste, any regulated waste or hazardous or toxic substances or other products or materials used by Quantum and its Subsidiaries in the operations of their respective businesses, the breach or violation of which would have a Material Adverse Effect.

     (c) To the knowledge of Quantum, no audit, inquiry, action or proceeding in connection with Medicare, Medicaid or other governmental third-party payor programs, is pending or, to the knowledge of Quantum, threatened that may result in the revocation, modification, nonrenewal or suspension of any Quantum Permits, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction or the recovery for overpayment, except as would not have a Material Adverse Effect. Neither Quantum nor any of its Subsidiaries has received notice of, or has knowledge of, any threatened or impending investigation, government audit or inquiry in connection with Medicare, Medicaid or other governmental third-party payor programs, in any case that would have a Material Adverse Effect.

     Section 4.12 Insurance. Quantum and the Material Quantum Subsidiaries maintain insurance against such risks and in such amounts as Quantum reasonably believes are necessary to conduct its business.

Quantum and its Subsidiaries are not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. To the knowledge of Quantum, neither Quantum nor any of its Subsidiaries have received any notice of cancellation or termination in respect of any of its insurance policies, except with respect to Subsidiaries of Quantum, other than the Material Quantum Subsidiaries, as would not have a Material Adverse Effect.

     Section 4.13 Property. The Quantum Disclosure Schedule sets forth a true, complete and accurate list and description of all real property owned or leased by Quantum or any of its Subsidiaries as of the date hereof, including any leasehold estate which may have been assigned by Quantum or any of its Subsidiaries, as assignor. Such description includes, with respect to each lease, the term thereof, the location and number of square feet of the premises thereof and the amount of rent payable thereunder. True, complete and accurate copies of the leases (including, but not limited to any subleases or assignment agreements, if any) set forth on the Quantum Disclosure Schedule under the heading "Type I Leases" have been delivered to Olsten. Except as described in the following sentence, each of Quantum and the Material Quantum Subsidiaries has good, valid and marketable title to, or a valid leasehold in, all of its properties and assets (real, personal, mixed, tangible and intangible), including, without limitation, all of the properties and assets reflected in the consolidated balance sheet of Quantum and its Subsidiaries at December 31, 1995 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1995). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for statutory liens for payments not yet due and payable and imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Quantum and its Subsidiaries, except as would not have a Material Adverse Effect.

     Section 4.14 Contracts. The Quantum Disclosure Schedule lists all contracts, agreements and instruments to which Quantum or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are found which (a) if terminated, canceled or materially modified, could reasonably be expected to have a Material Adverse Effect or (b) grant registration rights to any person or entity (collectively, the "Quantum Contracts"). All Quantum Contracts are in full force and effect, neither Quantum nor any of its Subsidiaries is in breach, violation or default under any Quantum Contract, and, to the knowledge of Quantum, no condition exists which constitutes a breach, violation or default thereunder by Quantum or any of its Subsidiaries or gives rise to any right of termination, cancellation, prepayment or acceleration and Quantum is not aware of any default by any other party to any Quantum Contract nor of any event or condition which constitutes a breach thereunder, except, in any such case, as would not have a Material Adverse Effect. Quantum is not engaged in any material disputes with any suppliers of Quantum nor are any of Quantum's Subsidiaries engaged in any such disputes, which dispute has a Material Adverse Effect. To the knowledge of Quantum, as of the date hereof, no supplier is considering termination or any adverse modification of its arrangements relating to Quantum's business (other than terminations or modifications that occur in the ordinary course of business as a result of supply orders being filled).

     Section 4.15 Intellectual Property. Quantum and its Subsidiaries, other than OptimalCare, Inc. and InfoGen, Inc., own, possess or have the right to use (perpetually and without payment of royalties), for the life of the proprietary right, all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations which are necessary to their respective businesses (collectively, "Intellectual Property Rights"). The Quantum Disclosure Schedule sets forth a true, correct and complete list and description of all Intellectual Property Rights which are registered or pending registration. Neither Quantum nor any of the Material Quantum Subsidiaries is a licensor or licensee of any Intellectual Property Rights. All filings and other actions necessary to perfect the rights of Quantum and the Material Subsidiaries to its or their Intellectual Property Rights have been duly made in all jurisdictions where such rights are used by it or them except as does not have a Material Adverse Effect. Neither Quantum nor any of the Material Quantum Subsidiaries is infringing any Intellectual Property Rights of any person or otherwise violating the rights of any person which could subject Quantum or any of the Material Quantum Subsidiaries to liabilities which would prevent Quantum or any of the Material Quantum Subsidiaries from conducting their respective businesses substantially in the manner in which they are now being conducted and, as of the date hereof, no claim has been made or threatened against Quantum or any of the Material Quantum Subsidiaries alleging any such violation, except, in each case, as does not have a Material Adverse Effect.

     Section 4.16 Related Party Transactions. Since December 31, 1995, there have been (i) no transactions between Quantum on the one hand, and an affiliate of Quantum, on the other hand, or (ii) no material transactions between Quantum or any of its Subsidiaries on the one hand, and (A) a record or beneficial owner of five percent or more of the voting securities of Quantum or (B) an affiliate of Quantum or any such record or beneficial owner, on the other hand, other than payment of compensation for services rendered to Quantum or its Subsidiaries.

     Section 4.17 Opinion of Financial Adviser; Arrangements with Financial Adviser and Others. Quantum has received the opinion of Lehman Brothers dated the date hereof to the effect that the Conversion Number is fair, from a financial point of view, to the holders of the Quantum Common Stock. Such opinion has not been withdrawn, revoked or modified. Quantum does not currently and will not in the future have any liability or obligation (whether for the payment of fees or otherwise and whether or not conditioned on the occurrence, existence or absence of one or more events or circumstances), other than pursuant to standard and customary billing arrangements, to any person or entity arising from or relating to services provided to Quantum or Quantum's affiliates in connection with any aspect of the preparation or negotiation of, or the consummation of the transactions contemplated by, this Agreement or the decision to engage in such preparation, negotiation and consummation.

     Section 4.18 Accounting Matters. To the knowledge of Quantum, neither Quantum nor any of its affiliates has, through the date of this Agreement, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Olsten or any of its affiliates) would prevent Olsten from accounting for the business combination to be effected by the Merger as a "pooling of interests".

     Section 4.19 No Undisclosed Material Liabilities. From December 31, 1995 to the date hereof, neither Quantum nor any of its Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed in the Quantum SEC Documents filed since December 31, 1995; (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1995; (iii) liabilities under this Agreement; and (iv) liabilities which, individually or in the aggregate, do not have a Material Adverse Effect.

     Section 4.20 Vote Required. The only vote of the holders of any class or series of Quantum capital stock necessary to approve and adopt this Agreement is the affirmative vote by the holders of a majority of the outstanding shares of Quantum Common Stock entitled to vote thereon.

     Section 4.21 Section 203 of the DGCL Not Applicable. Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the transactions contemplated hereby.

     Section 4.22 Quantum Rights Agreement. Neither the execution nor delivery by Quantum of this Agreement nor the consummation of the transactions contemplated hereby will result in the grant to any person of any rights to purchase Series A Preferred Stock pursuant to the Quantum Rights Agreement (the "Quantum Stock Purchase Rights") or enable or require any Quantum Stock Purchase Rights to be exercised, distributed or triggered.

     Section 4.23 Affiliates. The Quantum Disclosure Schedule sets forth a list of all persons which are, to the knowledge of Quantum at the date hereof, "affiliates" of Quantum for purposes of Rule 145 under the Securities Act ("Quantum Affiliates").

     Section 4.24 Certain Agreements. Neither Quantum nor any of its Subsidiaries is a party to any (i) agreement with any executive officer or other employee of Quantum or any Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Quantum of the nature contemplated by this Agreement or (ii) agreement or plan (including Quantum Benefit Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Quantum Common Stock, or shares of Quantum Common Stock granted in connection with the performance of services for Quantum, is or will be entitled to receive cash from Quantum in lieu of or in exchange for such option or shares solely as a result of the transactions contemplated by this Agreement, other than the receipt of cash in lieu of fractional shares.

                                   ARTICLE V

               COVENANTS OF OLSTEN AND QUANTUM PENDING THE MERGER

     During the period from the date of this Agreement to the Effective Time, Olsten and Quantum each agree as to itself and its Subsidiaries that (except as contemplated or expressly permitted by this Agreement or to the extent that the other party shall otherwise agree in writing):

     Section 5.1 Ordinary Course. Except as provided in Section 5.1 of the Quantum Disclosure Schedule, the businesses of Quantum and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice. Quantum shall use all reasonable efforts to preserve substantially intact the business organization of itself and its Subsidiaries, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which is has a significant business relationship.

     Section 5.2 Governing Documents; Quantum Rights Agreement. No party shall amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents, provided that Olsten shall be permitted to make non-material amendments to its by-laws. Quantum shall, upon not less than 10 business days' prior written notice from Olsten, redeem the Quantum Stock Purchase Rights pursuant to the Quantum Rights Agreement as in effect on the date hereof at a time no later than immediately prior to the Effective Time.

     Section 5.3 Issuance of Securities. Quantum shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire any such shares, Voting Debt or convertible securities or other ownership interest, except for the issuance of Quantum Common Stock (i) issuable pursuant to the exercise of currently outstanding stock options, or purchase rights, as the case may be, under the Quantum Stock Plans, as disclosed in the Quantum Disclosure Schedule or (ii) upon the conversion of Quantum Convertible Subordinated Debentures.

     Section 5.4 Dividends; Changes in Stock. Except for the redemption by Quantum of the Quantum Stock Purchase Rights, no party shall, nor shall Quantum permit any of its Subsidiaries to, nor shall any party propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except
(x) cash dividends or distributions paid on or with respect to a class of common stock all of which shares of common stock are owned directly or indirectly by a party and (y) in the case of Olsten, it may continue the declaration and payment of its regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice) in an amount not to exceed $.07 per share; or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock. Notwithstanding anything to the contrary contained in this Agreement, Olsten shall have the right to call for redemption of the Olsten Convertible Debentures and to issue Olsten Common Stock upon conversion thereof; provided, however, that such actions shall not prevent Olsten from accounting for the business combination to be effected by the Merger as a "pooling of interests" under GAAP.

     Section 5.5 No Solicitation. Quantum and its Subsidiaries will not and they will use their reasonable best efforts to cause their officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative retained by Quantum or any of its Subsidiaries not to: (i) solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below in this Section 5.5), or agree to or endorse any Competing Transaction, provided that solely the review and evaluation of a proposal that constitutes a Competing Transaction which has not been solicited or otherwise encouraged shall not constitute a violation of this Section 5.5; or (ii) engage in negotiations concerning, provide any nonpublic information to or have any discussions with, any person relating to any Competing Transaction. As used in this Agreement, "Competing Transaction" means any of the following (other than the transactions between Olsten, Merger Sub and Quantum contemplated hereunder) involving Quantum; (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial portion of the assets of Quantum and its Subsidiaries, taken as a whole, or of more than 25% of the equity securities of Quantum or any of its Subsidiaries, in any case in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for more than 25% of the outstanding shares of capital stock of Quantum or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement by Quantum or any of its Subsidiaries to engage in any of the foregoing. Quantum will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, in connection therewith, with request that confidential information furnished by or on behalf of Quantum to any such parties be returned to Quantum or destroyed immediately. Quantum shall immediately notify Olsten of any negotiations, requests for nonpublic information or discussions with respect to any Competing Transaction and will keep Olsten fully informed of the status and details of any such negotiations, requests or discussions, unless the Quantum Board, after consultation with and based upon the advice of independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), determines in good faith that its refusal to take such action is required for the Quantum Board to comply with its fiduciary obligations to the holders of Quantum Common Stock under applicable law. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall prohibit Quantum or the Quantum Board; (A) from taking and disclosing to Quantum's stockholders a position or making other disclosures contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act that, in the good faith judgment of the Quantum Board, after consultation with and based upon the advice or independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), is required under applicable law or (B) from withdrawing, modifying or changing its recommendation to Quantum's stockholders with respect to the Merger or taking, authorizing or permitting any action or actions in response to or in connection with any Competing Transaction, if and to the extent that the Quantum Board determines in good faith, after consultation with and based upon the advice of independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), that withdrawing, modifying or changing its recommendation to Quantum's stockholders with respect to the Merger or taking, authorizing or permitting such action is required for the Quantum Board to comply with its fiduciary obligations to the holders of Quantum Common Stock under applicable law.

     Section 5.6 No Acquisitions. Quantum shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

     Section 5.7 No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated hereby or (ii) dispositions in the ordinary course of business consistent with prior practice which are not material, individually or in the aggregate, to Quantum and its Subsidiaries taken as a whole, Quantum shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any material portion of its assets.

     Section 5.8 Indebtedness; Leases. Quantum shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Quantum or any of its Subsidiaries or guarantee any debt securities of others or enter into, cancel, surrender, amend or modify any lease or sublease (whether such lease or sublease is an operating or capital lease) other than in each case in the ordinary course of business.

     Section 5.9 Advice of Changes; SEC Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of: (i) any material inaccuracy or breach of any of its representations, warranties or covenants contained in this Agreement and (ii) any material failure of a party or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to complied with or satisfied by it hereunder; provided, however, that the failure to provide any such advice shall not be taken into account in determining whether any of the conditions contained in Article VII has been satisfied. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.10 Employee Arrangements. Neither Quantum nor any of its Subsidiaries shall: (i) increase or agree to increase the compensation (whether cash or non-cash) payable or to become payable or the benefits provided or to be provided to its or its Subsidiaries' directors, officers or employees, except for: (a) increases in salary or wages of employees other than officers of Quantum or any of its Subsidiaries (whether in such capacity or otherwise) in accordance with past practices and not to exceed 5% on an annual basis; or (b) increases required by the provisions of any Quantum Benefit Plan as in effect on the date hereof; (ii) grant or increase the amount of any severance or termination pay to, or enter into any employment or severance agreements with, any officers or employees of Quantum or any of its Subsidiaries; (iii) enter into or amend any collective bargaining agreement; or (iv) establish, adopt, enter into or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any directors, officers or employees, including, without limitation, any plans or arrangements of the type set forth in Section 4.9 hereof (except for amendments to Quantum Benefit Plans (A) necessary or appropriate to cause such Quantum Benefit Plans to remain in compliance with applicable law, including, without limitation, the qualification requirements of
Section 401(a) of the Code) and (B) required to comply with the terms of this Agreement; provided however, that nothing in this Section 5.10 shall prevent the payment or other performance of any award, grant or commitment made prior to the date hereof and disclosed in the Quantum SEC Documents, the Quantum Disclosure Schedule or pursuant to this Agreement. For the purposes of this Section 5.10, the term "officer" shall mean only those persons who are required to file Form 3 or 4 under Section 16(a) of the Exchange Act.

     Section 5.11 No Dissolution, Etc. Neither Quantum nor the Material Quantum Subsidiaries shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

     Section 5.12 No Action. No party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree to commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     Section 5.13 Tax Returns. Quantum and the Material Quantum Subsidiaries will file all tax returns required to be filed by any of them (including estimated tax returns) and will pay (or Quantum will pay on its behalf) all taxes shown as due on all such returns prior to the Effective Time.

     Section 5.14 Class Action Litigation. Quantum shall use all reasonable efforts: (i) to finalize as soon as practicable a definitive settlement agreement pursuant to, consistent with and as set forth in the Memorandum (the "Settlement Agreement"), which shall be acceptable to Olsten in all material respects; (ii) to cause the Settlement Agreement to be filed with the court in which the Class Action Litigation is pending, accompanied by an appropriate motion seeking preliminary court approval of the Settlement Agreement and (iii) to obtain preliminary court approval of the Settlement Agreement. In connection with the foregoing, Quantum shall consult with Olsten and its counsel on a regular basis and shall respond promptly to all reasonable inquiries from Olsten or its counsel.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 Preparation of S-4 and Proxy Statement. Olsten and Quantum shall as promptly as practicable prepare and file with the SEC the Proxy Statement and Olsten shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Olsten shall use all reasonable efforts, and Quantum shall cooperate with Olsten, to have the S-4 declared effective by the SEC as promptly as practicable and to keep the S-4 effective as long as is necessary to consummate the Merger. Olsten shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the S-4 to Quantum and advise Quantum of any verbal comments with respect to the S-4 received from the SEC. Each of Olsten and Quantum shall use all reasonable efforts to cause the Proxy Statement to be mailed to their respective stockholders at the earliest practicable date. Olsten shall use all reasonable efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Class B Stock pursuant to this Agreement and under the Quantum Stock Plans and the Quantum Acquisition Options. If at any time prior to the Effective Time, any event with respect to Olsten or any of its Subsidiaries or with respect to other information supplied by Olsten or for inclusion in the Proxy Statement or S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Olsten and Quantum. If at any time prior to the Effective Time, any event with respect to Quantum or any of its Subsidiaries or with respect to other information supplied by Quantum for inclusion in the Proxy Statement or S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Olsten and Quantum. No amendment or supplement to the S-4 shall be made by Olsten without the prior written approval of Quantum, such approval not to be unreasonably withheld or delayed. Olsten shall advise Quantum, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the denial or suspension of the qualification of Class B Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for any amendment or supplement to the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 6.2 Letters of Accountants. (a) Quantum shall use all reasonable efforts to cause to be delivered to Olsten a letter of Ernst & Young L.L.P., Quantum's independent auditors, dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to Olsten, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") in form and substance reasonably acceptable to Olsten and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4. Quantum shall, and shall use its reasonable best efforts to cause Ernst & Young L.L.P. and its other representatives to, cooperate fully with Olsten, Coopers & Lybrand L.L.P. and its other representatives in seeking to obtain confirmation from the SEC that the Merger should be accounted for as a "pooling of interests."

     (b) Olsten shall use all reasonable efforts to cause to be delivered to Quantum a letter of Coopers & Lybrand L.L.P., Olsten's independent auditors, dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to Quantum, of the kind contemplated by the AICPA Statement, in form and substance reasonably acceptable to Quantum and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 6.3 Accounting Matters. None of Olsten, Quantum and any of their respective affiliates shall take or agree to take any action or fail to take any action that would prevent Olsten from accounting for the business combination to be effected by the Merger as a "pooling of interests" under GAAP. Without limitation of the foregoing, each party agrees that neither it nor its affiliates will, and it will direct its accountants not to, discuss with or make any written presentations to the SEC concerning the application of pooling accounting treatment to the business combination to be effected by the Merger, unless such party has provided to the other party a reasonable opportunity to participate fully in any such discussion or presentation. Each party shall promptly notify the other parties if at any time such party has knowledge of any fact or circumstance which causes such party to believe that Coopers & Lybrand will not be able to deliver the opinion letter referred to in Section 7.1(f).

     Section 6.4 Access to Information. From the date hereof to the Effective Time, Olsten and Quantum shall each (and shall cause each of their respective Subsidiaries to) afford to the other, and the officers, employees, accountants, counsel and other representatives of the other, access at all reasonable times to its officers, employees, agents, properties, offices, plants, other facilities and to all books and records (including tax returns), and shall furnish to the other party all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request; provided, however, that any such access and all such requests shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each of Quantum and Olsten agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transaction contemplated by this Agreement. The Confidentiality Agreement dated October 4, 1995 between Olsten and Quantum ("Quantum Confidentiality Agreement") shall apply with respect to information furnished by Quantum or its Subsidiaries and Quantum's representatives thereunder or hereunder and any other activities contemplated thereby. The Confidentiality Agreement dated November 9, 1995 between Olsten and Quantum ("Olsten Confidentiality Agreement") shall apply to information furnished by Olsten or its Subsidiaries and Olsten's representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of either the Quantum Confidentiality Agreement or the Olsten Confidentiality Agreement.

     Section 6.5 Meetings of Shareholders. Olsten and Quantum each shall promptly take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene meetings of their respective stockholders: (i) with respect to Olsten, for the purpose of voting on the Olsten Vote Matter and (ii) with respect to Quantum, for the purpose of approving this Agreement. Olsten and Quantum will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall use their respective reasonable best efforts to obtain approval and adoption of this Agreement by their respective stockholders (except to the extent the Quantum Board, after consultation with and based upon the advice of independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), determines in good faith that its refusal to make such recommendation is required for the Quantum Board to comply with its fiduciary obligations to the holders of Quantum Common Stock under applicable law). Quantum and Olsten shall coordinate and cooperate with respect to the timing of such meetings and shall use all reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     Section 6.6 Legal Conditions to Merger. Each of Quantum and Olsten will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger; provided, however, that neither Olsten nor Quantum, nor their respective Subsidiaries, shall be required by the Department of Justice, the Federal Trade Commission or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiaries or assets or properties, the effect of any of which would be to impair materially the value of the Merger to Olsten or prevent the Merger from being accounted for as a "pooling of interests".

     Section 6.7 Affiliates. Prior to the Closing Date, Quantum and Olsten shall notify each other in writing regarding any changes in the identity of the Quantum Affiliates or the Olsten Affiliates, as the case may be. Each of Quantum and Olsten shall use all reasonable efforts to cause each Quantum Affiliate or Olsten

Affiliate, as the case may be, to deliver to Olsten or Quantum, as the case may be, on or prior to the Closing Date an agreement in substantially the form previously agreed upon (each, an "Affiliate Agreement").

     Section 6.8 Stock Exchange Listing. Prior to the Effective Time, Olsten shall use all reasonable efforts to permit it to issue the number of shares of Class B Stock required to be issued pursuant to this Agreement or upon exercise of the Quantum Stock Options or upon conversion of the Quantum Convertible Subordinated Debentures (and to issue Olsten Common Stock upon conversion of such authorized Class B Stock). Olsten shall use all reasonable efforts to cause the shares of Olsten Common Stock issuable upon conversion of the Class B Stock to be issued pursuant to the Merger and, after the Effective Time, upon exercise of options under the Quantum Stock Option Plan and the Quantum Acquisition Options and upon conversion of the Quantum Convertible Subordinated Debentures, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Section 6.9 Stock Options; Quantum Stock Purchase Plan Rights; Quantum Convertible Subordinated Debentures. (a) At the Effective Time, each outstanding option to purchase Quantum Common Stock which has been granted pursuant to the Quantum Stock Option Plan and the Quantum Acquisition Options (collectively, the "Quantum Stock Options"), whether vested or unvested, shall be assumed by Olsten. After the Effective Time, each Quantum Stock Option shall automatically be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Quantum Stock Option, the number of shares of Class B Stock equal to the product obtained by multiplying (i) the number of shares of Quantum Common Stock subject to the Quantum Stock Option, by
(ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Quantum Common Stock subject to such Quantum Stock Option by (y) the Conversion Number; provided, however, that in the case of any option or portion of an option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and any portion of an option which does not so comply shall be a "nonqualified option"; and provided further, that the number of shares of Class B Stock that may be purchased upon exercise of such Quantum Stock Option shall not include any fractional share and, upon exercise of such Quantum Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately preceding the date of exercise.

     (b) As soon as practicable after the Effective Time, Olsten shall deliver to each then holder of a Quantum Stock Option an appropriate notice setting forth such holder's rights to acquire Class B Stock, and the Quantum Stock Option agreements of each such holder shall be deemed to be appropriately amended so that such option continues in effect on the same terms and conditions as contained in the outstanding Quantum Stock Options (subject to the adjustments required by this Section 6.9 after giving effect to the Merger).

     (c) As soon as practicable after the Effective Time, Olsten shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Class B Stock subject to the Quantum Stock Plans (and the shares of Olsten Common Stock into which such shares of Class B Stock are convertible) and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any options or awards issuable under the Quantum Stock Plans remain outstanding. Except as may be required by Sections 422 to 424 of the Code, Olsten shall take no action to disqualify any outstanding Quantum Stock Options which are incentive stock options as of the Effective Time.

     (d) The Quantum Stock Purchase Plan shall be suspended by the Quantum Board effective May 31, 1996 and discontinued by the Quantum Board no later than immediately prior to the Effective Time; provided, however, that the shares of Quantum Common Stock issuable thereunder in consideration of payroll deductions made on or prior to May 31, 1996 shall be issued in accordance with the Quantum Stock Purchase Plan as in effect on the date hereof.

     (e) From and after the Effective Time, each Quantum Convertible Subordinated Debenture shall entitle the holder thereof to convert such Quantum Convertible Subordinated Debenture into the number of shares of Class B Stock receivable by a holder of the number of shares of Quantum Common Stock into which such Quantum Convertible Subordinated Debenture might have been converted immediately prior to the Effective Time (subject to adjustment after the Effective Time as provided in the Quantum Indenture); provided, however, that the number of shares of Class B Stock issuable upon conversion of a Quantum Convertible Subordinated Debenture shall not include any fractional shares and, upon exercise of such Quantum Convertible Subordinated Debenture, a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately prior to the date of conversion. Quantum agrees to take all actions in connection with the Merger which are required pursuant to the Quantum Indenture to be taken by Quantum prior to the Effective Time. Olsten and Merger Sub each agree to take all actions in connection with the Merger which are required pursuant to the Quantum Indenture to be taken by Olsten or Merger Sub, as the case may be, prior to, at and following the Effective Time, including, without limitation, the execution and delivery of a supplemental indenture pursuant to the terms thereof.

     Section 6.10 Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the filing fee for registering Class B Stock and Olsten Common Stock on the S-4 and expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by Quantum and Olsten.

     (b) If Olsten terminates this Agreement as permitted under Section 8.1(d) or Quantum terminates this Agreement as permitted under Section 8.1(g), in either case as a result of the occurrence of any event described in clause (i) of Section 6.10(d), then Quantum shall pay to Olsten promptly, but in no event later than two Business Days, after such termination, an amount in immediately available funds equal to $5,000,000.

     (c) If Olsten terminates this Agreement as permitted under Section 8.1(d) or Quantum terminates this Agreement as permitted under Section 8.1(g), in either case as a result of the occurrence of any event described in clause (ii) of Section 6.10(d) (so long as no event described in clause (i) of Section 6.10(d) has occurred), then Quantum shall pay Olsten promptly, but in no event later than two Business Days after Olsten's demand therefor, an amount in immediately available funds equal to Olsten's reasonable, documented out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby (including, without limitation, costs and disbursements of attorneys, accountants and investment bankers, filing fees and the expenses incurred in connection with printing and mailing the Proxy Statement and the S-4) up to $1,500,000; provided, however, that if within one year after such termination, Quantum or any of its Subsidiaries has effected or has entered into an agreement to effect any Competing Transaction, then Quantum shall pay to Olsten promptly, but in no event later than two Business Days, after the consummation of, or execution of any agreement relating to, such Competing Transaction, in addition to the amount paid to Olsten in reimbursement of its expenses as provided above, an amount in immediately available funds equal to the difference between $5,000,000 and the amount of such expenses previously paid by Quantum to Olsten pursuant to this Section 6.10(c).

     (d) Each of the events described in the following clauses (i) and (ii) is hereinafter referred to as a "Trigger Event":

          (i) The Quantum Board shall have (A) withdrawn or modified, in a manner materially adverse to Olsten, its approval or recommendation of this Agreement for any reason other than the occurrence of an event relating to Olsten which has a Material Adverse Effect or (B) postponed the date scheduled for the meeting of Quantum's stockholders to be called for the purpose of voting on this Agreement (the "Quantum Meeting") beyond September 30, 1996, without Olsten's prior written consent, which consent shall not be unreasonably delayed or withheld; or

          (ii) This Agreement shall have been voted on by Quantum's stockholders at the Quantum Meeting and shall not have been approved by the requisite vote of Quantum stockholders in circumstances where an offer or proposal to effect a Competing Transaction (which was not encouraged or solicited by Olsten) has been publicly announced and has not been publicly withdrawn at least five Business Days prior to the latest scheduled date for the Quantum Meeting.

     Section 6.11 Brokers or Finders. Each of Olsten and Quantum represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Smith Barney Inc., all of whose fees and expenses will be paid by Olsten in accordance with Olsten's agreement with such firm (a true, correct and complete copy of which has been delivered by Olsten to Quantum), and Lehman Brothers, all of whose fees and expenses will be paid by Quantum in accordance with Quantum's agreement with such firm (a true, correct and complete copy of which has been delivered by Quantum to Olsten), and each of Olsten and Quantum respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person or the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 6.12 Directors' and Officers' Insurance. (a) Olsten agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors and employees of Quantum or any of its Subsidiaries and present or former directors, officers and employees of Quantum or any of its Subsidiaries serving or who served at Quantum's or any of its Subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent such persons are indemnified as of the date of this Agreement by Quantum pursuant to Quantum's Certificate of Incorporation and By-laws and indemnification agreements in existence on the date hereof with any officers and directors of Quantum and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time, for a period of not less than the statutes of limitations applicable to such matters. In no event shall Olsten permit Article Seventh of the Certificate of Incorporation of the Surviving Corporation, in the form attached as Exhibit A to the Certificate of Merger, to be amended in any manner which would adversely affect the rights granted thereunder following the Effective Time, except as required by applicable law. Without limiting the foregoing, Quantum shall, and after the Effective Time, Olsten shall cause the Surviving Corporation to, periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification (but no bond or other security shall be required).

     (b) For a period of six years after the Effective Time, Olsten shall cause to be maintained policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are no less advantageous in any material respect to the parties covered by the current policies of directors' and officers' liability insurance maintained by Quantum and its Subsidiaries with respect to claims arising from facts or events which occurred before the Effective Time, provided that Olsten shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Quantum prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director or employee of Quantum or any of its Subsidiaries (and their heirs and representatives).

     (c) If, after the Effective Time, Olsten or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Olsten assume all of the obligations set forth in this
Section 6.12.

     Section 6.13 Appointment of Successor Directors. The Quantum Board shall approve the appointment or election of the directors of Merger Sub as directors of Quantum effective as of immediately following to the Effective Time, which approval shall be made in a manner such that such approval or election or the removal or resignation of the approving members of the Quantum Board will not constitute a Risk Event (as defined in the Quantum Indenture) under the Quantum Indenture.

     Section 6.14 Employee Benefit Plans. (a) It is the current intention of Olsten to make available, after the Effective Time, to employees of Quantum and its Subsidiaries, benefit plans which are, when considered in the aggregate, reasonably comparable to the benefit plans provided to either (at Olsten's option) non-executive employees of Olsten and its Subsidiaries or Quantum and its Subsidiaries. Nothing in this Section 6.14 shall be construed as requiring Olsten to make available any specific benefit plans, including, without limitation, an employee stock purchase plan.

     (b) Following the Effective Time, Olsten shall, or shall cause the Surviving Corporation to, honor the terms of all consulting, employment, severance and similar agreements listed on the Quantum Disclosure Schedule and provided to Olsten prior to the date hereof.

     Section 6.15 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Quantum and Olsten described in Section 6.1, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act. Except as otherwise contemplated herein, in any case at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.16 Reserved Shares of Olsten Common Stock and Class B Stock. On the date hereof, Olsten has, and at and following the Effective Time, Olsten shall have (i) sufficient shares of Class B Stock reserved for issuance (A) upon conversion of shares of Quantum Common Stock in the Merger, (B) upon the exercise of all options and warrants to acquire shares of Class B Stock (including, after the Effective Time, all options to acquire Quantum Common Stock assumed by Olsten pursuant to Section 6.9 hereof) and (C) upon conversion of all Quantum Convertible Subordinated Debentures, and (ii) sufficient shares of Olsten Common Stock reserved for issuance (A) upon conversion of all issued and outstanding Class B Stock and all Class B Stock issuable pursuant to clause
(i) of this Section, (B) upon the exercise of all options to acquire Olsten Common Stock and (C) upon conversion of all Olsten Convertible Debentures.

     Section 6.17 Ownership of Class B Stock by Nominees. Olsten shall take all such action necessary to permit the recipients of Class B Stock upon (i) the conversion of Quantum Common Stock and Quantum Convertible Subordinated Debentures and (ii) the exercise of options to purchase Quantum Common Stock assumed by Olsten pursuant to Section 6.9 hereof to hold such Class B Stock in nominee form for a period ending not later than 30 days from the Effective Time.

                                  ARTICLE VII

                              CONDITIONS OF MERGER

     Section 7.1 Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Olsten Vote Matter shall have been approved and adopted by the Olsten Vote. This Agreement shall have been approved by the Quantum Vote.

          (b) NYSE Listing. The shares of Olsten Common Stock issuable to Quantum stockholders upon conversion of Class B Stock to be issued pursuant to the Merger (and, after the Effective Time, under the Quantum Stock Option Plan and the Quantum Acquisition Options or upon conversion of the Quantum Convertible Subordinated Debentures) shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including all filings under the HSR Act and the expiration of all waiting periods thereunder) required in connection with the consummation of the Merger, the failure to obtain which has a Material Adverse Effect on Olsten and its Subsidiaries, taken as a whole (assuming the Merger had taken place), shall have been filed, occurred or been obtained. Olsten shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Class B Stock pursuant to the Merger (and, after the Effective Time, under the Quantum Stock Option Plan and the Quantum Acquisition Options or pursuant to conversion of the Quantum Convertible Subordinated Debentures) and to issue Olsten Common Stock upon conversion of such Class B Stock.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (an "Injunction") prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (f) Opinion of Accountants. Olsten and Quantum shall each have received an opinion from Coopers & Lybrand L.L.P., in form reasonably satisfactory to Olsten, to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling of interests" in accordance with GAAP and all published rules, regulations and policies of the SEC.

          (g) Tax Opinion. Quantum shall have received an opinion from its counsel, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Olsten, Merger Sub and Quantum will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by Quantum, Olsten or Merger Sub as a result of the Merger; and (iv) no gain or loss will be recognized by any stockholder of Quantum as a result of the Merger with respect to the Quantum Common Stock converted solely into Class B Stock. In rendering such opinion, such counsel may rely upon representations contained in certificates of Quantum, Olsten, Merger Sub and others.

     Section 7.2 Additional Conditions to Obligations of Olsten and Merger Sub. The obligations of Olsten and Merger Sub to effect the Merger are also subject to the following conditions (any one or more of which may be waived by Olsten and Merger Sub, but only in a writing signed by Olsten and Merger Sub):

          (a) Representations and Warranties. The representations and warranties of Quantum contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date, and for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time (or as of such specified date in the case of a representation or warranty made as of a specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have a Material Adverse Effect; provided, however, that any inaccuracy of a representation or warranty, as of a specified date or the Effective Time, shall not result in the non-satisfaction of this Section 7.2(a) unless any such inaccuracy or inaccuracies, individually or in the aggregate, constitute facts or circumstances having a Material Adverse Effect (it being understood that such facts or circumstances shall be deemed to be constituted if the particular representation or warranty which is inaccurate contains a Material Adverse Effect standard).

          (b) Agreements and Covenants. Quantum shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change in the business, financial condition, results of operations, assets or liabilities of Quantum which, individually or in the aggregate, has a Material Adverse Effect with respect to Quantum.

          (d) No Pending Proceedings. Neither Olsten nor Quantum, nor their respective Subsidiaries shall be required by the Department of Justice, the Federal Trade Commission or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary or assets or properties, the effect of any of which would be to materially impair the value of the Merger to Olsten.

          (e) Inapplicability of Rights Agreement. No event shall have occurred under the Quantum Rights Agreement which would give the holder of any Quantum Stock Purchase Rights any right to acquire any equity securities of Quantum or Olsten as a result of the transactions contemplated by this Agreement or otherwise impair the ability of the parties to consummate the transactions contemplated by this Agreement, and the Quantum Board of Directors shall have the power, and nothing shall impair its ability, to redeem the Quantum Stock Purchase Rights immediately prior to the Effective Time.

          (f) Affiliate Agreements. Olsten shall have received from each Quantum Affiliate (as defined in Section 4.23) an executed copy of an Affiliate Agreement.

          (g) Compliance Certificate. Quantum shall have delivered to Olsten a certificate, dated as of the Closing Date, signed on behalf of Quantum by the President or any Vice President of Quantum, certifying as to the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.2.

          (h) Appraisal Rights. Shareholders holding no more than 4% of the outstanding Quantum Common Stock shall have demanded their appraisal rights under the DGCL.

     Section 7.3 Additional Conditions to Obligation of Quantum. The obligation of Quantum to effect the Merger are also subject to the following conditions (any one or more of which may be waived by Quantum, but only in a writing signed by Quantum):

          (a) Representations and Warranties. The representations and warranties of Olsten contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date, and for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time (or as of such specified date in the case of a representation or warranty made as of a specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have a Material Adverse Effect; provided, however, that any inaccuracy of a representation or warranty, as of a specified date or the Effective Time, shall not result in the non-satisfaction of this Section 7.3(a) unless any such inaccuracy or inaccuracies, individually or in the aggregate, constitute facts or circumstances having a Material Adverse Effect (it being understood that such facts or circumstances shall be deemed to be constituted if the particular representation or warranty which is inaccurate contains a Material Adverse Effect standard).

          (b) Agreements and Covenants. Olsten shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change in the business, financial condition, results of operations, assets or liabilities of Olsten which, individually or in the aggregate, has a Material Adverse Effect with respect to Olsten.

          (d) Affiliate Agreements. Quantum shall have received from each Olsten Affiliate (as defined in Section 3.17) an executed copy of an Affiliate Agreement.

     (e) Compliance Certificate. Olsten shall have delivered to Quantum a certificate, dated the Closing Date, signed on behalf of Olsten by the Chairman, President or any Vice President of Olsten, certifying as to the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.3.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Olsten or
Quantum:

          (a) By mutual consent of the Board of Directors of Olsten and the Quantum Board of Directors; or

          (b) By either Olsten or Quantum, if the Merger shall not have been consummated by September 30, 1996 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) By either Olsten or Quantum, if there has been a breach of any representation or warranty by the other party, the breach of which, when taken together with all other breaches by such party, would have a Material Adverse Effect, or a material breach of a covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, or if a court of competent jurisdiction or governmental regulatory or administrative agency or commission having proper jurisdiction and authority thereof shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to lift) prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable; or

          (d) By Olsten, if a Trigger Event shall have occurred; or

          (e) By Quantum, if the average closing price of Olsten Common Stock on the NYSE during the 20 trading days immediately preceding the later of (i) the Quantum Meeting or (ii) the Olsten Meeting is less than $22.00 per share; or

          (f) By either Olsten or Quantum, if the Quantum Vote or the Olsten Vote shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

          (g) By Quantum, if Quantum receives from any person other than Olsten or its affiliates an offer with respect to a Competing Transaction and the Quantum Board, after consultation with and based upon the advice of independent legal counsel (who may be Quantum's regularly engaged independent legal counsel), determines in good faith that such termination is required for the Quantum Board to comply with its fiduciary obligations to the holders of Quantum Common Stock under applicable law; or

          (h) By Olsten, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have become a beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of in excess of 50% of the outstanding shares of Quantum Common Stock; or

          (i) By Quantum, if any Majority Holder breaches any of the material terms of the Voting Agreement, or if, prior to the approval of the Olsten Vote Matter by the Olsten Vote, the Voting Agreement is not in full force and effect and enforceable in all material respects against each Majority Holder.

     Section 8.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of a party hereto or their respective directors or officers except for liability of a party (but not its officers or directors) (i) with respect to this Section 8.2, the second, third and fourth sentences of Section 6.4, and Sections 6.10 and 6.11 and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements, in each case, as set forth in this Agreement except as provided in
Section 9.7.

     (b) In the event of a termination of this Agreement as a result of a failure of any conditions set forth in Section 7.2(a) or 7.2(c) hereof, Olsten and its Subsidiaries shall each use their best efforts to use Quantum and its Subsidiaries for the services described in Section 8.2(b) of the Quantum Disclosure Schedule (the "Quantum Services") for a period of two years following the date of such termination, provided that (i) the Quantum Services are competitively priced by Quantum and its Subsidiaries and (ii) the Quantum Services provided by Quantum and its Subsidiaries are and remain at a level of service reasonably satisfactory to Olsten and its Subsidiaries.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at a time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of Olsten and Quantum under the DGCL, no amendment may be made which would require further approval by such stockholders under the DGCL without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except for the agreements set forth in Sections 2.1, 2.2, 6.9, 6.11 through 6.17, 8.2 and 8.3 and Article IX, and the agreements of the Quantum Affiliates and the Olsten Affiliates delivered pursuant to Section
6.7. The Olsten Confidentiality Agreement and the Quantum Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission (electronically confirmed), or upon receipt by registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Olsten:

           Olsten Corporation
           175 Broad Hollow Road
           Melville, New York 11747
           Attn: Mr. Robert A. Fusco
           (516) 844-7800 (telephone)
           (516) 844-7266 (telecopier)
        with copies to:

           Olsten Corporation
           175 Broad Hollow Road
           Melville, New York 11747
           Attn: William P. Costantini, Esq.
           (516) 844-7800 (telephone)
           (516) 844-7266 (telecopier)

                  - and -

           Gordon Altman Butowsky
             Weitzen Shalov & Wein
           114 West 47th Street
           New York, New York 10036
           Attn: Marjorie Sybul Adams, Esq.
           212-626-0861 (telephone)
           212-626-0799 (telecopier)

        (b) if to Quantum:

           Quantum Health Resources, Inc.
           Two Parkwood Crossing
           310 East 96th Street, Suite 500
           Indianapolis, IN 46240
           Attn: Mr. Douglas H. Stickney
           317-580-6830 (telephone)
           317-580-6843 (telecopier)

        with copies to:

           Quantum Health Resources, Inc.
           Two Parkwood Crossing, Suite 500
           310 East 96th Street, Suite 500
           Indianapolis, IN 46240
           Attn: John C. McIlwraith, Esq.
           317-580-6830 (telephone)
           317-580-6843 (telecopier)
                  - and -

           Jones, Day, Reavis & Pogue
           North Point
           901 Lakeside Avenue
           Cleveland, Ohio 44114
           Attn: Lyle G. Ganske, Esq.
           (216) 586-7264 (telephone)
           (216) 579-0212 (telecopier)

     Section 9.3 Interpretation; Certain Definitions. When a reference is made in this agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The term "Material Adverse Effect" shall mean with respect to Olsten or Quantum, as the case may be, any effect on the business of Olsten or Quantum, as the case may be, or any of its Subsidiaries that is, or likely will be (viewed at the time of determination), materially adverse to the business, results of operations, financial condition, assets or liabilities of Olsten or Quantum, as the case may be, and its Subsidiaries, taken as a whole, other than any effect thereon resulting from or related to (i) deterioration in general economic conditions,
(ii) changes or trends in the healthcare industry (such as changes in Medicaid or other governmental programs) or (iii) the matters disclosed on the Quantum Disclosure Schedule. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Any reference to "the knowledge of" Quantum or Olsten, as applicable, shall be deemed to refer to (a) in the case of Olsten, to the actual knowledge of any of its executive officers set forth in Section 9.3 of the Olsten Disclosure Schedule and (b) in the case of Quantum, to the actual knowledge of any of its executive officers set forth in Section 9.3 of the Quantum Disclosure Schedule.

     Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 6.9, 6.12, 6.14, 6.16 and 6.17, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     Section 9.6 Governing Law. This Agreement shall be governed by, and interpreted under, the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to conflicts of law principles.

     Section 9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action makes the Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     Section 9.8 Publicity. The initial press release relating to this Agreement shall be a joint press release mutually satisfactory to the parties, and thereafter Quantum and Olsten shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other and use their reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 9.9 Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.10 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 9.11 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     IN WITNESS WHEREOF, Olsten, Merger Sub and Quantum have caused this Amended and Restated Agreement and Plan of Merger to be executed as of May 1, 1996, by the respective officers thereunto duly authorized.

                                          OLSTEN CORPORATION

                                          By:   /s/  WILLIAM P. COSTANTINI
                                            ------------------------------------
                                              William P. Costantini
                                              Senior Vice President

                                          QHR ACQUISITION CORP.

                                          By:  /s/  WILLIAM P. COSTANTINI
                                            ------------------------------------
                                              William P. Costantini
                                              Senior Vice President

                                          QUANTUM HEALTH RESOURCES, INC.

                                          By:    /s/  DOUGLAS H. STICKNEY
                                            ------------------------------------
                                              Douglas H. Stickney
                                              Chairman, President and
                                              Chief Executive Officer

                                                                       EXHIBIT I

                             CERTIFICATE OF MERGER
                                       OF
                             QHR ACQUISITION CORP.
                                      INTO
                         QUANTUM HEALTH RESOURCES, INC.

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                                                                            STATE OF
                                      NAME                                INCORPORATION
        ----------------------------------------------------------------  -------------
        QUANTUM HEALTH RESOURCES, INC. .................................     Delaware
        QHR ACQUISITION CORP. ..........................................     Delaware

     SECOND: That an agreement of merger between the parties to the merger has been approved, adopted and certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the name of the surviving corporation of the merger is QUANTUM HEALTH RESOURCES, INC.

     FOURTH: That the Certificate of Incorporation of the surviving corporation is amended in its entirety to read as set forth in Exhibit A hereto.

     FIFTH: That the executed agreement of merger is on file at the principal place of business of the surviving corporation, which is QUANTUM HEALTH RESOURCES, INC., Two Parkwood Crossing, 310 East 96th Street, Suite 300, Indianapolis, IN 46240.

     SIXTH: That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, QUANTUM HEALTH RESOURCES, INC. has caused this
certificate to be executed by             , its             , on the
day of             , 1996.

                                          QUANTUM HEALTH RESOURCES, INC.
                                          a Delaware corporation

                                          By:

                                            ------------------------------------

                                                                       EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                         QUANTUM HEALTH RESOURCES, INC.
                            ------------------------

                 FIRST.  The name of this corporation shall be:

                         QUANTUM HEALTH RESOURCES, INC.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is: Three Thousand (3,000) shares with a par value of One Cent ($0.01) per share, amounting to Thirty Dollars ($30.00).

     FIFTH.  The name and address of the incorporator is as follows:

           Pamela L. Simpson
           Corporation Service Company
           1013 Centre Road
           Wilmington, DE 19805

     SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH. A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the Delaware General Corporation Law hereafter is amended to authorize further limitations of the liability of a director of a corporation, then a director of this corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provision of this Article Seventh by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

     EIGHTH. (a) This corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same exists from time to time indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

     (b) In addition, this corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same may exist from time to time to pay such person any and all expenses (including attorneys' fees) incurred in defending or settling any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by this corporation as authorized in this Article.

     (c) Sections (a) and (b) to the contrary notwithstanding, this corporation shall not indemnify any such person with respect to any of the following matters: (i) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or (ii) any accounting of profits made from the purchase or sale by such person of this corporation's securities within the meaning of
Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; or (iv) actions based on or attributable to such person having gained any personal profit or advantage to which he or she was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he or she was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful.

     (d) The rights to indemnification and to the advancement of expenses conferred in this Article Eighth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of this corporation, by agreement, vote of stockholders, or disinterested directors or otherwise.

                                                                         ANNEX B
LOGO

MAY 1, 1996

The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Olsten Corporation ("Olsten") of the consideration to be paid by Olsten pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated May 1, 1996 (the "Merger Agreement"), by and among Olsten, QHR Acquisition Corp., a wholly owned subsidiary of Olsten ("Merger Sub"), and Quantum Health Resources, Inc. ("Quantum"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Quantum (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Quantum (the "Quantum Common Stock") will be converted into the right to receive 0.58 (the "Conversion Number") of a share of the Class B Common Stock, par value $0.10 per share, of Olsten (the "Olsten Class B Common Stock").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Olsten and certain senior officers and other representatives and advisors of Quantum concerning the businesses, operations and prospects of Olsten and Quantum. We examined certain publicly available business and financial information relating to Olsten and Quantum as well as certain financial forecasts and other data for Olsten and Quantum which were provided to or otherwise discussed with us by the respective managements of Olsten and Quantum, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Common Stock, par value $0.10 per share, of Olsten (the "Olsten Common Stock") and Quantum Common Stock; the respective companies' historical and projected earnings and other operating data; and the capitalization and financial condition of Olsten and Quantum. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Olsten and Quantum. We also evaluated the potential pro forma financial impact of the Merger on Olsten. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Olsten and Quantum that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Olsten and Quantum as to the expected future financial performance of Olsten and Quantum and the strategic implications and operational benefits anticipated to result from the Merger. We assumed, with your consent,

The Board of Directors
Olsten Corporation
May 1, 1996

Page 2

that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Olsten and Quantum. We are not expressing any opinion as to what the value of the Olsten Class B Common Stock actually will be when issued to Quantum stockholders pursuant to the Merger, what the value of the Olsten Common Stock into which the Olsten Class B Common Stock is convertible actually will be upon conversion thereof or the prices at which the Olsten Common Stock or Olsten Class B Common Stock will trade or otherwise be transferable subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Olsten or Quantum nor have we made any physical inspection of the properties or assets of Olsten or Quantum. With respect to outstanding litigation and other proceedings involving Quantum, we have assumed and relied, with your consent, upon the judgment of the management of Quantum and its advisors that the outcome of such litigation and proceedings are not expected, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Quantum. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to Olsten in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Olsten and Quantum for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain financial advisory and investment banking services to Olsten unrelated to the proposed Merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Olsten and Quantum. As of March 31, 1996, Travelers Group Inc. and certain of its affiliates held approximately 5.2% of the outstanding shares of Quantum Common Stock.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Olsten in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Conversion Number is fair, from a financial point of view, to Olsten.

Very truly yours,

LOGO
SMITH BARNEY INC.

                                                                         ANNEX C

                                      LOGO

                                                                     May 1, 1996
Board of Directors
Quantum Health Resources, Inc.
Two Parkwood Crossing
310 East 96th Street, Suite 300
Indianapolis, Indiana 46240
Members of the Board:

     We understand that Quantum Health Resources, Inc. (the "Company"), Olsten Corporation ("Olsten") and Acquisition Corp., a newly formed wholly owned subsidiary of Olsten ("MergerSub") have entered into an Agreement and Plan of Merger dated as of May 1, 1996 (the "Agreement") regarding the proposed merger of MergerSub with and into the Company (the "Merger"). The Agreement provides that, upon effectiveness of the Merger, each issued and outstanding share of common stock of the Company will be converted into .58 shares of Class B Common Stock of Olsten (the "Exchange Ratio"), with the Company having the option to terminate the Agreement if the weighted average closing share price of Olsten common stock is below $22.00 per share during the measurement period prior to the Company's stockholder meeting. Pursuant to the Agreement, shares of Olsten's Class B Common Stock to be received by the Company's stockholders in the Merger can be converted, at the Company's stockholders' option, into shares of Olsten's Common Stock at any time following the closing of the Merger. The Agreement further provides that the outstanding employee stock options to purchase common stock of the Company will accelerate and become fully vested and will be assumed by Olsten at the Exchange Ratio. In connection with the Merger, Olsten also will assume approximately $86.3 million of debt of the Company. The terms and conditions of the Merger are set forth in more detail in the Agreement.

     We have acted as financial advisor to the Company in connection with the Merger, and have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed the following; (i) the Agreement and the specific terms of the Merger; (ii) publicly available information concerning the Company and Olsten which we believe to be relevant to our inquiry, including without limitation the Company's Form 10-K for the year ended December 31, 1995 and a draft Form 10-Q for the quarter ended March 31, 1996, and Olsten's Form 10-K for the year ended December 31, 1995 and a draft Form 10-Q for the quarter ended March 31, 1996; (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including without limitation the financial results of the Company for the quarter ended March 31, 1996, which will be publicly disclosed concurrently with the announcement of the Merger;
(iv) financial and operating information with respect to the business, operations and prospects of Olsten furnished to us by Olsten; (v) a trading history of the Company's common stock since its initial public offering in April 1991, and of Olsten's common stock over the last three years, and a comparison of such trading histories with those of other companies that we deemed relevant;
(vi) a comparison of the historical financial results and present financial condition of the Company and Olsten with those of other companies that we deemed relevant; (vii) third party research analysts' quarterly and annual earnings estimates for the Company and Olsten; (viii) the potential pro forma financial effects of the Merger; (ix) a comparison of the financial terms of the Merger with the terms of certain other recent transactions that we deemed relevant and
(x) the results of our previous efforts to solicit indications of interest from third parties with respect to a purchase of the Company. In addition, we have had discussions with the respective managements of the Company and Olsten concerning each company's business, operations, assets, financial condition and prospects and the potential cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses of the Company and Olsten, and undertook such other studies, analyses and investigations as we deemed appropriate for the purposes of the opinion expressed herein.

Quantum Health Resources, Inc.
May 1, 1996
Page 2

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such forecasts in arriving at our opinion. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the forecasts of the Company. We have discussed these adjusted forecasts with the management of the Company and they have agreed with the appropriateness of the use of such adjusted forecasts in performing our analysis. With respect to the financial forecasts of Olsten, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Olsten as to the future financial performance of Olsten and that Olsten will perform in accordance with such forecasts. In arriving at our opinion, we have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Olsten. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company and Olsten for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          /s/ LEHMAN BROTHERS INC.

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof:

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders:

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights or the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address at it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholders within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (c) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Article Ninth of the Registrant's Restated Certificate of Incorporation provides for indemnification of Directors of the Registrant as follows:

          NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     As authorized by Section 145 of the Delaware General Corporation Law,
Article V of the Registrant's By-Laws provides as follows:

          Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding was authorized by the Board.

          Section 2. Right to Advancement of Expenses. This right to indemnification conferred to in Section I of this Article V shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

          Section 3. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or, if serving at the request of the Corporation, as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The Registrant maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant in connection with the performance of their duties. In addition, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among the Registrant, QHR Acquisition Corp. and Quantum Health Resources, Inc. ("Quantum"), the Registrant will maintain in force liability insurance covering the former officers and directors of Quantum in substantially the same form as presently exists.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

    EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
    ------------   ---------------------------------------------------------------------------
         2.1       Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among the Registrant, QHR Acquisition Corp. and Quantum Health
                   Resources, Inc. (attached as Annex A to Joint Proxy Statement and
                   Prospectus and incorporated herein by reference; the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).
         5.1       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
         8.1       Opinion of Jones, Day, Reavis & Pogue with respect to tax matters.
        23.1       Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in
                   Exhibit 5.1).
        23.2       Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1).
        23.3       Consent of Coopers & Lybrand LLP.
        23.4       Consent of Ernst & Young LLP.
        24.1       Power of Attorney (included on signature page to this Registration
                   Statement).
        99.1       Consent of Smith Barney Inc.
        99.2       Consent of Lehman Brothers Inc.
        99.3       Olsten Common Stock Form of Proxy.
        99.4       Olsten Class B Common Stock Form of Proxy.
        99.5       Quantum Common Stock Form of Proxy.
    Exhibit (b)    Not applicable.
    Exhibit (c)    The opinions of Smith Barney Inc. and Lehman Brothers Inc. (attached to the
                   Joint Proxy Statement and Prospectus as Annexes B and C, respectively, and incorporated herein by reference).

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (3) That, every prospectus (i) that is filed pursuant to the paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on May 30, 1996.

                                       OLSTEN CORPORATION

                                            By:    /s/  FRANK N. LIGUORI
                                                   ---------------------------
                                                     FRANK N. LIGUORI,
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank N. Liguori, William P. Costantini and Laurin L. Laderoute, Jr. and each and any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                     TITLE                         DATE
                   ----                                     -----                         ----
              /s/  FRANK N. LIGUORI         Chairman and Chief Executive Officer      May 30, 1996
              ---------------------------   and Director (Principal Executive
              (FRANK N. LIGUORI)            Officer)

              /s/  ANTHONY J. PUGLISI       Senior Vice President-Finance             May 30, 1996
              ---------------------------   (Principal Financial and Accounting
              (ANTHONY J. PUGLISI)          Officer)

              /s/  STUART OLSTEN            Director                                  May 30, 1996
              ---------------------------
              (STUART OLSTEN)

              /s/  ANDREW N. HEINE          Director                                  May 30, 1996
              ---------------------------
              (ANDREW N. HEINE)

               /s/  STUART R. LEVINE        Director                                  May 30, 1996
              ---------------------------
              (STUART R. LEVINE)

               /s/  JOHN M. MAY             Director                                  May 30, 1996
              ---------------------------
              (JOHN M. MAY)

               /s/  MIRIAM OLSTEN           Director                                  May 30, 1996
              ---------------------------
              (MIRIAM OLSTEN)

               /s/  RICHARD J. SHAROFF      Director                                  May 30, 1996
              ---------------------------
              (RICHARD J. SHAROFF)

               /s/  RAYMOND S. TROUBH       Director                                  May 30, 1996
              ---------------------------
              (RAYMOND S. TROUBH)

              /s/  JOSH S. WESTON           Director                                  May 30, 1996
              ---------------------------
              (JOSH S. WESTON)

                                 EXHIBIT INDEX

    EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
    ------------   ---------------------------------------------------------------------------
         2.1       Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among the Registrant, QHR Acquisition Corp. and Quantum Health
                   Resources, Inc. (attached as Annex A to Joint Proxy Statement and
                   Prospectus and incorporated herein by reference; the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).
         5.1       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
         8.1       Opinion of Jones, Day, Reavis & Pogue with respect to tax matters.
        23.1       Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in
                   Exhibit 5.1).
        23.2       Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1).
        23.3       Consent of Coopers & Lybrand LLP.
        23.4       Consent of Ernst & Young LLP.
        24.1       Power of Attorney (included on signature page to this Registration
                   Statement).
        99.1       Consent of Smith Barney Inc.
        99.2       Consent of Lehman Brothers Inc.
        99.3       Olsten Common Stock Form of Proxy.
        99.4       Olsten Class B Common Stock Form of Proxy.
        99.5       Quantum Common Stock Form of Proxy.